Exhibit 2.1

EXECUTION VERSION

Dated as of May 23, 2023

by and

between

SCHENCK PROCESS HOLDING GMBH

and

MILACRON LLC

SHARE PURCHASE AGREEMENT

-i-

-ii-

-iii-

-iv-

-v-

Exhibits

Exhibit A	Form of Carl Schenck License

Exhibit B-1	Heads of Terms for Global Forward License Long-Term Agreement

Exhibit B-2	Heads of Terms for Global Reverse License Long-Term Agreement

Exhibit C	Illustrative Working Capital Schedule

Exhibit D-1	Heads of Terms for Controller Purchase and Development Agreement

Exhibit D-2	Heads of Terms for Analyze Purchase and Development Agreement

Exhibit E	Form of Restrictive Covenant Letter

Exhibit F	Heads of Terms for Supply Long-Term Agreement

Exhibit G	Form of Transition Services Agreement

Exhibit H	Form of Estimated Closing Statement

Exhibit I	Form of Resignation and Release

This SHARE PURCHASE AGREEMENT (this “Agreement”) is dated as of May 23, 2023, by and between Schenck Process Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, registered with the commercial register of the Local Court of Darmstadt under registration number HRB 98232 (the “Seller”), and Milacron LLC, a limited liability company formed under the laws of the State of Delaware, United States of America (the “Purchaser”). The Purchaser and the Seller are each individually referred to herein as a “Party”, and are collectively referred to herein as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Seller owns (i) all of the issued and outstanding capital stock of Schenck Process Holding North America Inc., a corporation incorporated under the laws of Delaware, United States (“Schenck U.S.”), being 38 common shares of $0.01 par value each (the “Schenck U.S. Purchased Shares”), and (ii) the entire issued and unissued share capital of Baker Perkins Holdings Limited, a private limited company incorporated under the laws of England and Wales with registered number 09482158 (“Baker Perkins U.K.”), being 2000 ordinary shares of £1 each (the “Baker Perkins U.K. Purchased Shares”) (each of Schenck U.S. and Baker Perkins U.K. are referred to herein as a “Holding Company” and, together, the “Holding Companies”) (collectively, the Schenck U.S. Purchased Shares and the Baker Perkins U.K. Purchased Shares are referred to herein as the “Purchased Shares”); and

WHEREAS, the Parties desire that, upon the terms and subject to the conditions hereof, the Purchaser (or any Purchaser Designee) will purchase from the Seller, and the Seller will sell to the Purchaser (or any Purchaser Designee), all of the Purchased Shares.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Definitions

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“2021 Financial Information” has the meaning specified in Section 4.03(a).

“2022 Financial Information” has the meaning specified in Section 4.03(a).

“Accounting Firm” has the meaning specified in Section 2.04(c).

“Accounting Principles” means (a) the accounting principles applied in the preparation of the 2022 Financial Information, and (b) to the extent not addressed by clause (a), in accordance with IFRS; provided, however, that in the event that the accounting treatment of any item is specifically prescribed in this Agreement (other than this definition), then such accounting treatment shall prevail over any conflicting accounting treatment that would otherwise be prescribed by this definition.

“Acquired Food Businesses” means any business relating to the development, production or sale or commercialization of mechanical or pneumatic conveying- valve-, volumetric feeding-, filtration-, milling-, mixing-, sifting-, extruding-, depositing-, coating-, forming- and thermal processing-technologies which are designed primarily for use in the food and pet food industries that has been carried out, is being carried out or is to be carried out or engaged in in the U.S., Mexico and Canada.

“Acquired Mining Business” means the business relating to the development, production, sale or commercialization of Raymond® milling technologies that has been carried out, is being carried out or is to be carried out or engaged in in South America (Argentina, Peru, Columbia, Venezuela, Chile, Brazil, Bolivia, Ecuador, Uruguay, Panama, Costa Rica and the Dominican Republic).

“Acquisition” means the purchase and sale of the Purchased Shares as contemplated by this Agreement.

“Action” means any claim, complaint, charge, notice of violation or alleged violation, demand, litigation, action, cause of action, suit, arbitration, grievance, audit, inquiry, investigation or judicial or administrative proceeding, whether at law or in equity, in each case by or before any Governmental Authority or any arbitral body of competent jurisdiction.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided that, solely for purposes of Section 2.03(c), Section 2.10(a), Section 6.02(a), Section 6.04(a), Section 6.04(c), Section 6.12(a), Section 6.18 with respect to the Seller, only BCP, and such Persons who, directly or indirectly, through one or more intermediaries, are Controlled by BCP, shall be deemed an “Affiliate” of the Seller; provided further that, in the event that Seller assigns this Agreement to a Person who, directly or indirectly, Controls BCP, all references to BCP in the foregoing proviso shall be deemed replaced by a reference to such Person to which this Agreement was so assigned; provided further that, with respect to the Seller, any of the portfolio companies (as such term is commonly understood in the private equity industry) (for the avoidance of doubt, other than BCP and such Persons who, directly or indirectly, through one or more intermediaries, are Controlled by BCP) of, or other investments of investment funds, investment vehicles or clients directly or indirectly sponsored or advised by, Blackstone, Inc. shall in no event be deemed an “Affiliate” of the Seller (except under Section 6.16).

“Agreement” has the meaning specified in the Preamble.

“AICPA” means the American Institute of Certified Public Accountants.

“Analyze Purchase and Development Agreement” means that certain Analyze Purchase and Development Agreement, to be entered into at and effective as of the Closing, by and between Schenck Europe and Schenck Process LLC, based substantially on the terms set forth in Exhibit D-2.

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“Ancillary Agreements” means the Transition Services Agreement, the Global Forward License Long-Term Agreement, the Global Reverse License Long-Term Agreement, the Supply Long-Term Agreement, the Carl Schenck License, the Restrictive Covenant Letter, the Controller Purchase and Development Agreement, and the Analyze Purchase and Development Agreement.

“Anti-Corruption Law” means: (a) the FCPA; (b) the UK Bribery Act 2010; (c) any other nation’s Law implementing the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and (d) all other similar Laws concerning or related to bribery or corruption.

“Anti-Money Laundering Law” means any Law concerning or relating to the prevention of money laundering or terrorist financing (and shall include any “Know Your Customer” requirements).

“Antitrust Law” means any domestic or foreign antitrust or competition Law and any other Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Measurement Period” has the meaning set forth in Section 4.18.

“Articles” has the meaning set forth in Section 12.16(a).

“Assets” has the meaning set forth in Section 4.08(a).

“Assumed Benefit Plan” means each Benefit Plan or portion thereof (a) that is a Company Benefit Plan, (b) that the Purchaser has explicitly agreed to assume pursuant to this Agreement or (c) that the Purchaser or any of its Affiliates is required to assume under applicable Law or any applicable Collective Bargaining Agreement.

“Baker Perkins U.K.” has the meaning set forth in the Recitals.

“Baker Perkins U.K. Purchased Shares” has the meaning set forth in the Recitals.

“Base Purchase Price” has the meaning specified in Section 2.02.

“BCP” means BCP Pinot S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, registered with the Trade and Companies Register (Registre de Commerce et des Sociétés) under the registration number B212695.

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) or bonus, stock bonus, equity bonus, stock-based compensation, equity-based compensation, incentive, deferred compensation, profit sharing, disability, employee counseling, employee assistance, employee wellness, pension, retirement or early retirement, supplemental retirement, employment, severance or enhanced redundancy, change in control, retention, termination or other compensation or benefit plan, program, agreement, arrangement or policy, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Seller or any of its Affiliates (including, for clarity, the Holding Companies and the Company Subsidiaries) for the benefit of any Business Employee or Former Business Employees, other than any multiemployer plan (as defined in Section 3(37) of ERISA).

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“Business” means: (a) all business directly relating to the development, production, sale or commercialization of depositing, coating, forming and thermal processing which are designed primarily for use in the food, performance material and chemicals industries (but which, for the avoidance of doubt, may also have utility across other industries except mine sites), as well as related systems; (b) the development, production, sale or commercialization of filters, conveyors (mechanical or pneumatic), mechanical bulk material flow controls, mixers, sifters, extruders, volumetric and gravimetric feeders, mills, mass flow meters, material analyzers, controls, sensors and scales for use in the food, chemical and performance materials industry, as well as related systems; (c) the development, production, sale or commercialization of filters, conveyors (mechanical or pneumatic), mechanical bulk material flow controls, volumetric and gravimetric feeders, mills, mass flow meters, material analyzers and controls which are designed primarily in North America and for use in the infrastructure and energy industries, as well as related systems; (d) certain local sale or commercialization of volumetric and gravimetric feeder, mass flow meters, bulk material flow controls, conveyors, scales, controls and sensors which are designed primarily in Europe and for use in the infrastructure and energy industry, as well as related systems; and (e) to the extent not included in clauses (a) through (d), the Acquired Mining Business and the Acquired Food Business.

“Business Confidential Information” has the meaning set forth in Section 6.03(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Kansas City, Missouri, New York, New York, London, United Kingdom or Frankfurt, Germany.

“Business Employee” means each individual who is employed by any Holding Company or Company Subsidiary or who is listed on Section 1.01(a) of the Seller Disclosure Letter.

“Carl Schenck License” means that certain Template Trademark License Agreement, to be entered into at and effective as of the Closing, by and between Carl Schenck AG and the Purchaser, substantially in the form attached as Annex 1 to that certain Agreement to Grant a Trademark License by and between Carl Schenck AG and Schenck Europe, dated October 22, 2022, and attached hereto as Exhibit A.

“Carl Schenck Marks” means the names, logos or trademarks, service marks, trade names and other indications or origins set forth on Section 1.01(b) of the Seller Disclosure Letter.

“Cash” means, calculated as of the Closing, the aggregate amount of all cash and cash equivalents of the Holding Companies and the Company Subsidiaries as determined and calculated in accordance with the Accounting Principles. Notwithstanding anything herein to the contrary, “Cash” shall be (A) reduced by any issued but uncleared checks, drafts or wire transfers, but only to the extent a corresponding payable has not been included for purposes of measuring Working Capital or otherwise been reflected in Indebtedness; (B) increased by any deposits of cash in transit, but only to the extent a corresponding receivable has not been included for purposes of measuring Working Capital; and (C) reduced by the aggregate amount of all Restricted Cash, in each case of (A) through (C) calculated as of the Closing.

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“Closing” has the meaning specified in Section 2.05.

“Closing Date” has the meaning specified in Section 2.05.

“Closing Statement” has the meaning specified in Section 2.04(a).

“Closing Year Cash Incentive” has the meaning specified in Section 7.07.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreements” has the meaning specified in Section 4.10(d).

“Company Benefit Plan” means each Benefit Plan maintained or sponsored solely by a Holding Company or a Company Subsidiary.

“Company Continuing Employee” means each employee employed by any of the Holding Companies or Company Subsidiaries immediately prior to the Closing and who remains employed by the Purchaser or its Affiliates (including, following Closing, any of the Holding Companies or Company Subsidiaries) immediately after the Closing.

“Company Cooperation Parties” has the meaning set forth in Section 6.13(c).

“Company Insurance Policies” has the meaning set forth in Section 4.22(a).

“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by any of the Holding Companies or Company Subsidiaries.

“Company IT Systems” has the meaning set forth in Section 4.13(i).

“Company Source Code” has the meaning set forth in Section 4.13(h).

“Company Subsidiaries” means any direct or indirect Subsidiary of any of the Holding Companies.

“Competing Transaction” has the meaning set forth in Section 6.16(a).

“Confidentiality Agreement” has the meaning specified in Section 6.03(a).

“Consent” means any consent, approval or waiver of any Person and, with respect to Governmental Authorities, shall also include any exemption or order of, registration or filing with, or report or notice to, any Governmental Authority.

“Contract” means any legally binding contract, subcontract, agreement, note, lease or sublease, license, instrument, concession, indenture, mortgage, bond, guarantee, indemnity, joint venture agreement, promissory note, undertaking or evidence of indebtedness, in each case whether written or oral and, in each case, shall include all schedules, annexes, exhibits, appendices and other attachments thereto.

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“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Controlled Substances Laws” means all Laws relating to the control, regulation and enforcement of any controlled substance identified in the Controlled Substances Act of 1970 (21 U.S.C. Section 801 et seq.), as well as 21 U.S.C. Section 863.

“Controller Purchase and Development Agreement” means that certain Controller Purchase and Development Agreement, to be entered into at and effective as of the Closing, by and between Schenck Europe and Schenck Process LLC, based substantially on the terms set forth in Exhibit D-1.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, mutations (or antigenic shift) or variants thereof or related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

“COVID-19 Measure” means any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester, return to work, employment, human resources or similar Law, Governmental Order, directive, guidelines or recommendations in each case promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act and the Families First Act and including, in each case, any changes in any such Law, Governmental Order, directive, guidelines or recommendations.

“Current Assets” means those items comprising the line items identified as current assets of the Holding Companies and the Company Subsidiaries in the Illustrative Working Capital Schedule (giving effect to any exclusions therefrom specifically identified on such Illustrative Working Capital Schedule), and calculated in accordance with the Accounting Principles, and excluding, for the avoidance of doubt, (a) Cash and (b) deferred Tax assets and income Tax assets.

“Current Liabilities” means those items comprising the line items identified as current liabilities of the Holding Companies and the Company Subsidiaries in the Illustrative Working Capital Schedule (giving effect to any exclusions therefrom specifically identified on such Illustrative Working Capital Schedule), and calculated in accordance with the Accounting Principles, and excluding, for the avoidance of doubt, (a) contingent or uncertain liabilities for income Taxes, (b) deferred Tax liabilities and income Tax liabilities and (c) the current portion of long-term debt and any other Indebtedness, in each case to the extent included in the calculation of Indebtedness.

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“Cybersecurity Incident” means any ransomware or malware attack, denial-of-service attack, breach of information technology or any stored information, unauthorized access to any IT Equipment or other similar event that has an actual effect on the IT Equipment of, or Personal Information owned and controlled by, the Business, Holding Companies or Company Subsidiaries.

“D&O Indemnitees” has the meaning specified in Section 6.15(a).

“D&O Tail Policy” has the meaning specified in Section 6.15(b).

“Debt Financing” has the meaning specified in Section 6.13(a).

“Debt Financing Sources” means, in their respective capacities as such, the lenders, agents and arrangers of any Debt Financing in connection with the transactions contemplated hereby, including the parties to any commitment letters, indentures, engagement letters, joinder agreements, or credit agreements entered into pursuant thereto or relating thereto and their successors and permitted assigns.

“Deloitte” has the meaning specified in Section 8.08(a).

“Disagreement Notice” has the meaning specified in Section 2.04(b).

“Disputed Items” has the meaning specified in Section 2.04(c).

“ECCN” has the meaning specified in Section 4.06(d).

“Employee Census” has the meaning specified in Section 4.10(a).

“Employee Representative” has the meaning specified in Section 4.10(d).

“English Company” means each of, and collectively, (a) Baker Perkins Holdings Limited (company number: 09482158); (b) Baker Perkins Limited (company number: 05708493); and (c) Process Components Limited (company number: 06916722).

“Environmental Laws” means any Law pertaining to pollution or the protection of the environment, natural resources, wildlife or worker or public health and safety as it relates to any Hazardous Materials, including Laws relating to the registration, manufacture, use, storage, transportation, disposal, distribution, Release, recordkeeping, labeling and disclosure of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.17(a).

“Equity Interest” means, with respect to any Person that is not an individual, as applicable: (a) any share, capital stock, partnership, limited liability company, member or other equity interest in such Person; (b) any option, warrant, right or other Contract, directly or indirectly, to subscribe for or to purchase any of equity interests referred to in clause (a); (c) any security or other instrument, directly or indirectly, convertible, exercisable or exchangeable therefor or with any profit participation features with respect to such Person; or (d) any share appreciation rights, phantom share rights or other similar rights with respect to such Person.

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“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which is considered a single employer with any of the Holding Companies or the Company Subsidiaries under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Estimated Cash” has the meaning specified in Section 2.03(b).

“Estimated Closing Statement” has the meaning specified in Section 2.03(b).

“Estimated Indebtedness” has the meaning specified in Section 2.03(b).

“Estimated Purchase Price” has the meaning specified in Section 2.03(a).

“Estimated Working Capital” has the meaning specified in Section 2.03(b).

“Estimated Working Capital Overage” has the meaning specified in Section 2.03(b).

“Estimated Working Capital Underage” has the meaning specified in Section 2.03(b).

“Excess Cash” means the sum of: (a) all Cash held in Brazil in excess of $2,000,000, (b) Cash held in Thailand in excess of $5,500,000 and (c) all Cash in excess of $25,000,000; provided that, for purposes of clauses (a) and (b) (but not for purposes of clause (c)) of this definition of Excess Cash only, “Cash” shall include any outstanding accounts, loans, notes and similar items owed to (A) a Company Subsidiary domiciled in Brazil or Thailand, as applicable, by any (B) Holding Company or other Company Subsidiary; and provided further that in no event shall any accounts, loans, notes or similar items in respect of trade (due from any Holding Company, Company Subsidiary or other Person) be deemed Cash for purposes of this definition.

“Excluded Business” means other than the Business, (a) any businesses, operations or activities by or through any Person that is not a Holding Company or Company Subsidiary, (b) certain local sale or commercialization of volumetric and gravimetric feeder, mass flow meters, bulk material flow controls, pneumatic conveying conveyors, scales, controls and sensors which are designed primarily in Europe and for use in the infrastructure and energy industry, as well as related systems by the Seller and its Affiliates, (c) the mining business, being development, production, sale or commercialization of processing and loading technologies for iron ores and non-ferrous metals for use in the mining industry, as well as related systems, (d) the plastic and chemicals business for feeders in Europe, India and China and (e) any transactions under or contemplated by the Mining SAPA or that certain Asset Purchase Agreement, by and between the Seller and Schenck Process Europe GmbH, dated as of December 16, 2022 (the “I&E Asset Purchase Agreement”).

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“Excluded Information” means (a) financial statements of the Business other than the historical financial statements set forth in Section 6.18(a)-(d), (b) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), (c) description of all or any portion of the Debt Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A, (d) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (e) other historical financial statements or other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X; any compensation discussion and analysis or other information required by Item 402 of Regulation S-K; any information required by Items 10 through 14 of Form 10-K; or any information required by Items 10 or 601 of Regulation S-K, (f) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A, (g) financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year ended December 31, 2022, (h) financial information that the Seller or its Affiliates does not maintain in the ordinary course of business or (i) other information that is not available to the Seller or its Affiliates without undue effort or expense. Notwithstanding anything to the contrary contained in this definition or otherwise contained in this Agreement, Excluded Information shall not include the GAAP Financial Statements and other requirements the Seller is obligated to deliver pursuant to set forth in this definition shall limit the obligations of the Seller set forth in Section 6.18.

“Ex-Im Laws” has the meaning specified in Section 4.06(c).

“Factoring Arrangements” means the HSBC Factoring Agreement.

“Final Determination Date” has the meaning specified in Section 2.04(d).

“Financial Information” has the meaning specified in Section 4.03(a).

“Former Business Employee” means each individual who was an employee of any of the Holding Companies or Company Subsidiaries as of immediately prior to such individual’s termination of employment and whose employment terminated prior to the Closing, excluding any individual whose employment was transferred from a Holding Company or Company Subsidiary to Sandvik Aktiebolag or any of its Affiliates in connection with the transactions contemplated by the Mining SAPA.

“Fraud” means actual and intentional fraud by a Party with respect to the making of its representations and warranties expressly set forth in this Agreement or in any certificates to be delivered at Closing pursuant to Article IX; provided, that such actual and intentional fraud of such Party shall be deemed to exist only if (a) such Party had actual knowledge or, with respect to the Seller, Knowledge, when such Party made the applicable representation or warranty that such representation or warranty was inaccurate when made; (b) such Party made such representation or warranty with the intent to induce the other Party to take action or inaction in reliance thereon; and (c) such other Party reasonably relied on such representation or warranty and suffered actual Losses as a result.

“GAAP” means generally accepted accounting principles in the United States.

“GAAP Financial Statements” has the meaning specified in Section 6.18.

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“Global Forward License Long-Term Agreement” means the Global Forward License Long-Term Agreement, to be entered into at and effective as of the Closing, by and between Schenck Europe, as licensor, and the Purchaser or one of its Affiliates (including one of the Holding Companies or Company Subsidiaries), as licensee, based substantially on the terms set forth in Exhibit B-1.

“Global Reverse License Long-Term Agreement” means the Global Reverse License Long-Term Agreement, to be entered into at and effective as of the Closing, by and between Purchaser or one of its Affiliates (including one of the Holding Companies or Company Subsidiaries), as licensor, and Schenck Europe, as licensee, based substantially on the terms set forth in Exhibit B-2.

“Governing Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, shareholders agreement or documents of similar substance (including with respect to voting rights, governing matters or restriction on transfer of securities), (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance (including with respect to voting rights, governing matters or restriction on transfer of securities), (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance (including with respect to voting rights, governing matters or restriction on transfer of securities), and (d) with respect to any other entity (including a trust), governing or organizational documents of similar substance to any of the foregoing (including with respect to voting rights, governing matters or restriction on transfer of securities), in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Governmental Authority” means any (a) nation or government, any state, regional, local, municipal, provincial or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory, tribunal, taxing, licensing or administrative functions of government (including any body, court, tribunal, commission, board, bureau or other authority thereof), including any department, ministry, instrumentality, agency, commission or body thereof, or (b) non-governmental body or quasi-governmental exercising any executive, legislative, judicial, regulatory, tribunal, taxing, administrative, police, regulatory, importing or other governmental or quasi-governmental authority of competent jurisdiction.

“Governmental Order” means any decision, ruling, order, writ, judgment, injunction, decree, determination, award, verdict, assessment or subpoena entered, issued, made or rendered by any Governmental Authority, and whether temporary, preliminary, permanent, final, binding or appealable.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, radon, asbestos or asbestos-containing materials in any form, lead-based paint, urea formaldehyde foam insulation, polychlorinated biphenyls, or per- and polyfluoroalkyl substances; (b) any chemicals, materials, substances, compounds, mixtures, products or byproducts, or wastes that are defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import under any Environmental Law; or (c) any other chemical, material, waste or substance that is regulated or for which Liability or standards of conduct can be imposed under any Environmental Law.

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“Holding Company” and “Holding Companies” has the meaning set forth in the Recitals.

“Holding Company Group Balance” means all outstanding accounts, loans, notes and similar items (including interest accrued thereon, any other unpaid financing charges accrued thereon, and dividends declared or payable but not paid) owed by any of the Holding Companies or Company Subsidiaries to any Holding Company or Company Subsidiary.

“HSBC Factoring Agreement” means that certain Receivables Purchase Agreement, dated March 29, 2014, by and between HSBC Bank USA, N.A./Commercial Services and Schenck Process LLC.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IC Balance Settlement” has the meaning specified in Section 2.08(a).

“IFRS” means the international financial reporting standards, as in effect from time to time.

“Illustrative Working Capital Schedule” means the illustrative example calculation of Working Capital set forth in Exhibit C.

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“Indebtedness” means the total of: (I) calculated as of the Closing, with respect to any of the Business, the Holding Companies or Company Subsidiaries, whether or not included as indebtedness or liabilities in accordance with IFRS, the aggregate amount of (without duplication) (for clarity, as used in this definition the “Business” shall be a “Person”), all of: (a) any obligations of such Person for borrowed money; (b) any obligations of such Person evidenced by a credit agreement, bond, note, debenture, indenture, loan agreement, debt security, sale and leaseback agreement, mortgage, pledge, deed of trust, conditional sale or title retention agreement, security agreement, equipment financing arrangement or any similar agreements and instruments; (c) any obligations of such Person evidenced by any letters of credit (including standby and commercial), surety bonds or bank guarantees, in each case, only to the extent drawn or called, whether issued or created by, or for the account of, such Person; (d) any obligations of such Person under Contracts creating an obligation with respect to the deferred purchase price of, or contingent payment for, businesses, property, services, securities or other assets, contingent or otherwise, including all “earn-out”, “seller notes,” contingent purchase price or similar performance-based payment obligations (in each case, solely to the extent earned or accrued, as determined in accordance with the Accounting Principles); (e) any obligations of such Person under leases that are capitalized leases or financing leases; (f) (A) any net obligations of such Person in respect of any interest rate, currency, derivative or commodity swap, collar, cap, hedge, futures Contract, forward Contract, option or other similar instrument in each case set forth on Section 2.07(a)(v) of the Seller Disclosure Letter and (B) any obligations of such Person in respect of any interest rate, currency, derivative or commodity swap, collar, cap, hedge, futures Contract, forward Contract, option or other similar instrument, other than those set forth on Section 2.07(a)(v) of the Seller Disclosure Letter; (g) any obligations secured by a Lien on such Person’s assets or properties, whether or not the obligations secured thereby have been assumed by such Person or are limited recourse; (h) any obligations of such Person for unfunded Liabilities relating to any employee benefit plan that is a defined benefit plan (as defined in ERISA Section 3(35)) or Pension Scheme and all unfunded obligations under any deferred compensation plan payable by such Person, in each case, together with any applicable employer portion of payroll Taxes related thereto; (i) any obligations (including payroll Tax obligations) of such Person deferred under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act or similar programs, or any loan under the Paycheck Protection Program established by the Coronavirus Aid, Relief and Economic Security (CARES) Act and any loan forgiveness obtained under the Paycheck Protection Program that is required to be returned pursuant to the terms of the program; (j) any principal, accrued or unpaid interest, premiums, penalties, per diems, breakages, “make whole amounts,” prepayment penalties, commitments or other fees, costs or expenses payable in connection with any of the foregoing that would be payable in connection with the payment, prepayment or repayment of any of the foregoing; (k) any obligations of such Person for outstanding severance obligations together with any applicable employer portion of payroll Taxes related thereto; (l) any obligations of such Person to guarantee any of the foregoing types of obligations on behalf of any other Person; (m) any amounts received by such Person in satisfaction of accounts receivable which are subject to the HSBC Factoring Agreement and an obligation to remit such amount to HSBC Bank USA, N.A./Commercial Services to the extent not so remitted to HSBC Bank USA, N.A./Commercial Services; provided that such “Indebtedness” shall in no event include (x) any intercompany amounts exclusively owed by any Holding Company or Company Subsidiary, on the one hand, to another Holding Company or Company Subsidiary, on the other hand, (y) any amount that is included in the determination of Working Capital or (z) any item listed on Section 1.01(c) of the Seller Disclosure Letter; plus (II) without double counting of any item in (I) above, (a) the Pre-Closing Tax Amount; (b) the Pre-Closing Claimed R&E Credit Amount; and (c) Transaction Expenses, minus (III) an amount of $4,700,000.

“Independent Contractor Census” has the meaning set forth in Section 4.10(c).

“Insolvency Proceeding” means, with respect to any Person, any corporate action, Action or other procedure or step taken in any jurisdiction in relation to: (a) the suspension of payments, a moratorium of any indebtedness, winding-up, bankruptcy, liquidation, dissolution, administration, receivership, administrative receivership, judicial composition or reorganization (by way of voluntary arrangement, scheme or otherwise) of such Person under Title 11 of the United States Code, (b) a composition, conciliation, compromise or arrangement with the creditors generally or an assignment by such Person of its assets for the benefit of its creditors generally or such Person becoming subject to a distribution of its assets, (c) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of such Person or of such Person’s assets, (d) any procedure or step in any jurisdiction analogous to those set out in the preceding sub-paragraphs (a) to (c) hereof.

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“Intellectual Property” means all worldwide right, title and interest associated with or arising out of any intellectual property, including any and all rights in: (a) patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions and re-examinations thereof (“Patents”); (b) trademarks, service marks, trade names and other indications of origin, domain names and social media addresses and handles and all registrations and applications for registration thereof, together with the goodwill associated therewith (“Trademarks”); (c) copyrights and copyrightable works, and all database and design rights, whether or not registered or published, corresponding rights in works of authorship and all registrations and applications for registration thereof (“Copyrights”); and (d) trade secrets and rights in confidential or proprietary information, ideas, formulas, processes, systems and know-how (“Trade Secrets”).

“Intra-Group Non-Trade Payables” means all outstanding accounts, loans, notes and similar items (including interest accrued thereon, any other unpaid financing charges accrued thereon, and dividends declared or payable but not paid) owed by any of the Holding Companies or Company Subsidiaries to Seller or any of its Affiliates (other than any of the Holding Companies or Company Subsidiaries); provided, however, that “Intra-Group Non-Trade Payables” shall not include any Intra-Group Trading Balances.

“Intra-Group Non-Trade Receivables” means all outstanding accounts, loans, notes and similar items (including interest accrued thereon, any other unpaid financing charges accrued thereon, and dividends declared or payable but not paid) owed by the Seller or any of its Affiliates (other than any of the Holding Companies or Company Subsidiaries) to any of the Holding Companies or Company Subsidiaries; provided, however, that “Intra-Group Non-Trade Receivables” shall not include any Intra-Group Trading Balances.

“Intra-Group Trading Balances” means all outstanding accounts, loans, notes and similar items (including interest accrued and any other unpaid financing charges accrued thereon) in respect of trade, between Seller or any of its Affiliates (other than any of the Holding Companies or Company Subsidiaries) on the one hand, and any of the Holding Companies or Company Subsidiaries on the other hand, incurred in connection with the Contracts set forth in Section 2.08(c) of the Seller Disclosure Letter.

“IT Equipment” means computers and computer systems (including personal computers), communications systems, software and hardware (including firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), fixtures, machinery and telecommunications, manufacturing and other equipment, excluding in all cases any Intellectual Property covering, embodied in or connected to any of the foregoing.

“Knowledge of the Seller” or “Seller’s Knowledge” means the actual knowledge, following reasonable inquiry by the applicable individual to such individual’s direct report(s), of the individuals listed in Section 1.01(d) of the Seller Disclosure Letter as of the date of this Agreement.

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“Law” means any law, common law, ordinance, decree, executive order, sanctions, export controls, regulation, statute, code, rule or directive of or by any Governmental Authority, including any Governmental Order or Permit.

“Leased Real Property” has the meaning specified in Section 4.09(a).

“Liability” or “Liabilities” means any debts, losses, expenses, damages, fines, costs, expenses, penalties, claims, settlements, royalties, deficiencies, indebtedness, liabilities or obligations of any kind or nature, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, asserted or unasserted, liquidated or unliquidated, due or to become due, whether direct, indirect or consequential and whether or not resulting from third-party claims or actions, including any liability for Taxes.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien, charge, set-off, claim, option, judgment, assessment, easement, right-of-way, title matter, purchase right or option, lease, license, right of first refusal, right of first offer, preemptive right, conditional sale agreement or other similar restriction of any kind, or any Contract to give, make or create any of the foregoing.

“Listed Intellectual Property” has the meaning set forth in Section 4.13(a).

“Lookback Date” means December 31, 2019.

“Loss” or “Losses” means all Liabilities, Taxes and any other losses, liabilities, damages, judgments, awards, assessments, interest, fines, penalties, settlements, arbitration awards, lost profits and diminutions of value and costs and expenses (including costs and expenses of investigations and costs, fees and disbursements of counsel and other professionals, including actuaries and accountants).

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“Material Adverse Effect” means an event, change, occurrence, circumstance, development or effect that, individually or taken together with any other event, change, occurrence, circumstance, development or effect, (a) that has a material adverse effect on the Business, taken as a whole, or the business, results of operations or condition (financial or otherwise) of the Holding Companies and the Company Subsidiaries, taken as a whole, but shall not include any event, change, occurrence, circumstance, development or effect arising out of or resulting from: (i) the announcement or pendency of this Agreement (including the identity of the Purchaser) or the announcement or pendency of the transactions contemplated hereby, including the impact thereof on the relationships of the Holding Companies or any of the Company Subsidiaries or the Business with employees, labor unions, works councils, financing sources, customers, suppliers, Governmental Authorities or other business relationships; (ii) the economic, business or regulatory environment generally affecting the industries in which the Holding Companies and the Company Subsidiaries or the Business operate or other general business, financial or market conditions; (iii) general domestic, foreign or global political conditions and general capital and credit markets conditions (including general interest rates, exchange rates and inflation, tariffs, sanctions and trade wars); (iv) any act of civil unrest, civil disobedience, protests, public demonstrations, insurrection, terrorism, war, cyberterrorism, military activity or national or international calamity, including an outbreak or escalation of hostilities involving any Governmental Authority or the declaration by any Governmental Authority of a national emergency or war, or any worsening of any such conditions; (v) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions or other similar force majeure events in the United States or any other country or region in the world (or any escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities thereto); (vi) pandemics (including the COVID-19 pandemic), epidemics or contagious disease outbreaks (or any escalation or worsening of any such events or occurrences), including, in each case, the response of Governmental Authorities thereto (including COVID-19 Measures); (vii) any stoppage or shutdown of any Governmental Authority (including any default by a Governmental Authority or delays in payments or delays or failures to act by any Governmental Authority), or any continuation of any such stoppage or shutdown; (viii) any change in, or change in the interpretation of, any applicable Law (including any applicable COVID-19 Measures) or IFRS or any other applicable accounting principles or standards; (ix) the failure of the Business to meet internal expectations or projections, forecasts, guidance, estimates or budgets (provided, however, that this clause (ix) shall not be construed as implying that the Seller is making any representation or warranty hereunder with respect to any internal expectations or projections, forecasts, guidance, estimates or budgets, provided that this clause (ix) shall not prevent or otherwise affect a determination that any event, change, occurrence, circumstance, development or effect underlying such failure, has a Material Adverse Effect); or (x) any action taken by the Seller or any of its Subsidiaries at the express written direction of the Purchaser after the date of this Agreement; except that any event, change, occurrence, circumstance, development or effect resulting from the matters described in clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii) may be taken into account to the extent such event, change, occurrence, circumstance, development or effect has a disproportionate effect on the Business, the Holding Companies or the Company Subsidiaries, taken as a whole, relative to other companies or businesses in the industries in which the Business operates; or (b) would or would reasonably be expected to prevent or materially delay or impair the consummation of the Acquisition or the other transactions contemplated by this Agreement.

“Material Contract” has the meaning specified in Section 4.12(a).

“Material Jurisdiction” has the meaning specified in Section 4.11(a).

“Mining SAPA” means that certain Multi-Jurisdictional Share and Assets Sale and Purchase Agreement, dated May 7, 2022, by and between Seller and Sandvik Aktiebolag, as amended by the Mining SAPA Amendments, and together with the Mining Ancillary Agreements.

“Mining SAPA Amendments” means, collectively, (i) that certain Deed of Amendment, dated October 31, 2022, by and among the Seller and Sandvik Aktiebolag, (ii) that certain Side Letter, dated April 13, 2023, by and among Schenck Process Equipamentos Industriais Ltda and Schenck Process FCP Equipamentos Ltda and (iii) that certain Second Deed of Amendment, dated May 2, 2023, by and among Seller and certain of its Affiliates, on one hand, and Sandvik Aktiebolag and certain of its Affiliates, on the other hand.

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“Mining Ancillary Agreements” means, collectively, (i) that certain Deed of Amendment, dated October 31, 2022, by and between the Seller and Sandvik Aktiebolag, (ii) that certain Side Letter, dated April 13, 2023, by and between Schenck Process Equipamentos Industriais Ltda and Schenck Process FCP Equipamentos Ltda and (iii) that certain Second Deed of Amendment, dated May 2, 2023, by and among Seller and certain of its Affiliates, on one hand, and Sandvik Aktiebolag and certain of its Affiliates, on the other hand.

“Most Recent Financial Information” has the meaning specified in Section 4.03(e).

“Occurrence-Based Policies” has the meaning specified in Section 6.05.

“Open Source Software” has the meaning set forth in Section 4.13(h).

“Ordinary Course of Business” means, with respect to any specified Person or the Business, the ordinary course of business of such Person or the Business, as the case may be.

“Outside Date” has the meaning specified in Section 11.01(b).

“Overhead and Shared Services” means all ancillary corporate or shared services provided by the Seller and its Affiliates (other than the Holding Companies and the Company Subsidiaries) to or in support of the Holding Companies, the Company Subsidiaries or the Business that are general corporate or other overhead services or provided to the Holding Companies, the Company Subsidiaries or the Business and other businesses of the Seller and its other Affiliates, in each case including services relating to the provision of access to information, operating and reporting systems and databases and all hardware and Software used in connection therewith; provided, however, that the foregoing shall not in any way limit the Seller’s and its Affiliates’ obligations under the Ancillary Agreements.

“Owned Real Property” has the meaning specified in Section 4.09(b).

“Party” and “Parties” has the meaning specified in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Scheme” means any pension or retirement scheme (including any early retirement pension rights), employee jubilee or anniversary scheme or death or invalidity (other than statutory pension rights) scheme to which the Seller or any of its Affiliates is bound in relation to any Business Employee or Former Business Employee (or any beneficiaries or dependents thereof).

“Permits” means any consent, approval, authorization, order, certificate, license, registration, exemption, registration or permit issued by any Governmental Authority.

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“Permitted Liens” means the following Liens: (a) Liens for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which an adequate reserve has been established and reflected in the Most Recent Financial Information; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law and arising in the Ordinary Course of Business that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) Liens on Real Property that do not materially affect the current use, value or current operation (in each case, as currently used); (d) zoning, entitlement, building and land use regulations, customary covenants and conditions, defects of title, easements, encroachments, rights-of-way, restrictions and other similar charges or encumbrances, in each case that do not adversely affect in any material respect, individually or in the aggregate, the current use of the Real Property; (e) Liens arising in the Ordinary Course of Business under statutory worker’s compensation, unemployment insurance, social security, retirement and similar legislation and that relate to obligations as to which there is no default on the part of the Business, the Holding Companies or the Company Subsidiaries; (f) licenses or other grants of rights to Intellectual Property in the Ordinary Course of Business; (g) purchase money Liens and Liens securing rental payments under equipment or capital lease arrangements entered into in the Ordinary Course of Business; (h) Liens that will be released prior to or as of the Closing; and (i) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity, including any Governmental Authority.

“Personal Data Breach” has the meaning given in applicable Privacy Laws.

“Personal Information” means any information relating to an identified or identifiable natural person, including any sensitive personal information, sensitive financial information of an individual and any other special categories of personal information or is otherwise considered “personal data,” “personally identifiable information,” or similar information protected under applicable Privacy Laws.

“Post-Closing Seller Parties” has the meaning set forth in Section 12.14(a).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and any portion of a Straddle Period attributable to any period after the Closing.

“Pre-Closing Claimed R&E Credit Amount” means the aggregate net reduction in actual cash Taxes paid (determined on a with and without basis) resulting from utilizing the R&E Credits on U.S. federal income Tax Returns of Schenck U.S. and its Subsidiaries filed prior to the Closing for a Pre-Closing Tax Period ending on or after December 31, 2018.

“Post-Closing Claimed R&E Credit Amount” means any increase in the Pre-Closing Tax Amount that results from the application of clause (d) of the definition of “Pre-Closing Tax Amount” (as reflected on the Closing Statement as finally determined).

“Pre-Closing Period” has the meaning specified in Section 6.01(a).

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“Pre-Closing Tax Amount” means the aggregate amount of all liabilities for unpaid income and withholding Taxes of the Business or any of the Holding Companies or Company Subsidiaries for any Pre-Closing Tax Period (or portion thereof) for which a Tax Return has not been filed prior to the Closing Date (other than any Tax Return with respect to estimated Taxes) and shall include, without limitation of the generality of the foregoing, any such Taxes in connection with (i) the Excluded Business, (ii) the purchase or sale or other acquisition or disposition (by Contract or otherwise) by any of the Holding Companies or Company Subsidiaries prior to the Closing of any entities or assets related to the Business or the Excluded Business, (iii) any sale, purchase, disposition, acquisition, distribution, restructuring or other similar transaction by any of the Holding Companies or Company Subsidiaries related to the Business or the Excluded Business and (iv) any transaction in connection with the IC Balance Settlement. The Pre-Closing Tax Amount shall be determined (a) taking into account applicable estimated income Tax payments made by any of the Holding Companies or Company Subsidiaries prior to Closing and any applicable income Tax refunds or overpayments, (b) as though the applicable taxable period of any of the Holding Companies or Company Subsidiaries closes as of the end of the Closing Date regardless of whether such treatment is prescribed by applicable Law, but excluding any items arising from transactions not in the ordinary course after Closing undertaken at the direction of Purchaser, (c) separately on a jurisdiction-by-jurisdiction basis and (d) without taking into account the amount of any R&E Credits available to be applied against the Tax liability (as determined in accordance with Section 8.08(b)). For the avoidance of doubt, the amount determined with respect to any jurisdiction, taking into account the amount of any R&E Credits available to be applied against the Tax liability (as determined in accordance with Section 8.08(b)), shall not be a negative number, and the Pre-Closing Tax Amount, taking into account the amount of any R&E Credits available to be applied against the Tax liability (as determined in accordance with Section 8.08(b)), shall not be a negative number.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and any portion of a Straddle Period attributable to any period before the Closing.

“Privacy Laws” means, as applicable, (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC) (as amended by Directive 2009/136); (b) the General Data Protection Regulation (2016/679); (c) the UK General Data Protection Regulation as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (as amended) (EU Exit) Regulations 2019; and (d) any other data protection and privacy Laws, including any legally binding guidance and codes of practice relating to the use, confidentiality, processing, protection or transfer of Personal Information.

“Process” (and its cognates) has the meaning given in applicable Privacy Laws.

“Process Agent” has the meaning specified in Section 12.10(c).

“Products” has the meaning set forth in Section 4.24(a).

“Purchase Price” has the meaning specified in Section 2.02

“Purchased Shares” has the meaning specified in the Recitals.

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Benefit Plans” has the meaning specified in Section 7.05.

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“Purchaser Designee” means any Affiliate of Purchaser that is wholly-owned by Purchaser or another Affiliate of Purchaser in each case designated by Purchaser to Seller at least five (5) Business Days prior to the Closing Date.

“Purchaser Parent” means Hillenbrand, Inc., an Indiana corporation and ultimate parent of the Purchaser.

“Purchaser Parties” means the Purchaser, the Purchaser’s Affiliates that are or will be parties to the Ancillary Agreements.

“Purchaser Welfare Benefit Plans” has the meaning specified in Section 7.06.

“Purchaser’s Fundamental Representations” means the representations and warranties made by Purchaser in Section 5.01, Section 5.02, Section 5.03(i), Section 5.05 and Section 5.07.

“R&E Credits” means the credit against U.S. federal income tax determined under Section 41 of the Code and arising in or with respect to a Pre-Closing Tax Period of the Holding Companies or any Company Subsidiary.

“R&W Insurance Policy” has the meaning specified in Section 5.06.

“R&W Waiver” has the meaning specified in Section 6.09.

“Real Property” has the meaning specified in Section 4.09(b).

“Real Property Leases” has the meaning specified in Section 4.09(a).

“Related Person” means, with respect to any Person, (a) any officer, director, manager, shareholder, member, owner or controlling Person of such Person, and (b) any Affiliate of such Person or of the Persons in clause (a).

“Related Person Arrangements” means any Contract or other transaction (other than Overhead and Shared Services) between or among, on the one hand, the Seller or any of its Related Persons (other than the Holding Companies or the Company Subsidiaries), and, on the other hand, any of the Holding Companies or the Company Subsidiaries.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Release Documents” has the meaning specified in Section 2.07(a)(v).

“Released Purchaser Person” has the meaning specified in Section 12.17.

“Released Seller Person” has the meaning specified in Section 12.17.

“Releasing Purchaser Person” has the meaning specified in Section 12.17.

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“Releasing Seller Person” has the meaning specified in Section 12.17.

“Representatives” means the directors, officers, employees, investment bankers, consultants, attorneys, agents, accountants and other advisors and representatives of a Person.

“Restricted Cash” means any and all (a) cash and cash equivalents held as security deposits or collateral, (b) cash and cash equivalents in reserve or escrow accounts, (c) cash and cash equivalents derived or proceeds from sales of technologies that could reasonably be used in the development, design, production or manufacturing of cannabis-infused edible products (including the Infusent brand or otherwise) (this subclause (c), “Specified Type of Cash”) (provided, however, in the case of this subclause (c), any such Specified Cash (that is otherwise Cash) deposited in the account [REDACTED] held by Baker Perkins, Inc. with [REDACTED] (the “Identified Bank Account”) for an amount up to $2,200,000 shall not be deemed Restricted Cash for purposes of this subclause (c)) and (d) Excess Cash; provided that cash and cash equivalents used as collateral for letters of credit (including standby and commercial), surety bonds or bank guarantees shall only be deemed Restricted Cash if both: (x) the underlying agreement is not listed on Section 1.01(e) of the Seller Disclosure Letter and (y) to the extent such cash and cash equivalents cannot be released upon the provision of reasonably acceptable replacement credit support (excluding cash collateral) by or on behalf of the Purchaser or any of its Affiliates on or after Closing.

“Restrictive Covenant Letter” means the restrictive covenant letter to be entered into at and effective as of the Closing, by and between the Holding Companies and the Seller, substantially in the form attached hereto as Exhibit E.

“Retained Benefit Plans” has the meaning specified in Section 7.02(a).

“Sanctioned Country” has the meaning specified in Section 4.06(c).

“Sanctions” means any trade, economic or financial sanctions, requirements, regulations, restrictive measures or embargoes imposed, administered, enacted or enforced by any Governmental Authority, including the U.S. government or any U.S. agency (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union (or any of its member states) or the United Kingdom Government (including His Majesty’s Treasury).

“Schenck Europe” means Schenck Process Europe GmbH.

“Schenck Process Europe License” has the meaning specified in Section 6.10(b)(i).

“Schenck Process Europe Marks” means the names, logos or trademarks, service marks, trade names and other indications or origins set forth on Section 1.01(f) of the Seller Disclosure Letter.

“Schenck U.S.” has the meaning set forth in the Recitals.

“Schenck U.S. Purchased Shares” has the meaning set forth in the Recitals.

“SEC” means the U.S. Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning specified in the Preamble.

“Seller Counsel” has the meaning specified in Section 12.14(a).

“Seller Credit Support” has the meaning specified in Section 6.06.

“Seller Disclosure Letter” means the Seller Disclosure Letter delivered by the Seller to the Purchaser on the date hereof.

“Seller Group Post-Closing Reorganization” means the contemplated upstream mergers of the Seller group German holding companies ultimately into BCP, i.e., (i) the upstream merger of the Seller into Schenck Process GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, registered with the commercial register of the local (Amtsgericht) of Darmstadt under registration number HRB 98243; (ii) the subsequent upstream merger of Schenck Process GmbH into Schenck Process Group GmbH, a limited liability company incorporated under the laws of Germany, registered with the commercial register of the local court of Darmstadt under registration number HRB 98237; (iii) the subsequent cross-border upstream merger of Schenck Process Group GmbH into BCP and the termination prior to (or at the latest on) Closing of a German tax permanent establishment of BCP (if any) which may be deemed to be created through the cross-border merger being implemented for German tax purposes with retroactive effect (Sec. 2 German Reorganisation Tax Act); and (iv) the transfer of all outstanding share capital in Schenck Process Europe GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, registered with the commercial register of the local (Amtsgericht) of Darmstadt under registration number HRB 89371, to BCP.

“Seller Group Post-Closing Reorganization Contribution” means an amount equal to fifty percent (50%) of the then-incurred Seller Group Post-Closing Reorganization Costs; provided that in no event shall the Seller Group Post-Closing Reorganization Contribution exceed $10,000,000 in the aggregate.

“Seller Group Post-Closing Reorganization Costs” means the Taxes and reasonable and documented out-of-pocket costs and expenses (including reasonable and documented expenses of accounting advisor and attorney fees and the amount of any insurance premiums in respect of any policy of insurance purchased by the Seller or one of its Affiliates to insure the Seller and any of the Seller’s Affiliates against any Taxes or other Liabilities) that since January 1, 2023 are actually incurred by the Seller or its Affiliates (for clarity, not including the Holding Companies and Company Subsidiaries), net of any cash Tax benefit realized by the Seller or its Affiliates, in each case solely to the extent directly arising out of and relating to the Seller Group Post-Closing Reorganization.

“Seller Group Post-Closing Reorganization Costs Notice” has the meaning set forth in Section 2.10(a).

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“Seller Group SFA” means that certain Senior Facilities Agreement, dated as of October 26, 2022, by and among Schenck Process GmbH, the Seller, Schenck Europe, the lenders and other parties thereto.

“Seller Parties” means the Seller and the Seller’s Affiliates that are or will be parties to the Ancillary Agreements.

“Seller Tax Return” has the meaning specified in Section 8.04(b).

“Seller’s Fundamental Representations” means the representations and warranties made by the Seller in Section 3.01, Section 3.02, Section 3.03(i), Section 3.08, Section 4.01(a), and Section 4.02.

“Software” means any and all computer programs, including all software implementations of algorithms, models and methodologies, whether in source code (human readable format) or object code (machine readable format) or other format and including executables, libraries and other components thereof, and all documentation or other similar materials, including user manuals and training materials, related to the foregoing.

“Straddle Period” means a Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or general or limited partnership of which such Person: (a) beneficially owns, directly or indirectly, more than fifty percent (50%) of: (i) the total combined voting power of all classes of voting securities of such entity; (ii) the total combined Equity Interests; or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Subsidiary Shares” has the meaning specified in Section 4.02(b).

“Supervisory Authority” has the meaning given in applicable Privacy Laws.

“Supply Long-Term Agreement” means that certain Supply Long-Term Agreement, to be entered into at and effective as of the Closing, by and between Schenck Europe and Schenck Process LLC, based substantially on the terms set forth in Exhibit F.

“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, furnishings, tools, vehicles and other tangible personal property.

“Target Working Capital” means - $56,188,000 (which for the avoidance of doubt, is a negative amount).

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“Tax” or “Taxes” means any and all taxes (of any nature), fees, levies, imposts, duties or other assessments of any kind whatsoever, imposed by or payable to any Tax Authority, including any gross income, net income, franchise, profits or excess profits, gross receipts, estimated, capital, goods, services, documentary, use, transfer, ad valorem, business rates, value added, sales, customs, real or personal property, capital stock, license, payroll, escheat or unclaimed property claims, withholding or backup withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, transfer, gains taxes, solidarity surcharge, together with (a) any interest, penalties, charges, fines or surcharges, additions to tax or additional amounts imposed with respect thereto, (b) any deductions or withholdings of any sort in each case irrespective of being imposed as a primary or secondary liability and of whether any amount in respect of them is recoverable from any other person and (c) any liability in respect of any of the foregoing items by reason of Contract, assumption, transferee liability, operation of law (including Treasury Regulations Section 1.1502 6) or otherwise.

“Tax Authority” means any taxing, board, bureau, body, person, department or authority of any national, state, local or foreign jurisdiction, or any other body or organization exercising governmental, quasi-governmental or other power or authority, in each case competent to impose any Liability of Tax or assess or collect any Tax.

“Tax Consolidation” means any fiscal unity or Tax consolidation arrangement between two or more companies the effect of which is to treat those companies as a single entity for any Tax purpose, including for the avoidance of doubt any consolidation for United States federal income tax purposes.

“Tax Documents” has the meaning specified in Section 8.04(a).

“Tax Proceeding” means any audit, examination, litigation, contest, controversy or inquiry by a Tax Authority in respect of Taxes.

“Tax Returns” means all returns, reports (including elections, declarations, disclosures, schedules, estimates and information returns) and other information required to be supplied to a Tax Authority relating to Taxes.

“Third-Party Contract Consent” has the meaning specified in Section 6.04(f).

“Top Customers” has the meaning specified in Section 4.18.

“Top Suppliers” has the meaning specified in Section 4.19.

“Trade Controls Laws” means any export control, economic sanction or import Law, including the U.S. Export Administration Act, the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Arms Export Control Act, the U.S. Foreign Relations Authorization Act, the U.S. Tariff Act of 1930, and any implementing regulations (such as those administered by the Department of Commerce, Bureau of Industry and Security, the Department of Commerce, Census Bureau, the Department of Homeland Security, Customs and Border Protection, the Department of State, Directorate of Defense Trade Controls and the Department of Treasury, Office of Foreign Assets Control) or U.S. Presidential executive orders, and any similar or analogous non-U.S. Laws.

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“Transaction Expenses” means (a) all fees, costs and expenses incurred or subject to reimbursement, whether accrued for or not, by or on behalf of the Seller and its Affiliates, in connection with the negotiation, execution, documentation and consummation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, brokerage fees, commissions, finders’ fees, financial advisory fees, disbursements and expenses of attorneys, actuaries, accountants, financial advisors and other third-party Representatives, in each case to the extent unpaid as of the Closing and for which any of the Purchaser or its Affiliates (including the Holding Companies or Company Subsidiaries) have payment obligations for from and after the Closing; (b) all fees, expenses or other amounts owing to the Seller and its Affiliates (other than the Holding Companies and the Company Subsidiaries) at or prior to the Closing by any of the Business, Holding Companies or Company Subsidiaries, except for any Intra-Group Trading Balances; (c) all severance, sale, change of control, retention, transaction or similar bonuses, compensation or payments, in each case, accelerated, accrued, paid or payable by any of the Holding Companies or Company Subsidiaries to any current or former equityholder, director, manager, officer, employee or natural independent contractor of the Business or any of the Holding Companies or Company Subsidiaries solely (x) upon the consummation of the Acquisition (y) as a result of the execution and delivery of this Agreement or any Ancillary Agreement or (z) as a result of the consummation of the transactions contemplated hereby or thereby (in each case, together with the applicable employer portion of payroll, social security, unemployment or similar Taxes payable in connection with such amounts), in each case, to the extent unpaid as of immediately prior to Closing; (d) 50% of all premiums, Taxes, commissions, insurer diligence fees and underwriting fees of the D&O Tail Policy; (e) 100% of the Transfer Taxes as provided in clause (a) of Section 8.01 and 50% of the Transfer Taxes as provided in clause (b) of Section 8.01; and (f) any Seller Group Post-Closing Reorganization Costs other than those that are contributed by the Purchaser as the Seller Group Post-Closing Reorganization Contribution as provided in this Agreement.

“Transfer Taxes” means all transfer, goods, services, use, real or personal property transfer, documentary, stamp, sales and all other similar Taxes or other like charges, other than VAT, together with interest, penalties, surcharges, fines or additional amounts imposed with respect thereto, whether or not disputed.

“Transition Services Agreement” means that certain Transition Services Agreement, to be entered into at and effective as of the Closing, by and between the Seller and the Purchaser or one of its Affiliates (including one of the Holding Companies or Company Subsidiaries), substantially in the form attached hereto as Exhibit G.

“VAT” means any value added tax in terms of the Directive 2006/112/EC of November 28, 2006 on the common system of value added tax and the national laws implementing such directive or comparable Taxes under the law of any other jurisdiction, including any interest, penalty or addition thereto.

“VDR” means the electronic data room for “Project Cabernet” maintained by Datasite.

“Waived Payments” has the meaning specified in Section 7.15.

“WARN Act” has the meaning specified in Section 4.10(f).

“Willful Breach” means, with respect to any covenant or agreement set forth in this Agreement, an intentional action or omission by a Party that both: (a) causes such Party to be in breach of such covenant or agreement; and (b) such Party knows at the time of such intentional action or omission is, or would reasonably be expected to result in, a breach of such covenant or agreement.

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“Working Capital” means the amount equal to: (a) Current Assets as of the Closing; minus (b) Current Liabilities as of the Closing.

“Working Capital Overage” means absolute value of the amount, if any, by which (a) the Working Capital is greater than (b) the Target Working Capital.

“Working Capital Underage” means the absolute value of the amount, if any, by which (a) the Working Capital is less than (b) the Target Working Capital.

Article II
Purchase and Sale of the Purchased Shares

Section 2.01 Purchase and Sale of the Purchased Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller shall sell, convey, transfer, assign and deliver to the Purchaser (or any Purchaser Designees), and the Purchaser (or any Purchaser Designees) shall purchase from the Seller, the Purchased Shares, free and clear of all Liens other than transfer restrictions imposed by applicable securities Laws. Notwithstanding anything in this Agreement to the contrary, Purchaser (and such Purchaser Designees) shall not be obligated to consummate the purchase and sale of any Purchased Shares unless the sale and transfer of all of the Purchased Shares is consummated substantially simultaneously.

Section 2.02 Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the transfer of the Purchased Shares and other transactions contemplated by this Agreement and the Ancillary Agreements, the aggregate consideration to be paid by Purchaser (or any Purchaser Designee) to Seller shall be an amount equal to: (a) $730,000,000 (the “Base Purchase Price”) plus (b) the Working Capital Overage (if any); minus (c) the Working Capital Underage (if any); plus (d) the amount of Cash; minus (e) the amount of Indebtedness (the amount determined by the foregoing calculation, the “Purchase Price”).

Section 2.03 Estimated Purchase Price and Estimated Closing Statement.

(a)            As used in this Agreement, the “Estimated Purchase Price” means an amount determined by the following calculation: (i) the Base Purchase Price; plus (ii) the Estimated Working Capital Overage (if any); minus (iii) the Estimated Working Capital Underage (if any); plus (iv) the amount of Estimated Cash; minus (v) the amount of Estimated Indebtedness.

(b)            For purposes of determining the Estimated Purchase Price to be paid by the Purchaser at the Closing pursuant to Section 2.07(b), the Seller shall prepare and deliver to the Purchaser, not less than five (5) Business Days, and not more than seven (7) Business Days, before the Closing Date, a certificate (the “Estimated Closing Statement”) setting forth in reasonable detail the Seller’s good faith calculations of its estimate as of the Closing, of: (i) Working Capital (such amount, the “Estimated Working Capital”) and estimated resulting amount of Working Capital Overage, if any (such amount, the “Estimated Working Capital Overage”), and Working Capital Underage, if any (such amount, the “Estimated Working Capital Underage”); (ii) the amount of Cash (such amount, the “Estimated Cash”); (iii) the amount of Indebtedness (such amount, the “Estimated Indebtedness”); and (iv) the Estimated Purchase Price resulting therefrom, in each case, prepared consistent with the form attached hereto as Exhibit H. The Estimated Closing Statement shall be prepared in accordance with, as applicable, the definitions of “Indebtedness”, “Cash”, “Restricted Cash”, “Excess Cash”, “Working Capital”, “Working Capital Overage”, “Working Capital Underage” and “Accounting Principles” (and, in each case, definitions referenced therein).

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(c)            After the Seller delivers the Estimated Closing Statement and prior to the Closing, the Seller shall, and shall cause its Affiliates and its and their respective Representatives to, cooperate and discuss in good faith to answer any questions raised by the Purchaser or its Representatives in its and their review of the Estimated Closing Statement and consider in good faith any comments or changes from the Purchaser thereon, provided that, in the event that the Purchaser and the Seller are unable to agree on the resolution of any comments or changes to the Estimated Closing Statement proposed by the Purchaser, the Seller’s calculations shall control for purposes of the calculation of the Estimated Purchase Price and for the amount to be paid by the Purchaser as the Estimated Purchase Price at Closing.

(d)            The Base Purchase Price shall be allocated to the Purchased Shares in accordance with Section 2.03(d) of the Seller Disclosure Letter. The Estimated Working Capital Overage (if any), the Estimated Working Capital Underage (if any), the amount of Estimated Cash and the amount of Estimated Indebtedness shall be allocated to the Purchased Shares of the respective Holding Company whose assets and liabilities contributed to the Estimated Working Capital Overage (if any), the Estimated Working Capital Underage (if any), the amount of Estimated Cash and the amount of Estimated Indebtedness.

Section 2.04 Purchase Price Adjustment.

(a)            As promptly as practicable after the Closing Date (and, in any event, within one hundred and twenty (120) days after the Closing Date), the Purchaser shall prepare and deliver to the Seller a statement setting forth the Purchaser’s calculation of: (i) Working Capital and resulting amount of Working Capital Overage, if any, and Working Capital Underage, if any; (ii) the amount of Cash; (iii) the amount of Indebtedness; and (iv) the Purchase Price resulting therefrom (the “Closing Statement”). The Parties agree to provide each other and their respective Representatives, upon reasonable advance notice (and subject to the execution of any required customary access letters), reasonable access during normal business hours to the books and records (including work papers, schedules memoranda and other documents) and such Party’s personnel to the extent used or relied on in the preparation of the Closing Statement throughout the periods during which the Closing Statement is being prepared or evaluated and any disputes that may arise under this Section 2.04 are being resolved.

(b)            If the Seller disagrees with the determination of the Closing Statement, the Seller shall notify the Purchaser in writing of such disagreement within forty-five (45) days after delivery of the Closing Statement, which written notice shall set forth any such disagreement in reasonable detail (which shall include the dollar amount, nature and basis of such disagreement and resulting calculation(s) of the Closing Statement and components thereof, together with reasonable supporting documentation) (“Disagreement Notice”); provided, however, that only one Disagreement Notice is permitted hereunder. If the Seller fails to deliver a Disagreement Notice by 11:59 P.M. New York City time on the last day of such forty-five (45) day period, the Seller shall be deemed to have accepted the Closing Statement delivered by the Purchaser, and such Closing Statement shall be final and binding on the Parties. Matters included in the calculations in the Closing Statement to which the Seller does not disagree in the Disagreement Notice shall be deemed accepted by the Seller, shall be deemed final and binding on the Parties, shall be deemed, as applicable, part of the Closing Statement and shall not be subject to further dispute or review.

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(c)            If the Purchaser and the Seller are unable to resolve any disagreement as contemplated by Section 2.04(b) within forty-five (45) days after delivery by the Seller of a Disagreement Notice, the Purchaser and the Seller shall jointly appoint Ernst & Young Global Limited, or if Ernst & Young Global Limited is unable or unwilling to accept such engagement, the Purchaser and the Seller shall jointly select another mutually acceptable nationally recognized firm of independent certified public accountants and experts in this matter, the retention of which will not give rise to present or potential future auditor independence problems for the Seller, the Purchaser or any of their respective Affiliates, as determined in the reasonable discretion of the Seller and the Purchaser, to resolve such disagreement (Ernst & Young Global Limited or the firm so selected, as applicable, the “Accounting Firm”). The Parties shall instruct the Accounting Firm to consider only those items and amounts set forth in the Closing Statement as to which the Seller has disagreed pursuant to a Disagreement Notice and for which the Purchaser and the Seller have not resolved such disagreement (“Disputed Items”). The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the Closing Statement was prepared in accordance with the terms hereof (including the Accounting Principles), and whether there were mathematical errors in the calculation of the Closing Statement, and the Accounting Firm shall not make any other determination. The Accounting Firm shall make its determination based solely on written submissions provided by the Purchaser and the Seller and not pursuant to any independent review. In resolving any such disagreement, the Accounting Firm may not assign a value to an item greater than the greatest value for such item claimed by the Purchaser in the Closing Statement or by the Seller in the Disagreement Notice or less than the lowest value for such item claimed by the Purchaser in the Closing Statement or by the Seller in the Disagreement Notice. The Purchaser and the Seller shall use reasonable efforts to cause the Accounting Firm to deliver to all Parties, as promptly as practicable, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement along with reasonable details of the basis for the Accounting Firm’s determination with respect to each Disputed Item. Such report shall be final and binding upon the Parties and shall be considered an arbitral award, enforceable under the Federal Arbitration Act, 9 U.S.C. § 1 et seq. The fees, costs and expenses of the Accounting Firm arising in connection with this Section 2.04(c) shall be borne by the Parties in such proportion to reflect the relative amount of each Party’s determination that has been modified pursuant to the Accounting Firm’s report. For example, if the Seller claims in the Disagreement Notice that it is entitled to an adjustment payment of $100,000, but the Accounting Firm determines that the Seller has a valid claim for only $30,000, then the Purchaser shall bear thirty percent (30%) of the fees, costs and expenses of the Accounting Firm and the Seller shall bear the other seventy percent (70%) of such fees, costs and expenses. Except for the fees, costs and expenses of the Accounting Firm as determined pursuant to the previous two sentences, each Party shall bear its own fees, costs and expenses in connection therewith. For the avoidance of doubt, at any time Purchaser and the Seller may, by mutual written agreement, resolve the Disputed Items and terminate the process with the Accounting Firm.

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(d)            On or before the fifth (5th) Business Day following the final determination of the Closing Statement as provided in Section 2.04(b) or Section 2.04(c) (or a combination thereof) (such date of the final determination of the Closing Statement, the “Final Determination Date”), the Estimated Purchase Price shall be adjusted as set forth in this Section 2.04(d) and payment(s) shall be made as provided below:

(i)            In the event that the Purchase Price is less than the Estimated Purchase Price the Seller shall pay to Purchaser the amount by which the Estimated Purchase Price exceeds the Purchase Price; or

(ii)           In the event that the Purchase Price is greater than the Estimated Purchase Price, the Purchaser shall pay to Seller the amount by which the Purchase Price exceeds the Estimated Purchase Price.

Section 2.05 The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement, including the Acquisition (the “Closing”), shall take place at the offices of Freshfields Bruckhaus Deringer US LLP, located at 601 Lexington Avenue, 31st Floor, New York, New York, 10022 (or remotely via the electronic exchange of documents) at 10:00 a.m., New York City time, (a) on the first Business Day of the month for the month that begins at least fifteen (15) calendar days following the date on which all of the conditions to the obligations of the Parties set forth in Article IX are satisfied or waived (other than conditions to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing); or (b) at such other time and date or at such other place as the Seller and the Purchaser may mutually agree upon in writing. The date on which the Closing actually takes place is referred to herein as the “Closing Date”.

Section 2.06 Payments at the Closing. At the Closing, the Purchaser shall pay, or cause to be paid, an amount equal to the Estimated Purchase Price to the Seller.

Section 2.07 Actions and Deliveries at the Closing.

(a)            Seller Actions and Deliveries. At the Closing, the Seller shall do and take, or cause to be done and taken, the following actions, and shall deliver, or cause to be delivered, to the Purchaser (or any Purchaser Designees) the following:

(i)            certificates representing the Schenck U.S. Purchased Shares to the extent such Schenck U.S. Purchased Shares are in certificated form, duly endorsed in blank or accompanied by duly executed stock transfer powers in proper form for transfer, and, to the extent such Schenck U.S. Purchased Shares are not in certificated form, a customary instrument of assignment of such Schenck U.S. Purchased Shares in a form reasonably acceptable to the Purchaser;

(ii)           (A) duly executed transfer(s) in favor of the Purchaser (or any Purchaser Designee) in respect of all the Baker Perkins U.K. Purchased Shares; (B) the share certificates representing the Baker Perkins U.K. Purchased Shares (or an express indemnity in a form reasonably satisfactory to the Purchaser, in the case of any found to be missing); and (C) an irrevocable power of attorney from the Seller in a form reasonably acceptable to the Purchaser relating to the exercise of rights in respect of the Baker Perkins U.K. Purchased Shares pending their registration in the name of the Purchaser (or any Purchaser Designee);

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(iii)          At the request of Purchaser no less than five (5) Business Days before the Closing Date, resignations and releases from the directors and officers (or Persons performing similar functions) of the Holding Companies and Company Subsidiaries substantially in the form attached hereto as Exhibit I;

(iv)          a counterpart of each of the Ancillary Agreements, duly executed by the Seller and any of its Affiliates that is a party thereto;

(v)          duly executed customary documentation, in form and substance reasonably satisfactory to the Purchaser, evidencing the (a) release of any Liens over the shares and assets of each Holding Company and each Company Subsidiary to the extent securing obligations under the Seller Group SFA, (b) release of each Holding Company and each Company Subsidiary as a guarantor (if such Person is such a guarantor) in respect of the Seller Group SFA, (c) unwinding of any hedging obligations of each Holding Company and each Company Subsidiary, except as set forth on Section 2.07(a)(v) of the Seller Disclosure Letter, and (d) release of the Holding Companies and the Company Subsidiaries from their obligations as a borrower or guarantor under any Indebtedness for borrowed money, borrowed or guaranteed by any Holding Company or any Company Subsidiary, including any such Indebtedness incurred after the date of this Agreement and prior to the Closing Date and that remains outstanding as of the Closing Date (the documentation evidencing the releases and/or unwindings described in the foregoing clauses (a) through (d), collectively, the “Release Documents”);

(vi)          a certificate of good standing (or the equivalent under the Laws of the applicable jurisdiction of organization) with respect to each of the Holding Companies;

(vii)         a written confirmation from a director or officer of Baker Perkins U.K. confirming that the Governing Documents of each English Company including the certificate of incorporation, common seals (if applicable), minute books and statutory registers required to be kept by each English Company under the Companies Act 2006 and original share certificates of each English Company, in each case properly written up to the Closing, are kept by the relevant English Company at the registered office of Baker Perkins U.K. or of the relevant English Company;

(viii)        a statement conforming to the requirements of Treasury Regulations Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3) certifying that Schenck U.S. is not, nor has Schenck U.S. been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code and the notification required under Treasury Regulations Section 1.897-2(h)(2), in each case duly executed by Schenck U.S.:

(ix)           the certificates referred to in Section 9.02(a), Section 9.02(b) and Section 9.02(e); and

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(x)           such other customary documents, instruments or certificates as shall have been reasonably requested in writing by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

(b)            Purchaser Actions and Deliveries. At the Closing, the Purchaser shall do and take, or cause to be done and taken, the following actions, and shall deliver, or cause to be delivered, to Seller the following:

(i)            a counterpart of each of the Ancillary Agreements, duly executed by the Purchaser and any of its Affiliates that is a party thereto;

(ii)           the certificates referred to in Section 9.01(a) and Section 9.01(b);

(iii)          a true, accurate and complete copy of the D&O Tail Policy; and

(iv)          such other customary documents, instruments or certificates as shall have been reasonably requested in writing by the Seller in connection with the consummation of the transactions contemplated by this Agreement.

Section 2.08 Settlement of Intra-Group Balances.

(a)            Prior to the Closing, Seller shall, and shall cause its Affiliates to, take such steps as are required to settle any Intra-Group Non-Trade Payables and Intra-Group Non-Trade Receivables, including by capitalizing certain Intra-Group Non-Trade Payables, such that immediately prior to the Closing, no Intra-Group Non-Trade Payables and no Intra-Group Non-Trade Receivables shall be outstanding (such steps and settlement transactions collectively, the “IC Balance Settlement”). The Seller shall (i) keep Purchaser reasonably informed of all steps in connection with the IC Balance Settlement, including the outstanding balance and currency of such Intra-Group Non-Trade Payables and Intra-Group Non-Trade Receivables, the timing and sequence of such steps and transactions and any creation, amendment, acquisition, assumption or settlement of any Holding Company Group Balance, and (ii) provide to Purchaser copies of each agreement, arrangement, resolution or consent proposed to be entered into or consummated by the Seller or any of its Affiliates in connection with the IC Balance Settlement or any other action described in clause (i) prior to entering into or consummating such agreements, arrangements, resolutions or consents, and shall consider in good faith the Purchaser’s comments with respect to such agreements, arrangements, resolutions and consents.

(b)            The Seller shall implement the IC Balance Settlement in good faith in a manner that would not reasonably be expected to result in any Losses or other adverse consequences to the Holding Companies, the Company Subsidiaries, the Purchaser and its Affiliates. All Losses, costs and expenses incurred by the Purchaser, its Affiliates, the Holding Companies or the Company Subsidiaries in connection with implementing the IC Balance Settlement, together with any Taxes that directly result therefrom, shall be borne solely and exclusively by the Seller. To the extent that any Losses, costs or expenses described in the preceding sentence (1) are determined prior to the final determination of the Closing Statement as provided in Section 2.04, such Losses, costs or expenses shall be treated as Indebtedness for purposes of the Closing Statement, and (2) are determined after the final determination of the Closing Statement as provided in Section 2.04, the Seller shall pay to the Purchaser the amount of such Losses, costs or expenses within ten (10) Business Days following the date on which such Losses, costs or expenses are determined.

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(c)            Any Intra-Group Trading Balances shall be settled after Closing pursuant to the terms and conditions of the Contracts set forth in Section 2.08(c) of the Seller Disclosure Letter.

(d)            For the avoidance of doubt, nothing in this Section 2.08 shall relieve the Seller of its other representations, warranties, covenants or agreements in this Agreement, including for any breach thereof.

Section 2.09 Earnout Payments. From and after the Closing:

(a)            The Purchaser shall pay to the Seller the aggregate net reduction in actual cash Tax liability (determined on a with and without basis) resulting from utilizing R&E Credits on U.S. federal income Tax Returns of (1) Schenck U.S. and its Subsidiaries for each Pre-Closing Tax Period ending on or after December 31, 2018 (whether filed before or after the Closing Date) (the total amount described in this clause (1) not to exceed the sum of the Pre-Closing Claimed R&E Credit Amount and the Post-Closing Claimed R&E Credit Amount), and (2) the Purchaser for any Post-Closing Tax Period, in each case, on the earlier to occur of (i) the expiration (taking into account extensions) of the applicable statute of limitations with respect to the Tax Return on which R&E Credits are or have been utilized and (ii) a final determination within the meaning of Section 1313(a) of the Code with respect to all or part of such R&E Credits; provided, however, that the amount payable to the Seller shall be reduced by the amount of any reasonable costs and expenses incurred by the Purchaser in pursuing such R&E Credits under Section 8.08(a).

(b)            Any amount paid by the Purchaser to the Seller under this Section 2.09 shall be treated as an adjustment to the Purchase Price for income Tax purposes. The Parties agree that the Parties’ rights and obligations under this Section 2.09 shall not be treated as creating a partnership, and none of the parties hereto shall be treated as a partner in a partnership for any applicable income Tax purposes by reason of such rights and obligations.

Section 2.10 Seller Group Post-Closing Reorganization Contribution. From and after the Closing:

(a)            The Purchaser shall pay to the Seller the Seller Group Post-Closing Reorganization Contribution from time to time within five (5) Business Days from receiving from Seller or any of its Affiliates a written invoice setting forth in reasonable detail and with reasonable supporting documentation the Seller’s good faith calculation and determination of the Seller Group Post-Closing Reorganization Costs then incurred and the Seller Group Post-Closing Reorganization Contribution resulting therefrom (each, a “Seller Group Post-Closing Reorganization Costs Notice”); provided that no more than one Seller Group Post-Closing Reorganization Costs Notice shall be submitted to Purchaser per any thirty (30) day period. After the Seller delivers a Seller Group Post-Closing Reorganization Costs Notice, the Seller shall, and shall cause its Affiliates and its and their Representatives to, cooperate in good faith to answer any questions raised by the Purchaser or its Representatives in its and their review and verification of the Seller Group Post-Closing Reorganization Costs Notice.

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(b)            Any amount paid by the Purchaser to the Seller for Seller Group Post-Closing Reorganization Contribution shall be treated as an adjustment to the Purchase Price for income Tax purposes. The Parties agree that the Parties’ rights and obligations under this Section 2.10 shall not be treated as creating a partnership, and none of the parties hereto shall be treated as a partner in a partnership for any applicable income Tax purposes by reason of such rights and obligations.

(c)            Except for Seller Group Post-Closing Reorganization Costs Notices that have been previously delivered to the Purchaser in accordance with Section 2.10(a), this Section 2.10 shall automatically expire and terminate, and the Purchaser shall have no further obligations for Seller Group Post-Closing Reorganization Costs and the Seller Group Post-Closing Reorganization Contribution resulting therefrom on the earlier to occur of (i) date that is twenty-four (24) months from the Closing Date and (ii) the Seller Group Post-Closing Reorganization Contribution equaling $10,000,000.

(d)            The Seller shall, and shall cause its Affiliates and its and their respective Representatives to, consult in good faith with the Purchaser or its Representatives regarding the implementation of the Seller Post-Closing Reorganization, provided that, in the event that the Purchaser and the Seller are unable to agree on any steps in connection with the implementation of the Seller Post-Closing Reorganization, the Seller shall be free to determine the steps in connection with the implementation of the Seller Post-Closing Reorganization, including the sequencing of such steps, the timing thereof and whether or not the Seller Post-Closing Reorganization shall be implemented in full, in part or at all.

Article III
Representations and Warranties relating to the Seller

Except as set forth in the Seller Disclosure Letter (subject to Section 12.16(e)), in order to induce the Purchaser to enter into this Agreement, the Seller represents and warrants to the Purchaser as follows:

Section 3.01 Organization, Standing and Power. Each of the Seller Parties is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization, as applicable, and has all requisite power and authority to (a) enable it to own, lease or otherwise hold and operate its assets and properties and (b) conduct its business as currently conducted.

Section 3.02 Authority; Execution and Delivery; Enforceability.

(a)            Each of the Seller Parties, as applicable, has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is, or is specified to be or will be, a party, to perform its obligations hereunder and thereunder, as applicable, and to consummate the Acquisition and the other transactions contemplated hereby and thereby.

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(b)            The execution, delivery and performance by the Seller and Seller Parties, as applicable, of this Agreement and the Ancillary Agreements to which it is, or is specified to be or will be, a party and the consummation by the Seller and Seller Parties, as applicable, of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller and Seller Parties, as applicable, and no other action on the part of the Seller Parties, as applicable, is necessary to authorize this Agreement and the Ancillary Agreements or the performance and consummation of the Acquisition and the other transactions contemplated hereby and thereby.

(c)            The Seller has duly executed and delivered this Agreement and, at the Closing, the Seller Parties, as applicable, will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be or will be, a party, and, assuming the due execution and delivery by the Purchaser Parties, this Agreement constitutes the Seller’s, and each Ancillary Agreement will, after execution and delivery by the Seller Parties, as applicable, assuming the due execution and delivery by the Purchaser Parties, constitute each Seller Party’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally.

Section 3.03 No Conflicts; Consents and Approvals. Except for the Consents and the making of filings and notifications in each case listed in Section 3.03 of the Seller Disclosure Letter, none of: (a) the execution, delivery and performance by the Seller and the Seller Parties, as applicable, of this Agreement and each Ancillary Agreement to which it is, or is specified to be or will be, a party; (b) the consummation by the Seller or its Affiliates, as applicable, of the transactions contemplated hereby or thereby; or (c) the compliance by the Seller or its Affiliates, as applicable, with any of the provisions hereof or thereof, as the case may be, will, in each case of the foregoing (a), (b) and (c):

(i)            conflict with, violate or result in the breach of any provision of the Governing Documents of the Seller or its Affiliates, as applicable;

(ii)           require the Seller or its Affiliates, as applicable, to make any filing with, or obtain any Consent from, any Governmental Authority;

(iii)          conflict with, violate, or result in the breach (with or without notice or lapse of time or both) by the Seller or any of its Affiliates of any applicable Law or by which any properties or assets owned or used by the Seller or any of its Affiliates is bound;

(iv)          conflict with, violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default under, require the Seller or any of its Affiliates to obtain any Consent of, make any filing with or give any notice to, any Person under, give rise to any right of termination or acceleration or right to increase the obligations or otherwise adversely modify the terms under, any Contract to which the Seller or any of its Affiliates is a party or by which any of their respective assets or properties is bound; or

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(v)           result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the Purchased Shares, Business, Holding Companies, Company Subsidiaries or the Assets;

except, in the case of clauses (ii), (iii) and (iv) immediately above, (1) as would not, or would not reasonably be expected to, prevent or materially delay or impair the consummation of the Acquisition or the other transactions contemplated by this Agreement or the Ancillary Agreements or (2) as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

Section 3.04 Title; Ownership of the Purchased Shares. (a) The Seller owns of record legally and beneficially all of the Purchased Shares; (b) the Seller has good, valid and marketable legal and beneficial title to the Purchased Shares, free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws); (c) the assignments, endorsements, stock powers, share transfer forms and other instruments of transfer delivered by the Seller to Purchaser at the Closing are sufficient to transfer the Seller’s entire interest, legal and beneficial, in the Purchased Shares to Purchaser and, immediately following the Closing, Purchaser will be the record and beneficial owner of the Schenck U.S. Purchased Shares, and the beneficial owner (and, subject to the share transfer forms in respect of the Baker Perkins U.K. Purchased Shares being duly stamped) and legal owner of the Baker Perkins U.K. Purchased Shares, and have good and marketable title to the Purchased Shares, free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws); (d) except pursuant to this Agreement, there is no Contract pursuant to which the Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any equity interests in the Holding Companies or the Company Subsidiaries; (e) there exist no preemptive rights, rights of first refusal, redemption, repurchase or distribution rights, rights or obligations to sell, transfer or otherwise dispose of the Purchased Shares, tag or drag rights or similar rights or entitlements relating to or affecting the Purchased Shares, and no such rights or entitlements arise by virtue of or in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby; (f) there are no equityholder agreements, investors’ rights agreements, voting agreements, voting trusts, proxies, rights of refusal and co-sale, management rights agreements or any similar Contracts with respect to or concerning the purchase, sale, transfer or voting of the Purchased Shares; and (g) upon the Closing, all shareholder agreements regarding the Business or any of the Holding Companies or Company Subsidiaries to which the Seller or its Affiliates is a party or bound will have been terminated without further payment, performance or other obligation by the Business or any of the Holding Companies or Company Subsidiaries such that none of the Business, Holding Companies or Company Subsidiaries (and Purchaser) shall have any further obligations or Liabilities therefor or thereunder.

Section 3.05 Actions. As of the date hereof, there are no Actions pending or threatened in writing or, to the Knowledge of the Seller, otherwise threatened, against the Seller or any of its Affiliates seeking to prevent, hinder, modify or delay the transactions contemplated hereby or by the Ancillary Agreements.

Section 3.06 Solvency. Immediately after giving effect to the Acquisition, except as a result of any breach of this Agreement by the Purchaser, the Seller will (a) be able to pay its debts as they come due, (b) own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of all contingent Liabilities) and (c) have adequate capital to carry on its business. No transfer of property is being made by the Seller and no obligation has been incurred by the Seller in connection with the Acquisition with the intent to hinder, delay or defraud either present or future creditors of the Seller. There are no pending Insolvency Proceedings concerning the Seller or any Seller Party.

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Section 3.07 Unpaid Distributions, Dividends and Liabilities. As of the Closing, there are no declared and unpaid distributions, dividends or other payments owed to the Seller or any of its Affiliates as a current or former equityholder of the Holding Companies or Company Subsidiaries. Except as set forth on Section 3.07 of the Seller Disclosure Letter, there is no other Liability owed to the Seller or any of its Affiliates (other than a Holding Company or a Company Subsidiary) by the Business or any of the Holding Companies or Company Subsidiaries that will not be terminated as of the Closing with no further Liability of the Holding Companies or Company Subsidiaries.

Section 3.08 Brokers or Finders. No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Purchaser or any of its Affiliates, including, as of the Closing, any of the Business, Holding Companies or Company Subsidiaries, in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby as a result of any Contracts or other arrangements entered into by the Seller or its Affiliates.

Section 3.09 Access to Information; Independent Investigation; General Solicitation; Accredited Investor.

(a)            The Seller (i) has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Purchaser and its Affiliates and the business, operations, assets, condition (financial or otherwise) and prospects of the Purchaser and its Affiliates, and (ii) in entering into this Agreement acknowledges that it has relied solely upon the representations and warranties expressly set forth in Article V and in the certificates to be delivered at Closing by the Purchaser pursuant to Article IX.

(b)            Notwithstanding the foregoing, nothing in this Section 3.09 shall in any way limit the Seller’s rights or remedies in respect of any Fraud by the Purchaser.

Article IV
Representations and Warranties relating to the Holding Companies, the Company Subsidiaries and the Business

Except as set forth in the Seller Disclosure Letter (subject to Section 12.16(e)), the Seller represents and warrants to the Purchaser as follows:

Section 4.01 Organization and Good Standing.

(a)            Each of the Holding Companies and the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable. Each of the Holding Companies and the Company Subsidiaries has all requisite corporate or other organizational power and authority to (i) enable it to own, lease or otherwise hold its assets and properties and (ii) conduct the Business as currently conducted by it. Each of the Holding Companies and the Company Subsidiaries is duly licensed, registered or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. As of the date hereof, there are no pending Insolvency Proceedings concerning any of the Holding Companies or Company Subsidiaries, and no events have occurred which would justify such Actions.

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(b)            The Seller has made available to the Purchaser true, correct and complete copies of the Governing Documents of the Holding Companies and Company Subsidiaries. Each of the Holding Companies and Company Subsidiaries is in compliance in all material respects with its respective Governing Documents. The register of members and other statutory books and registers of each Holding Company and Company Subsidiary, as applicable, have been kept in accordance with Law, and all returns and particulars, resolutions and other documents which any such Holding Company or Company Subsidiary is required by Law to file with or deliver for registration in any jurisdiction have been correctly made up and duly filed or delivered, in each case, except as would not be, or would not be reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

Section 4.02 Capitalization; Subsidiaries.

(a)            All of the Purchased Shares have been duly authorized and validly issued and are fully paid and non-assessable (if applicable). There are no options, warrants, rights, convertible, exercisable or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any of the Seller or its Affiliates is a party or by which it is bound obligating any of the Seller or its Affiliates or any of the Holding Companies or Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of, or other Equity Interest in, any Holding Company or Company Subsidiary.

(b)            Section 4.02(b) of the Seller Disclosure Letter contains a correct and complete list, with respect to each of the Holding Companies and Company Subsidiaries, (i) the name and jurisdiction of incorporation, (ii) the authorized, issued and outstanding Equity Interests (by type, series, class or other applicable description) and the owner(s) thereof and (iii) any registered branches of such Holding Company or Company Subsidiaries. The Holding Companies and Company Subsidiaries have no other Equity Interests authorized, issued or outstanding, and there exist no obligation or requirement on any of the foregoing Persons to authorize or issue other Equity Interests. The Holding Companies and Company Subsidiaries hold no, and have no right to acquire, by Contract or otherwise, any Equity Interests in any Person. All of the issued and outstanding shares of capital stock of, or other Equity Interests in, the Company Subsidiaries (the “Subsidiary Shares”) have been duly authorized and validly issued and are fully paid and non-assessable (if applicable). All of the Subsidiary Shares are owned, directly or indirectly, of record and beneficially, by the Seller, free and clear of any and all Liens other than transfer restrictions imposed by applicable securities laws.

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Section 4.03 Financial Information; No Undisclosed Liabilities.

(a)            Section 4.03(a) of the Seller Disclosure Letter sets forth the (i) unaudited combined balance sheet of the Business as of December 21, 2021 and the related unaudited combined statement of income of the Business for the twelve (12) months ended December 31, 2021 (the “2021 Financial Information”) and (ii) unaudited combined balance sheet of the Business as of December 31, 2022 and the related unaudited combined statement of income of the Business for the twelve (12) months ended December 31, 2022 (the “2022 Financial Information” and, collectively with the 2021 Financial Information, the “Financial Information”).

(b)            The Financial Information (i) has been prepared in accordance with IFRS consistently applied during the periods involved and (ii) presents fairly in all material respects the financial position of the Business, and the results of operations of the Business, in each case, as of the respective dates thereof and for the respective periods covered thereby; provided that the Financial Information (A) may not necessarily be indicative of the conditions that would have existed or the results of operations that would have been achieved if the Business had been operated as a separate standalone entity or as an unaffiliated company, (B) includes certain allocated charges and credits which do not necessarily reflect amounts that the Business would incur on a standalone basis or that would have resulted from arm’s length transactions and (C) does not reflect perimeter adjustments to capture the operations related to the Business that historically occurred within other entities within the Seller’s Group. The amount of perimeter adjustments to Reported EBITDA for the financial year 2022 as set forth in that certain “Project Cabernet – Financial Fact Book Update, dated March 6, 2023” (as provided to Purchaser under section 8.1.5 of the VDR) was derived in good faith from the underlying sub ledger information from entities included within the audited Schenck Process GmbH consolidated financial statements for the financial year ended December 31, 2022.

(c)            Other than (i) as are specifically and adequately reflected or reserved against in the Most Recent Financial Information; (ii) liabilities incurred since March 31, 2023 in the Ordinary Course of Business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any cause of action, claim or lawsuit); (iii) liabilities set forth on Section 4.03(b) of the Seller Disclosure Letter; (iv) liabilities that have been or will be incurred in connection with this Agreement or any of the Ancillary Agreements and the transactions contemplated hereby or thereby; or (v) Liabilities that are not, or would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, there are no Liabilities of the Holding Companies, the Company Subsidiaries or the Business.

(d)            Section 4.03(d) of the Seller Disclosure Letter sets forth the “Consolidated IFRS Reported EBITDA of the Business” (as shown in the 2022 Financial Information). The Consolidated IFRS Reported EBITDA of the Business has been prepared by the Seller in good faith and has been derived from and in accordance with the 2022 Financial Information.

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(e)            The unaudited combined balance sheet of the Business as of March 31, 2023 and the related unaudited combined statement of income of the Business for the three (3) months ended March 31, 2023 (the “Most Recent Financial Information”) was prepared with due care and good faith, in accordance with the same accounting policies, principles, practices, categorizations and monthly reporting procedures as applied in the Financial Information and in a manner consistent with management reports prepared by the Seller in the Ordinary Course of Business with respect to the Business and were derived from such management reports. The Most Recent Financial Information represents a reasonably accurate view, which is not materially misstated, of the results of the Business in the relevant period and of the financial position of the Business at the relevant date.

(f)            As of the Closing, except for Indebtedness that is taken into account as a reduction to the Purchase Price in the Closing Statement or that is included in the determination of Working Capital in the Closing Statement, none of the Business, the Holding Companies or Company Subsidiaries has any indebtedness (whether or not any such indebtedness would be required to be recorded or recognized as such under IFRS).  For purposes of this Section 4.03(f), indebtedness shall mean:  (a) any obligations of such Person (for clarity, as used in this Section 4.03(f) the “Business” shall be a “Person”) for borrowed money, (b) any obligations of such Person evidenced by a credit agreement, bond, note, debenture, indenture, loan agreement or debt security or any similar agreements and instruments, (c) any obligations of such Person evidenced by any letters of credit (including standby and commercial), surety bonds or bank guarantees, in each case, only to the extent drawn or called, whether issued or created by, or for the account of, such Person; and (d) equipment financing arrangements or any similar agreements and instruments.

Section 4.04 Absence of Certain Changes or Events.

(a)            Except for the transactions contemplated by this Agreement or any COVID-19 Measures implemented by the Seller or any of its Affiliates (including the Holding Companies and the Company Subsidiaries) in respect of the Business or with which they have complied in respect of the Business, since December 31, 2022 through the date hereof, the Business has been conducted in all material respects in the Ordinary Course of Business.

(b)            Since December 31, 2022 through the date of this Agreement, there has not occurred any Material Adverse Effect.

(c)            Except as set forth on Section 4.04(c) of the Seller Disclosure Letter, since December 31, 2022, there has not been any action taken by Seller or its Affiliates (in respect of the Business), the Business or any of the Holding Companies or Company Subsidiaries that, if taken or failed to be taken during the period from the date of this Agreement through the Closing Date without Purchaser’s consent, would constitute a breach of Section 6.01.

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Section 4.05 Absence of Actions. There are no, and since the Lookback Date, there have not been, any material Actions pending or threatened in writing or, to the Knowledge of the Seller, otherwise threatened, against the Seller or its Related Persons (in respect of the Business), the Business or any of the Holding Companies or Company Subsidiaries. As of the date of this Agreement, there are no Actions pending or threatened in writing or, to the Knowledge of the Seller, otherwise threatened, against any of the Business, Holding Companies or Company Subsidiaries relating to this Agreement or the transactions contemplated hereby. There are no, and since the Lookback Date there have not been, any Governmental Orders (or arbitral awards or orders) to which any of the Business, Assets, Holding Companies or Company Subsidiaries is subject to or threatened to be subject to.

Section 4.06 Compliance with Laws; Certain Business Practices.

(a)            None of the Seller or its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries, nor any of its or their officers, directors or employees, nor, to the Knowledge of the Seller, any agent or other third party representative acting on behalf of any of the foregoing Persons, are engaging or have engaged since the Lookback Date in any criminal or willful violation of any applicable Law, except in each case, for such violations that would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. Each of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries is, and since the Lookback Date has been, in compliance with all applicable Laws, except in each case, for such non-compliance that would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

(b)            Each of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries has in place internal controls sufficient to provide reasonable assurances that it is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Trade Controls Laws. None of the Seller or its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries, nor to the Knowledge of the Seller, any of its or their directors, officers, managers, employees, agents or other third parties (including, but not limited to, those receiving finders’ fees or otherwise facilitating sales), partners, shareholders or other Persons acting for or on behalf of any of the foregoing or its or their Related Persons has, in relation to the Business, Holding Companies or Company Subsidiaries, engaged in any activity, practice or conduct that would constitute a violation or breach or otherwise violated or is in violation of any Anti-Corruption Laws, in each case, in all material respects. Each of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries is in material compliance with Anti-Money Laundering Laws.

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(c)            Since the Lookback Date, none of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries, nor any of its or their directors, officers, managers, employees, agents or other Persons acting for or on behalf of any of the foregoing has been: (i) the subject or target of any Sanctions; (ii) organized or resident in any country or region that is (or the government of which is) subject to an embargo administered by OFAC (including Cuba, Iran, North Korea, Syria or the Crimea, Donetsk People’s Republic, or Luhansk People’s Republic regions of Ukraine) (each, a “Sanctioned Country”); (iii) engaging in any business or other dealings with or for the benefit of (A) a Sanctioned Country or (B) any Person that is (or in the aggregate 50% or greater owned by, directly or indirectly, or otherwise controlled by a Person that is) the subject or target of Sanctions; (iv) engaging in any export, reexport, transshipment or transit, transfer or provision of any good or service without, or exceeding the scope of, any required licenses or authorizations under export or import control laws, including the U.S. Export Administration Regulations (“Ex-Im Laws”) or similar non-U.S. Laws; or (v) otherwise in violation of Trade Controls Laws, or U.S. anti-boycott requirements. None of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries has any accounts at Russian banks targeted by Trade Controls Laws.

(d)            Except for the specific equipment listed in Section 4.06(d) of the Seller Disclosure Letter, none of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries sell any mixers, extruders or other equipment subject to U.S. Export Classification Numbers (“ECCNs”) 1B117 or 1B118.

(e)            Except for specific equipment listed in Section 4.06(e) of the Seller Disclosure Letter, none of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries has any equipment that incorporates advanced computing technology or semiconductors subject to Trade Controls Laws, including those published by the U.S. Bureau of Information Security on October 13, 2022, or similar Trade Controls Laws, nor any equipment subject to the Creating Helpful Incentives to Produce Semiconductors (“CHIPS”) Act of 2022 (including the export restrictions applicable to semiconductor production that received financial support under the CHIPS Act of 2022).

(f)            Since the Lookback Date, none of the Seller and its Affiliates (in respect of the Business), the Holding Companies or the Company Subsidiaries has (i) received from any Governmental Authority or any other Person any written notice, or, to the Knowledge of the Seller, any inquiry or internal or external allegation; (ii) made any voluntary or involuntary disclosure; or (iii) conducted any internal investigation or audit, in each case concerning any actual or potential violation by any of the foregoing related to Anti-Money Laundering Law, Anti-Corruption Laws or Trade Controls Laws.

(g)            The Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries have in place internal controls sufficient in all material respects to provide reasonable assurances that each is in material compliance with all applicable Controlled Substances Laws regarding or concerning technologies that would reasonably be expected to be used in the development, design, production or manufacturing of cannabis-infused edible products (including the Infusent brand or otherwise).

(h)            Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, none of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries, has engaged in any activity, practice or conduct that is in violation of any Controlled Substances Laws.

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(i)            None of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries, nor any Persons acting for or on behalf of any of the foregoing or its or their Related Persons has ever knowingly permitted any violation of the Controlled Substances Act on its Real Property.

(j)            Except for the Identified Bank Account, to the Knowledge of Seller, no payments or proceeds from the sale of products that are used in the production or manufacturing of cannabis-infused edible products (including the Infusent brand or otherwise) have been deposited, transferred or paid by a customer into any other bank accounts of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries.

(k)            Each of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries with technologies that would reasonably be expected to be used in the development, design, production or manufacturing of cannabis-infused edible products (including the Infusent brand or otherwise) does not sell technologies to any such customer who intends to sell cannabis-infused edible products unless the customer is in a jurisdiction whose Laws permits such sales and, where applicable, the customer is licensed to make such sales.

Section 4.07 Governmental Licenses and Permits.

(a)            Each of the Seller and its Affiliates (in respect of the Business), the Business, Holding Companies and Company Subsidiaries: (i) holds all Permits that are necessary for the operation of the Business, in each case, except where the failure to hold any Permit is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, and, (ii) since the Lookback Date, except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, has not received any written notice from a Governmental Authority that it has not obtained a Permit required for the Business.

(b)            All Permits of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries are in full force and effect, in each case, except where the failure to be in full force and effect is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. The Seller and its Affiliates (in respect of the Business), the Business, Holding Companies and Company Subsidiaries (i) are in compliance with the terms and conditions of such Permits, and (ii) no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any terms, conditions or provisions of any such Permit, in each of the foregoing clauses (i) and (ii), except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. There are no Actions pending or threatened in writing nor, to the Knowledge of the Seller, otherwise threatened, that seek the suspension, revocation, cancellation or adverse modification of any such Permit.

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Section 4.08 Title, Sufficiency and Condition of Assets; Excluded Liabilities.

(a)            The Seller and its Affiliates (in respect of the Business), the Holding Companies and the Company Subsidiaries hold good and valid title to, or have valid leases, licenses or rights to use, all of their respective Assets free and clear of any and all Liens, except for Permitted Liens, in each case, except where the failure to hold such good and valid title to, or valid leases, licenses or rights to use, is not, and would not reasonably be expected to be, individually or in the aggregate, material to the business, taken as a whole. For purposes of this Agreement, the term “Assets” means all of the rights, properties and assets of any nature or kind, whether tangible or intangible, owned, used, leased or held for use by any of the Holding Companies or Company Subsidiaries as of the date of this Agreement and, subject to any disposition or acquisition of assets permitted in accordance with Section 6.01(b), as of the Closing Date. All of the material Assets are in the possession, ownership or control, as applicable, of the Holding Companies and Company Subsidiaries.

(b)            Except as set forth on Section 4.08(b) of the Seller Disclosure Letter, the Assets, when taken together with all of the rights, services, properties and assets to be provided, acquired, leased or licensed pursuant to the Ancillary Agreements, (i) are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as currently conducted by the Seller and its Affiliates and (ii) constitute all of the rights, properties and assets necessary to conduct the Business in all material respects in substantially the same manner as currently conducted by the Seller and its Affiliates.

(c)            Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, the tangible Assets, including buildings, plants, structures, IT Equipment and other Tangible Personal Property, (i) are structurally sound, (ii) are in good operating condition and repair, and (iii) are adequate for the uses to which they are being put. None of the material tangible Assets is in need of maintenance or repairs except for ordinary or routine maintenance and repairs that are not material in nature or cost.

(d)            None of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries have, directly or indirectly, in whole or in part, by Law, Contract or otherwise, any Liabilities on account or in respect of, arising from, due or related to or in connection with the Excluded Businesses or under the Mining SAPA or the I&E Asset Purchase Agreement. Except as set forth on Section 4.08(d) of the Seller Disclosure Letter, none of the Holding Companies or Company Subsidiaries have, while under the ownership of the Seller or its Affiliates, conducted any businesses, operations or activities other than those of, or attendant to or in support of, the Business.

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Section 4.09 Real Property.

(a)            Section 4.09(a) of the Seller Disclosure Letter contains a true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied by any of the Business, Holding Companies or Company Subsidiaries (collectively, the “Leased Real Property”), including with respect to each such Leased Real Property, (i) the landlord, sublandlord, licensor, sublicensor or grantor, (ii) the tenant, subtenant, licensee, sublicensee, grantee or occupant, and (iii) the address. The Seller has made available to the Purchaser true, correct and complete copies of the leases, subleases and other occupancy agreements for the Leased Real Property, including any amendment, guaranty and modification with respect thereto (the “Real Property Leases”). Each of the Real Property Leases is in full force and effect and is enforceable in accordance with its terms against the Holding Companies and Company Subsidiaries party thereto, and to the Knowledge of the Seller, each other party thereto, in each case, except (x) as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, or (y) as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally. Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, (i) none of the Holding Companies or Company Subsidiaries that is party to any Real Property Lease is in breach or default thereof, and (ii) to the Knowledge of the Seller, no other party to any Real Property Lease is in breach or default under, any Real Property Lease. No action or inaction of the Seller, the Business, Holding Companies or Company Subsidiaries would reasonably be expected to entitle any landlord or any other party to exercise any right of entry, right to forfeiture, right to take possession or right to terminate any Holding Company’s or Company Subsidiary’s continued sole and exclusive possession and occupation of the Leased Real Property. As of the date hereof, no party to any of the Real Property Leases has given any of the Seller or its Affiliates written notice, or to the Knowledge of the Seller, other notice, of: (A) any material increase in rent or charges, other than an increase in accordance with the terms of such Real Property Lease or applicable Laws; (B) any non-renewal of such Real Property Lease; or (C) any material variation, material dispute under or termination of any such Real Property Lease. Each of the Holding Companies and Company Subsidiaries, as applicable, has a valid and binding leasehold interest in the Leased Real Property, in each case free and clear of any Lien other than Permitted Liens.

(b)            Section 4.09(b) of the Seller Disclosure Letter contains a true, correct and complete list of all real property that is owned by any Holding Company or any Company Subsidiary (collectively, the “Owned Real Property” and together with the Leased Real Property, the “Real Property”), including, with respect to each Owned Real Property, (i) the fee owner and (ii) physical address. The applicable Holding Company or the applicable Company Subsidiary has fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens. To the extent in the possession of the Seller to the Knowledge of the Seller, the Seller has made available to Purchaser true, correct and complete copies of all deeds, title insurance policies (or if none for the applicable property, title insurance commitments or title insurance reports for such property), surveys, and zoning reports for each Owned Real Property. The Owned Real Property is not subject to any leases, licenses, rights of first refusal, rights of first offer, options to purchase or lease, or any similar rights or options to purchase. No Holding Company nor any Company Subsidiary has entered into any Contract to purchase, sell or transfer, whether by equity or deed, any Owned Real Property other than this Agreement.

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(c)            Except for easements, rights-of-way and other similar matters of record that would not reasonably be expected to materially impair the value, continued current use or the current occupancy of the Owned Real Property, no Person other than the Holding Companies or the Company Subsidiaries has any right to use, lease, sublease, license, possess or occupy any portion of the Owned Real Property, and to the Knowledge of the Seller, no Person other than the Holding Companies or the Company Subsidiaries has any right to use, lease, sublease, license, possess or occupy any portion of the Leased Real Property, and there are no Contracts other than the Real Property Leases between any Holding Company or any of the Company Subsidiaries, on the one hand, and any other Person, on the other hand, providing such Person the right to use, occupy or possess all or any portion of the Real Property. Other than the Real Property, there is no other real property occupied by the Business that is material to the operation of the Business.

(d)            There is no pending or, to the Knowledge of the Seller, threatened, condemnation, expropriation or other Action in eminent domain, or any sale or other disposition in lieu thereof, concerning the Real Property or any portion thereof or interest therein. The Real Property is (i) structurally sound with no mechanical or construction defects, (ii) in substantially good operating condition and repair, subject to ordinary wear and tear (consistent with the age of such premises) and (iii) suitable and fit for the purposes for which such Real Property is currently being used, and is sufficient for the Holding Companies or the Company Subsidiaries, as applicable, to conduct the Business as currently conducted, except in each of the foregoing clauses (i), (ii) and (iii), as is not, and would not reasonably be expected to be, material to the Business, taken as a whole. The Real Property complies with all applicable Laws, except where the failure to so comply is not, and would not reasonably be expected to be, material to the Business, taken as a whole. Since the Lookback Date through the date hereof, no Holding Company nor any Company Subsidiary has received any written notice of any material violation of any applicable Law in connection with the operation or use of the Real Property. There are no restrictions, whether active, pending or, to the Knowledge of Seller, threatened, affecting any of the Real Property that would reasonably be expected to interfere in any material respect with the continued use and occupancy of the Real Property by the applicable Holding Companies and Company Subsidiaries.

Section 4.10 Employment Matters.

(a)            To the extent permitted by applicable Law, Section 4.10(a) of the Seller Disclosure Letter sets forth a true, correct and complete anonymized list of all Business Employees as of the date of this Agreement, and stating for each such employee: (i) job title or position, (ii) employing entity (being one of the Holding Companies or Company Subsidiaries), (iii) hire date or date that continuous employment commenced, (iv) work location (city, state, country), (v) current annual base compensation rate, (vi) target commission, bonus or other incentive-based compensation, (vii) full-time or part-time status, (viii) exempt or non-exempt status, if applicable, (ix) active or leave status (and, if on leave, the expected return date), (x) union representation, if applicable, and (xi) type of employer sponsored visa, if applicable (the “Employee Census”).

(b)            The Business Employees set forth on the Employee Census: (i) represent the entirety of the employees necessary to manage and operate the Business by the Holding Companies and Company Subsidiaries as currently managed and operated and (ii) each have dedicated all or substantially all of their business time to the Business for the last six (6) months or, if hired by any of the Holding Companies or Company Subsidiaries more recently, as of such date. None of the Holding Companies nor any of the Company Subsidiaries employs any individual who in the last six (6) months or, if hired by any of the Holding Companies or Company Subsidiaries more recently, as of such date, has dedicated all or substantially all of their business time to the Excluded Business or any other business of the Seller or its Affiliates (excluding the Holding Companies and the Company Subsidiaries). To the Knowledge of the Seller, no current Business Employee, who is at the level of Managing Director or above, intends to terminate his or her employment. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, all Business Employees classified as “exempt” under the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq., and applicable state wage and hour laws are, and for the six (6) year period preceding the date of this Agreement have been, properly classified as “exempt.”

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(c)            To the extent permitted by applicable Law, Section 4.10(c) of the Seller Disclosure Letter sets forth a true, correct and complete anonymized list of all individual independent contractors of any of the Holding Companies and Company Subsidiaries as of the date of this Agreement, and stating for each such independent contractor: (i) Holding Company or Company Subsidiary engaging the independent contractor, (ii) date of commencement of service and anticipated termination date, if applicable, (iii) total compensation paid to each independent contractor for services performed between January 1, 2023 and the date of this Agreement, (iv) hourly rate of pay, if applicable, and (v) if there is a written contract for the work to be performed (the “Independent Contractor Census”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, all individuals who are performing, and for the six (6) year period preceding the date of this Agreement have performed, services for the Holding Companies or any Company Subsidiary while classified as independent contractors or workers have been properly so classified for all purposes.

(d)            None of the Seller or its Affiliates (in respect of the Business), the Business or any of the Holding Companies or Company Subsidiaries is a party to, or bound by, or currently negotiating, any labor agreement, collective bargaining agreement or any other labor-related agreement or arrangement (“Collective Bargaining Agreement”) with any labor union, labor organization, works council or other employee representative body (“Employee Representative”). No Business Employees are represented by any Employee Representative and there are no Collective Bargaining Agreements that pertain to any Business Employees. Since the Lookback Date, no Employee Representative has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, in each case with respect to the Business Employees. Since the Lookback Date, there have been no labor union organizing activities with respect to any Business Employees and, to the Knowledge of the Seller, no such activities have been threatened. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, since the Lookback Date, there have been no actual or, to the Knowledge of the Seller, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting any of the Holding Companies or Company Subsidiaries and no event has occurred or circumstance exists that would reasonably be expected to provide a legal basis for any such action. The execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any breach or other violation of any Collective Bargaining Agreement, employment agreement, consulting agreement with an individual independent contractor or any other labor-related agreement to which the Business or any of the Holding Companies or Company Subsidiaries is a party or is bound. None of the Seller or its Affiliates (solely in respect of the Business Employees), the Business or any of the Holding Companies or Company Subsidiaries is required under applicable Law or Contract to provide notice to, or to enter into any consultation procedure with, any Employee Representative in connection with the execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

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(e)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries are, and since the Lookback Date have been, in compliance in all respects with all applicable Laws relating to employment and labor matters, including all Laws relating to hiring, discharge, wages, hours of work, overtime pay, holiday pay and the calculation of holiday pay, vacation pay, terms and conditions of employment, anti-discrimination, pay equity, anti-harassment, sexual harassment, retaliation, civil rights, affirmative action, equal opportunity, immigration, eligibility to work, safety and health, workers’ compensation, worker classification, unemployment insurance, provision of employee benefits, provident fund or pension payments, disability rights or benefits, employee leave issues, labor relations, plant closures and layoffs. Since the Lookback Date, the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries have discharged or adequately provided in all material respects for their obligations to pay all salaries, wages, commissions, gratuity payments, provident fund or pension payments, superannuation payments, long service leave payments, bonuses, overtime pay, holiday pay, sick pay, leave encashment(s) and other benefits of or connected with employment. There is no, and since the Lookback Date there has not been, any material Action pending or, to the Knowledge of the Seller, threatened, against any of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries under any such Laws.

(f)            The Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries are, and, since the Lookback Date, have been, in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local Law relating to plant closings and layoffs (collectively, the “WARN Act”). No Business Employees have experienced an “employment loss” as defined under the WARN Act in the ninety (90) days preceding the date of this Agreement.

(g)            No Business Employee is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other similar obligation: (i) to any of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries or (ii) to the Knowledge of Seller, to a former employer of any such Business Employee relating (A) to the right of any such employee to be employed by a Holding Company or a Company Subsidiary, as the case may be, or (B) to the knowledge or use of trade secrets or proprietary information.

(h)            None of the Holding Companies or Company Subsidiaries is a party to a settlement agreement with a current or former officer, employee, worker or independent contractor of any of the Holding Companies or any of the Company Subsidiaries that involves allegations relating to sexual harassment or sexual misconduct by either (i) an officer of any of the Holding Companies or Company Subsidiaries or (ii) a Business Employee at the level of Managing Director or above. To the Knowledge of the Seller, since the Lookback Date, no allegations of sexual harassment or sexual misconduct have been made against (x) any officer of any of the Holding Companies or Company Subsidiaries or (y) a Business Employee at the level of Managing Director or above.

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(i)             Each individual who is currently providing services to any Holding Company or any Company Subsidiary through a third-party service provider, or who provided services to any Holding Company or any Company Subsidiary through a third-party service provider since the Lookback Date, is not or was not an employee of any of the Holding Companies or Company Subsidiaries. None of the Holding Companies or any Company Subsidiary has a single employer, joint employer, alter ego or similar relationship with any other entity.

(j)             The Holding Companies and the Company Subsidiaries are not and have not been: (i) a “contractor” (as defined by Executive Order 11246) or (ii) subject to a contractual covenant or agreement to comply with Executive Order 11246 or any other applicable Laws requiring affirmative action or other employment related actions for government contractors or subcontractors.

Section 4.11 Employee Benefits.

(a)            Section 4.11(a) of the Seller Disclosure Letter sets forth a list, as of the date of this Agreement, of each material written Benefit Plan (other than (A) governmental plans, programs or policies and any such plan, program or policy mandated by applicable Law and (B) individual employment agreements where the employee’s individual terms and conditions of employment do not materially differ from the Holding Companies’ or Company Subsidiaries’ template employment agreements for the applicable grades or level of employment) for the benefit of any Business Employees or Former Business Employees who reside in a Material Jurisdiction with each such Benefit Plan that is an Assumed Benefit Plan identified (by category of type of Assumed Benefit Plan) with an asterisk in Section 4.11(a) of the Seller Disclosure Letter. “Material Jurisdiction” means Brazil, the United States, the United Kingdom and Thailand. Within thirty (30) days following the date of this Agreement, Seller shall have provided Purchaser a list of each material written Benefit Plan for the benefit of any Business Employees or Former Business Employees who reside in a jurisdiction other than a Material Jurisdiction. With respect to each Assumed Benefit Plan, the Seller has made available to the Purchaser (A) a true, correct and complete copy of such Assumed Benefit Plan or, if such plan is not in writing, a written description of such Assumed Benefit Plan, and, to the extent applicable, (B) the ERISA summary plan description currently in effect and all summaries of material modifications thereto, (C) the most recent annual reports (Form 5500s and all schedules and financial statements attached thereto), (D) all nondiscrimination testing reports for each Assumed Benefit Plan for the most recent plan year, (E) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Assumed Benefit Plan and (F) any other material governing documentation, to the extent applicable, all related trust agreements, insurance contracts or other funding Contracts and, to the extent applicable and as of the date hereof, the most recent financial, actuarial, audit or similar reports. With respect to each material Retained Benefit Plan, Seller has made available to Purchaser a true, correct and complete copy of such Benefit Plan or a summary thereof.

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(b)            Other than any statutory social security plans operated under Law or as required by applicable Law (including continuation coverage required under Section 4980B(f) of the Code or similar state Law), none of the Seller or its Affiliates (in respect of the Business), the Business or any of the Holding Companies or Company Subsidiaries provides or contributes to or is liable to provide or contribute to the provision of benefits payable to, or in respect of, any Business Employee or Former Business Employee on retirement or other termination of employment.

(c)            The Pension Schemes have received formal approval or qualification from, or are duly registered with, the appropriate Tax, social security, supervisory and other applicable Governmental Authorities in the relevant state or jurisdiction in order to obtain any requisite Tax exemption (or partial Tax exemption) with respect to contributions, benefits or investments and no event has occurred since the date of the most recent approval or application therefor relating to any such Pension Scheme that would, or would reasonably be expected to, affect in any material respect any such approval relating thereto, result in disqualification or adversely affect such exemption thereto or increase the costs relating thereto. Each Assumed Benefit Plan maintained in a jurisdiction outside of the United States is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in material compliance with applicable Law, and the fair market value of the assets held under each Pension Scheme or Assumed Benefit Plan that is funded on an actuarial basis is sufficient so as to permit a termination of each such Pension Scheme or Assumed Benefit Plan, in material compliance with applicable Law, immediately after the Closing Date without any of the Purchaser or its Affiliates (including, for clarity, the Holding Companies and Company Subsidiaries) being required to make additional contributions to such Pension Scheme or Assumed Benefit Plan (or related trust) or to incur any Liability with respect to the funding or payment of benefits under such Pension Scheme or Assumed Benefit Plan.

(d)            In the six (6) years preceding the date of this Agreement, none of the Seller or its Affiliates (in respect of the Business), the Business or any of the Holding Companies or Company Subsidiaries has (i) been an employer in relation to, participated in, or had any Liability to or in respect of a pension scheme which is not a money purchase pension scheme, as defined under section 181(1) of the United Kingdom Pension Schemes Act 1993; or (ii) been an “associate” of or “connected” with (with the meanings given to them in sections 435 and 249 of the United Kingdom Insolvency Act 1986 respectively) any person who is or has been an employer in relation to a pension scheme to which section 32, 43, 47 or 58 of the United Kingdom Pensions Act 2004 applies. The Seller has made available to Purchaser a reasonable estimate of all contingent Liabilities of the Holding Companies and Company Subsidiaries relating to any early retirement or redundancy benefits on enhanced terms under any defined benefit pension plans in the United Kingdom. To the Knowledge of the Seller, since 2014 there have been no claims by any current or former employee of the Business, the Holding Companies or the Company Subsidiaries relating to any early retirement or redundancy benefits on enhanced terms under any defined benefit pension plans in the United Kingdom.

(e)            No employee has previously transferred to any of the Holding Companies or any of the Company Subsidiaries pursuant to the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, and there are no such employees who prior to such transfer participated in a defined benefit pension scheme that made provision for benefits other than related to old age, invalidity or on death.

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(f)            Each Assumed Benefit Plan has been maintained in all material respects in accordance with its terms and the requirements of all applicable Laws. All obligations required to be performed under any Assumed Benefit Plan by the Business or the Seller and its Affiliates (including the Holding Companies and the Company Subsidiaries) have been performed and none of the Business or the Seller or its Affiliates (including the Holding Companies and the Company Subsidiaries) is in default under or in material violation of any Assumed Benefit Plan. As of the date hereof, no material Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Seller, threatened with respect to any Assumed Benefit Plan.

(g)            With respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) each such Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) no event has occurred that would, or would reasonably be expected to, result in disqualification or adversely affect such exemption.

(h)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Holding Companies and the Company Subsidiaries, taken as a whole, all required reports and disclosures due to be filed or distributed have been so timely filed and distributed appropriately with respect to each Assumed Benefit Plan, and all contributions (including all employer contributions and employee salary reduction contributions), premiums or other similar payments have been timely paid with respect to each Assumed Benefit Plan.

(i)             None of the Business, Holding Companies or Company Subsidiaries, or any ERISA Affiliate of any of the foregoing Persons, within the preceding six-year period, maintained, established, sponsored participated in, contributed to, been required to contribute to or had any liability in respect of, (i) any “defined benefit plan,” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (iv) a “multiple employer plan” within the meaning of Section 413 of the Code, or (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(j)             Each Assumed Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance with, and the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries have complied in all material respects in practice and operation with all applicable requirements of Section 409A of the Code. None of the Seller or its Affiliates (solely in respect of the Business Employees), the Business or any of the Holding Companies or Company Subsidiaries has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty, additional income Taxes or excise Taxes incurred under Sections 409A or 4999 of the Code.

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(k)            Except as set forth in this Agreement, neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby would, or would reasonably be expected to, either alone or in combination with another event, (i) entitle any Business Employee or Former Business Employee to any bonus or severance or termination pay or any increase in any bonus or severance or termination pay from any of the Business, Holding Companies or Company Subsidiaries, (ii) accelerate the time of payment or vesting of, or funding (through a grantor trust or otherwise), or increase the amount of, any compensation or benefits due to any Business Employee or Former Business Employee, (iii) result in the application of any limitation or restriction on the ability of the Holding Companies or Company Subsidiaries to amend or terminate any Assumed Benefit Plan, or (iv) result in any payments that would not be deductible by any of the Holding Companies or Company Subsidiaries under Section 280G of the Code or that would result in an excise tax under Section 4999 of the Code, except, in the case of the foregoing clauses (i) and (ii), for any payments or benefits for which the Seller or any of its Affiliates (other than the Holding Companies or any of the Company Subsidiaries) are and shall be solely liable.

Section 4.12 Material Contracts.

(a)            Section 4.12(a) of the Seller Disclosure Letter lists, by reference to the applicable section and subsection of this Section 4.12, as of the date hereof each Contract (excluding any purchase orders, except as set forth below in this Section 4.12) to which any of the Seller or its Affiliates (in respect of the Business) or any of the Holding Companies or Company Subsidiaries is a party or by which any of them or the Business is otherwise bound (each, a “Material Contract”), that is:

(i)            a Contract (including any written letter of intent, term sheet or similar written item, whether binding or nonbinding) relating to the acquisition or disposal (whether by way of a share or asset purchase, merger, exclusive license or otherwise) of any Equity Interests, business or any Person or division thereof, or of any Real Property, that in each case involves outstanding payment obligations (including indemnification, “earn-out”, “seller notes”, contingent purchase price or similar performance-based payment obligations), in each case in excess of $250,000;

(ii)           a Contract with any of the Top Customers or a Contract with any of the Top Suppliers during any Applicable Measurement Period;

(iii)          a partnership, consortium, joint venture, strategic alliance, joint development or other Contract involving a sharing of profits or losses;

(iv)          (A) a guarantee, suretyship, indemnification or contribution agreement or other source of contingent liability in respect of any indebtedness or obligations of any Person, (B) the Factoring Arrangements or (C) a Contract pursuant to which a Lien has been granted or incurred, other than a Permitted Lien or a Lien otherwise not reasonably expected to be, individually or in the aggregate, material to the Business taken as a whole;

(v)           (A) a Contract that contains a “most-favored-nation” clause or similar term that provides a party thereto preferential pricing or treatment, (B) a Contract that contains a minimum purchase requirement for goods or services in excess of $500,000 in any twelve (12) month period or (C) a Contract that requires the purchase or sale of all or substantially all of a party’s requirements of a particular product or service from a certain party or other Person;

(vi)          a Contract that restricts any of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries in any material respect from competing or engaging in any line of business, products or services in any area or location or from soliciting or hiring any Person for employment or to provide services;

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(vii)         a Contract that is a sales, commission, agency, marketing, representative or similar Contract (or group or series of any of the foregoing) under which any of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries have made in calendar year 2022, or are expected to make in calendar year 2023, payments in excess of $500,000 in the aggregate;

(viii)        a Contract pursuant to which exclusive rights have been granted to any customer, supplier or other Person to sell, market or distribute any product or service;

(ix)          a Contract pursuant to which any of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries receives a license to or other similar right to use or register any material Intellectual Property, from any other Person (other than (x) click-wrap, shrink-wrap, or off-the-shelf or commercially available software licenses, or any other software licenses that are available on standard terms to the public generally or (y) non-exclusive licenses or grants of rights merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license);

(x)            a Contract pursuant to which any of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries grants a license to or other right to use or register any material Intellectual Property to any other Person (other than (x) non-exclusive licenses granted (or that arise as a matter of Law) to customers in connection with the sale or provision of products and services of any of the Business, Holding Companies or Company Subsidiaries in the Ordinary Course of Business and (y) non-exclusive Trademark licenses that are merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as a sale, supply, manufacturing or marketing Contract;

(xi)          any Contract involving any resolution or settlement of any actual or threatened Action or other dispute that has not been fully performed and discharged by the payment of cash;

(xii)         (A) a Contract with a Governmental Authority or (B) a Contract with any Person where it is expressly stated in that Contract that such Person is acting as a subcontractor to a Governmental Authority;

(xiii)        a Related Person Arrangement; or

(xiv)        any Contract that is classified as a finance lease or a capital lease which is material to the Business taken as a whole.

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(b)            The Seller has made available to the Purchaser a true, correct and complete copy of each Contract listed on Section 4.12(a) of the Seller Disclosure Letter and of the Mining SAPA and the I&E Asset Purchase Agreement, in each case, as amended, supplemented or otherwise modified as of the date of this Agreement. Except for terminations in the Ordinary Course of Business that are in accordance with the terms of such agreements (not including for breach or failure to perform) effected after the date hereof, each Material Contract is in full force and effect and represents a legal, valid and binding obligation of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries party thereto, enforceable against such Person in accordance with its terms and, to the Seller’s Knowledge, each other party(ies) thereto (i) in each case, except for such failures to be a legal, valid and binding obligation or enforceable that is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, and (ii) subject in all cases to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally. None of the Seller or its Affiliates (in respect of the Business), the Business, any of the Holding Companies or Company Subsidiaries nor, to the Knowledge of the Seller, any other party thereto, is in default, violation, conflict or breach under any Material Contract, and no event has occurred or is occurring that constitutes, or with notice or the passage of time or both would constitute, a default, violation or breach under, or permit the termination of, any Material Contract, except for any breach, violation or default that is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. None of the Seller or any of its Affiliates (in respect of the Business), the Business or any Holding Company or Company Subsidiary has received any written notice of breach, violation, conflict, default, cancellation or termination of any Material Contract.

Section 4.13 Intellectual Property and Information Technology.

(a)            Section 4.13(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of all registrations and applications for Patents, Trademarks and Copyrights owned by any of the Holding Companies or Company Subsidiaries (“Listed Intellectual Property”) and the applicable registrant, applicant or owner is set forth in the column opposite each such Listed Intellectual Property. All Listed Intellectual Property is solely and exclusively owned by a Holding Company or Company Subsidiary and is valid and enforceable and there are no inventorship challenges, or opposition, reexamination, nullity, interference or other proceedings or Actions commenced or threatened in writing, with respect to any Listed Intellectual Property.

(b)            The Holding Companies and Company Subsidiaries either (i) own free and clear of all Liens other than Permitted Liens or (ii) have the right to use pursuant to a valid license, sublicense or other permission (including under any Ancillary Agreement) all material Intellectual Property used or held for use in the operation of the Business, as presently conducted and as contemplated to be conducted.

(c)            (i) The operation of the Business does not infringe, misappropriate or otherwise violate, and since the Lookback Date has not infringed, misappropriated or otherwise violated, any Intellectual Property of any Person and (ii) no rights in any Company Intellectual Property or Intellectual Property exclusively licensed to any of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries are being infringed, misappropriated or otherwise violated, or, since the Lookback Date, have been infringed, misappropriated or otherwise violated by any Person.

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(d)            (x) There are no material Actions pending or threatened in writing, (y) since the Lookback Date, there have been no material Actions pending or threatened in writing and (z) the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries have not otherwise received from or sent to any Person any written notice, charge, complaint, claim or other written assertion, in each case of the foregoing, (i) alleging that the operation of the Business infringes, misappropriates or is otherwise in violation of any Intellectual Property of any Person, (ii) alleging that any Person has infringed, misappropriated or otherwise violated any Intellectual Property of any of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries or (iii) challenging the validity, enforceability or ownership of any Listed Intellectual Property.

(e)            Each employee, contractor and consultant of the Holding Companies, Company Subsidiaries or the Seller and its Affiliates (in respect of the Business), has assigned to one of the Holding Companies or Company Subsidiaries (either pursuant to a valid and binding agreement or by operation of Law), all Intellectual Property that such employee or consultant, solely or jointly, conceived, reduced to practice, developed, contributed to, modified, improved or made during the period of their employment, contracting or consulting relationship for or on behalf of the Holding Companies or Company Subsidiaries and has waived all moral rights (and similar rights) in respect of such Intellectual Property to the extent possible under applicable Law.

(f)            The Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries have taken commercially reasonable actions to maintain and protect the secrecy and confidentiality of the material Trade Secrets included in the Company Intellectual Property, and, to the Knowledge of the Seller, no such Trade Secret has been disclosed to any Person other than pursuant to a non-disclosure agreement restricting the disclosure of such Trade Secret.

(g)            Except for the Intellectual Property to be licensed to the Holding Companies and Company Subsidiaries pursuant to this Agreement or the Ancillary Agreements, the Seller and its current and (with respect to any Affiliates sold by Seller or any of its Affiliates in connection with the transactions contemplated by the Mining SAPA) former Affiliates (other than the Holding Companies and the Company Subsidiaries) do not own any Intellectual Property used or held for use in the Business. The operation of the Business, as of the date hereof and immediately prior to the Closing, is compliant with, in all material respects, the terms of the Carl Schenck License, as if such license were in effect as of the date hereof and immediately prior to the Closing.

(h)            Except as set forth on Section 4.13(h) of the Seller Disclosure Letter, no Software or other material that is distributed as “open source software” or under a similar licensing or distribution model, including the Apache 2.0. GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL) or GNU Affero General Public License (AGPL) (“Open Source Software”) has been incorporated into, linked or distributed with any source code of any material proprietary Software owned or purported to be owned by any of the Seller and its Affiliates (held for or on behalf of any of the Business), the Holding Companies or the Company Subsidiaries (the “Company Source Code”) in a manner that would: (i) either currently or upon its distribution, require any such Company Source Code (in whole or in part) to be licensed, sold or disclosed, or (ii) grant the right to make derivative works of any of such Company Source Code (in whole or in part). All use and distribution of Software and Open Source Software by the Seller and its Affiliates (in respect of the Business), the Holding Companies and the Company Subsidiaries is in compliance with all Open Source Software licenses in all material respects.

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(i)            One or more of the Holding Companies or Company Subsidiaries owns or has a valid right to access and use, all computer systems, networks, Software, and IT Equipment necessary for use in connection with the operation of the Business (“Company IT Systems”). The Company IT Systems (i) are reasonably adequate for, and operate and perform in all material respects as required in connection with, the operation of the Business and (ii) do not, to Seller’s Knowledge, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (A) disrupt or adversely affect the functionality of any Company IT Systems, except as disclosed in their documentation; or (B) enable or assist any Person to access without authorization any Company IT Systems. Since the Lookback Date, there have been no security breaches of the Company IT Systems and there have been no adverse events affecting any Company IT Systems, in each case, that materially and adversely affected the Business.

Section 4.14 Taxes.

(a)            All income and other material Tax Returns required to be filed by the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries have been filed in a timely manner (taking into account all extensions of due dates). All such Tax Returns are accurate and complete in all material respects, and all material Taxes due and owing by the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries (whether or not shown on such Tax Returns), and including, for the avoidance of doubt, withholding Taxes, have been paid or withheld when due.

(b)            There are no Liens for Taxes upon or pending against the Holding Companies, the Company Subsidiaries or any asset of the Business other than Permitted Liens.

(c)            None of the Business, Holding Companies or Company Subsidiaries is involved in any material current dispute, audit or claim with any Tax Authority or is or has in the last six (6) years been the subject of any investigation by any Tax Authority. None of the Business, Holding Companies or Company Subsidiaries is liable to pay any penalty, surcharge, fine or interest in respect of Tax. There is no outstanding, assessed or proposed Tax deficiency against the Business or any of the Holding Companies or Company Subsidiaries.

(d)            The Holding Companies and the Company Subsidiaries are and have at all times been residents for Tax purposes only in their jurisdiction of incorporation. None of the Holding Companies, the Company Subsidiaries or the Business is, or has been, subject to Tax in any jurisdiction other than in its jurisdiction of incorporation by virtue of having a branch, permanent representative, permanent establishment, or other Tax presence in any jurisdiction in which it has not filed Tax Returns. No claim has been made in writing by a Tax Authority in a jurisdiction where the Business, Holding Companies or Company Subsidiaries does not file Tax Returns that such Holding Company or Company Subsidiary is or may be subject to taxation by that jurisdiction.

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(e)            The Business, Holding Companies and Company Subsidiaries has deducted, withheld and paid to the appropriate Tax Authority all material Taxes to be deducted, withheld or paid and complied with all material reporting requirements with respect to such payments.

(f)            None of the Business, Holding Companies or Company Subsidiaries (i) has any liability for any material Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than such Holding Company or Company Subsidiary, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, or by Contract or (ii) has been a member of an affiliated group filing consolidated income or franchise Tax Returns (except for the group of which the Holding Companies or any Company Subsidiary is the common parent) for federal, state or foreign Tax purposes.

(g)            None of the Business, Holding Companies or Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date, (B) any prepaid amount or deferred revenue received or accrued on or prior to the Closing Date, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income tax Law) entered into on or prior to the Closing Date, (D) any “gain recognition agreement” or “domestic use election” (or analogous concepts under state, local or foreign income Tax Law) or election under Section 965 of the Code or (E) a change in the method of accounting for a period ending prior to or including the Closing Date.

(h)            None of the Business, Holding Companies or Company Subsidiaries has (i) waived any statute of limitations (and no request for any such waiver or consent is pending) with respect to material Taxes; (ii) agreed to any extension of the period for assessment or collection of any material Taxes or deficiencies against the Business, Holding Companies or Company Subsidiaries; or (iii) executed or filed any power of attorney with respect to material Taxes. None of the Business, Holding Companies or Company Subsidiaries has requested an extension of time within which to file any Tax Return in respect of any fiscal year, which has not since been filed.

(i)             None of the Business, Holding Companies or Company Subsidiaries “participates” or has “participated” in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar transaction under any similar provision of state, local or foreign Law).

(j)             None of the Holding Companies, Company Subsidiaries or the Business has any limitation on the use of any net operating loss or Tax credit or other similar items imposed by Section 382 or Section 383 of the Code, by Treasury Regulations issued pursuant to Section 1502 of the Code or by any other provision of Law.

(k)            None of the Holding Companies, Company Subsidiaries or any part of the Business has, within the two (2) years prior to Closing, constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

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(l)             None of the Holding Companies, Company Subsidiaries or any part of the Business is or has, in the five (5) year period ending on the date hereof, been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(m)           Each of the Business, Holding Companies and Company Subsidiaries are in compliance in all material respects with all transfer pricing Laws and requirements in all jurisdictions in which it or they does business, including the execution and maintenance of contemporaneous documentation substantiating any transfer pricing practices and methodologies.

(n)            None of the Business, Holding Companies or Company Subsidiaries is a party to any agreement providing for the allocation or apportionment of any material liability for Taxes except for (i) any agreements between and among solely the Holding Companies and the Company Subsidiaries and (ii) customary provisions regarding Taxes in commercial contracts, the primary subject matter of which is not Taxes.

(o)            Each of the Business, the Holding Companies and each Company Subsidiary: (i) has been registered at all times that it has been required to be registered for VAT purposes; and (ii) has complied with and observed in all material respects the terms of VAT legislation.

(p)            None of the Business, Holding Companies or Company Subsidiaries has formed part of any Tax Consolidation other than a Tax Consolidation consisting solely of Company Subsidiaries.

(q)            None of the Business, Holding Companies or Company Subsidiaries has paid or become liable to pay to any Tax Authority any penalty, fine, surcharge or material amount of interest in respect of Tax, or has been criminally convicted of any offense related to Tax.

(r)            Section 4.14(r) of the Seller Disclosure Letter sets forth the obligor, holder, outstanding balance and currency of all Intra-Group Non-Trade Payables, Intra-Group Non-Trade Receivables, Intra-Group Trading Balances, and Holding Company Group Balances, in each case as of April 30, 2023. From April 30, 2023 to the date of this Agreement, the obligor, holder, outstanding balance and currency of all Intra-Group Non-Trade Payables, Intra-Group Non-Trade Receivables, Intra-Group Trading Balances and Holding Company Group Balances have not changed other than in the Ordinary Course of Business.

Section 4.15 Affiliate Transactions.

(a)            Except for Overhead and Shared Services, Section 4.15 of the Seller Disclosure Letter contains a true, correct and complete list of all Related Person Arrangements and, except for those Related Person Arrangements set forth on Section 4.15 of the Seller Disclosure Letter, there are no other Related Person Arrangements.

(b)            No current or, to the Knowledge of Seller, former Related Person of the Seller (i) owns any property, assets, interests and rights, whether tangible or intangible, that is material to the conduct of the Business, or (ii) is a party to any Contract with any of the Holding Companies or Company Subsidiaries, except in each case for compensation and benefits payable under a Benefit Plan or employment agreement to employees, officers or directors in their capacity as such.

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Section 4.16 Privacy and Security.

(a)            The Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries comply and, since the Lookback Date, have complied, in all material respects, with all Privacy Laws applicable to such Person’s Processing and transfer of Personal Information, including, where applicable, through the implementation and regular maintenance of appropriate data protection policies, procedures, records or logs concerning the collection, use, storage, retention, transfer and security of Personal Information. The Business, Holding Companies and the Company Subsidiaries have in place, and have had in place since the Lookback Date, measures to undertake due diligence on third-party suppliers, and enter into contracts with third-party suppliers, as necessary to meet the requirements of applicable Privacy Laws.

(b)            The Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries have implemented and maintain appropriate technical and organizational measures to protect the confidentiality of Personal Information and keep it confidential and to protect Personal Information against Personal Data Breaches or Cybersecurity Incidents, such as through penetration tests, vulnerability assessments, audits and reviews, and has remediated any and all high-level and critical vulnerabilities identified therein. The Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries have aligned their cybersecurity practices with relevant industry standards.

(c)            Except as set forth on Section 4.16(c) of the Seller Disclosure Letter, since the Lookback Date, none of the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries has, or has reasonably suspected that it has, (i) suffered any material Personal Data Breach or Cybersecurity Incident, (ii) been subject to investigations, notices or requests from any Supervisory Authority or other Governmental Authority in relation to their data processing activities and compliance with Privacy Laws, (iii) received notice from any individuals alleging non-compliance with Privacy Laws (including any enforcement notice or monetary penalty notice) or alleging that any response to a request by a data subject to exercise their rights under Privacy Laws was not compliant with Privacy Laws.

Section 4.17 Environmental Matters.

(a)            Except, in each case, as is not, and would not, reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole: (i) the Seller and its Affiliates (in respect of the Business), the Holding Companies and the Company Subsidiaries have obtained all Permits they are required to have under applicable Environmental Laws (“Environmental Permits”) for the ownership and operation of the Business as currently conducted; (ii) such Environmental Permits are in full force and effect, valid and in good standing; (iii) no appeal or other Action is pending to revoke, suspend, cancel, terminate or adversely modify any such Environmental Permit; (iv) no Person has provided written notice of intent to challenge any such Environmental Permit; and (v) there are no facts, circumstances or conditions that would reasonably be expected to result in the termination, cancellation, suspension, revocation or adverse modification of any such Environmental Permit.

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(b)            The Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries are, and since the Lookback Date have been, in compliance with all terms and conditions of all Environmental Permits and all applicable Environmental Laws, except where the failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

(c)            The Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries are not subject to any material Governmental Orders issued, entered, promulgated or approved under any Environmental Laws and no such Governmental Orders are pending or threatened in writing or, to the Seller’s Knowledge, otherwise threatened.

(d)            There is no Action pending or threatened in writing or, to the Seller’s Knowledge, otherwise threatened against the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or Company Subsidiaries alleging any violation of or liability under Environmental Laws or relating to the disposal, arrangement for disposal or Release of any Hazardous Material at any location, except for such actions as are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

(e)            None of the Seller or its Affiliates (in respect of the Business), the Business, the Holding Companies or any Company Subsidiary has received written notice that it is subject to any investigation pursuant to any Environmental Law.

(f)            Except for Releases that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, there has not been any Release of Hazardous Materials: (i) at any of the Real Property; (ii) to the Knowledge of the Seller, at any real properties formerly owned, leased, operated or used by the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries; or (iii) to the Knowledge of Seller, at any other location.

(g)            None of the Seller or its Affiliates (in respect of the Business), the Business, the Holding Companies or Company Subsidiaries has agreed to indemnify any Person pursuant to Environmental Law or otherwise retained or assumed responsibility for any Liabilities of any other Person arising pursuant to any Environmental Law, excluding any agreements where such obligations have expired or terminated.

(h)            The Seller has made available to the Purchaser all material assessments, reports, data, results of investigations or audits that are in the possession of the Seller or its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries pertaining to the environmental condition of the Real Property, compliance or noncompliance with applicable Environmental Laws, open or pending Actions or investigations pursuant to Environmental Law and any existing, pending or threatened Governmental Orders relating to Environmental Law.

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Section 4.18 Customer Relationships. Section 4.18 of the Seller Disclosure Letter (i) lists the names of the twenty (20) largest end-user customers of the Business, Holding Companies and Company Subsidiaries measured by dollar value (collectively, the “Top Customers” and each a “Top Customer”) for each of (A) the twelve (12) months ended December 31, 2021 and (B) the twelve (12) months ended December 31, 2022 (each such twelve- (12-) month period in (A) and (B), the “Applicable Measurement Period”) and (ii) sets forth opposite the name of each such Top Customer (A) the amount of sales to such Top Customer during the Applicable Measurement Period and (B) the applicable Contract(s) with such Top Customer pursuant to which such sales are made (or, if such sales are made not pursuant to a Contract, indicating the same). During the Applicable Measurement Period, and through the date hereof, none of the Top Customers has notified or threatened the Seller and its Affiliates (in respect of the Business), the Holding Companies or the Company Subsidiaries in writing or, to the Knowledge of the Seller, otherwise notified or threatened, that it intends to cancel, terminate or adversely modify, in any material respect, its relationship with the Business, Holding Companies or Company Subsidiaries. During the Applicable Measurement Period, and through the date hereof, there are no and there have not been any, material pending or threatened in writing or, to the Knowledge of the Seller, otherwise threatened, disputes with any Top Customer.

Section 4.19 Supplier Relationships. Section 4.19 of the Seller Disclosure Letter (i) lists the names of the twenty (20) largest suppliers of the Business, Holding Companies and Company Subsidiaries measured by spend (collectively, the “Top Suppliers” and each a “Top Supplier”) for each of the Applicable Measurement Periods and (ii) sets forth opposite the name of each such Top Supplier (A) the amount of purchases from such Top Supplier during the Applicable Measurement Period and (B) the applicable Contract(s) with such Top Supplier pursuant to which such purchases are made (or, if such purchases are not made pursuant to a Contract, indicating the same). During the Applicable Measurement Period, and through the date hereof, none of the Top Suppliers has notified or threatened the Seller and its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries in writing or, to the Knowledge of the Seller, otherwise notified or threatened, that it intends to cancel, terminate or adversely modify, in any material respect, its relationship with the Business, Holding Companies or Company Subsidiaries. During the Applicable Measurement Period, and through the date hereof, there are no and, there have not been any, material pending or threatened in writing or, to the Knowledge of the Seller, otherwise threatened, disputes with any Top Supplier.

Section 4.20 Accounts Receivable; Accounts Payable. All accounts receivable and accounts payable of the Business: (a) arose in the Ordinary Course of Business from bona fide arm’s-length transactions for the sale (or purchase) of goods or performance (or receipt) of services and (b) are, with respect to accounts receivable, collectible in the Ordinary Course of Business in all material respects and not, to the Seller’s Knowledge, subject to any material counterclaims or setoffs, except for such items that have been written off or adequately reserved for in the Most Recent Financial Information. There are no facts or circumstances which would reasonably be expected to result in a material increase in the uncollectability of any accounts receivable of the Business.

Section 4.21 Stimulus Programs. None of the Holding Companies or Company Subsidiaries have incurred any loan, directly or indirectly, pursuant to (i) the Paycheck Protection Program, established by the Coronavirus Aid, Relief and Economic Security (CARES) Act or any other lending programs authorized by such Law and administered by the U.S. Small Business Administration or (ii) other similar programs of any non-U.S. Governmental Authority put in place in connection with COVID-19.

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Section 4.22 Insurance Policies.

(a)            Section 4.22(a) of the Seller Disclosure Letter contains a true, correct and complete list of all policies of insurance owned or held by any of the Holding Companies or Company Subsidiaries (or covering or available to the Business or any of the Holding Companies or Company Subsidiaries but owned or held, in whole or in part, by the Seller or any of its Affiliates, with such ownership identified therein) (collectively, the “Company Insurance Policies”), including with respect to each such Company Insurance Policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. The Seller has made available to Purchaser true, correct and complete copies of the Company Insurance Policies and all amendments and riders thereto.

(b)            All such Company Insurance Policies are in full force and effect, and all premiums with respect thereto covering all periods up to the date hereof have been paid, and as of the date hereof, no written notice of cancellation or termination has been received with respect to any such policy. The Seller and its Affiliates have complied in all material respects with the provisions of each of the Company Insurance Policies and, to the Knowledge of the Seller, no event has occurred that constitutes or with notice or the passage of time or both would constitute a default, violation, breach or permit the termination of any of the Company Insurance Policies. Except as set for forth on Section 4.22(b) of the Seller Disclosure Letter, as of the date hereof there are no pending or open material claims under any of the Company Insurance Policies in respect of the Business.

(c)            As of the date hereof, no policy limits of any of the Company Insurance Policies have been exhausted or materially eroded or reduced. No insurer has denied, rejected, questioned or disputed or made any reservation of rights regarding any pending or open claims under any of the Company Insurance Policies. As of the date hereof, there are no pending or threatened in writing or, to the Knowledge of the Seller, otherwise threatened, terminations or material premium increases with respect to any of the Company Insurance Policies. There are no pending or open material claims under any of the Company Insurance Policies with any insolvent carriers.

Section 4.23 Inventory. All of the inventories of any of the Business, Holding Companies or Company Subsidiaries, including work in process and finished goods inventory, whether reflected in the Most Recent Financial Information or otherwise, is usable and salable in the Ordinary Course of Business in all material respects, except for such items that have been written off or written down to their estimated fair market value in the Most Recent Financial Information or for which adequate reserves have been established. The quantities of each type of inventory (whether raw materials, work-in-process or finished goods) are reasonable and warranted in the present circumstances of the Business. Except where it is not, and would not reasonably be expected to be, material to the Business, taken as a whole, all work in process and finished goods inventory held by any of the Business, Holding Companies or Company Subsidiaries is, to Seller’s Knowledge, free of any material defect or other material deficiency.

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Section 4.24 Products.

(a)            Since the Lookback Date, each machine, equipment, product or other unit sold or delivered by any of the Seller or its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries (the “Products”) has been in conformity with all product specifications and all express and implied warranties, in each case, where the failure to conform is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. Except as set forth in Section 4.24(a) of the Seller Disclosure Letter, none of the Seller or its Affiliates (in respect of the Business), the Business or any of the Holding Companies or Company Subsidiaries has any material Liability to any customer in respect of any Product failing to conform to product specifications or warranties that is not reserved against in the Most Recent Financial Information. Each of the Products is fit for the purposes for which it is intended to be used, in each case, except where the failure to be so fit for the purposes for which it is intended to be used is not, and would not reasonably be expected to be, material to the Business, taken as a whole. Since the Lookback Date, there has been no recall (whether voluntary or mandatory) of any Product, including any recall required by any Governmental Authority. Since February 27, 2006, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, no machine, equipment, product or other unit made or sold by the Seller or its Affiliates (in respect of the Business), the Business, the Holding Companies or the Company Subsidiaries contains asbestos.

(b)            Except where it is not, and would not reasonably be expected to be, material to the Business, taken as a whole, each of the Seller and Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries has (i) all industry or trade group certifications required for it to design, manufacture and sell Products or provide its services in the Ordinary Course of Business; (ii) obtained all product registrations and other certifications required for it to design, manufacture, sell and distribute Products in all applicable jurisdictions; and (iii) and has otherwise complied in all material respects with all applicable industry standards in respect of the design, manufacture and sale of any particular Product or Products, as applicable, in such jurisdictions.

Article V
Representations and Warranties of the Purchaser

In order to induce the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

Section 5.01 Organization and Good Standing. Each of the Purchaser Parties is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization, as applicable, and has all requisite power and authority to (a) enable it to own, lease or otherwise hold and operate its assets and properties, and (b) conduct its business as currently conducted.

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Section 5.02 Authority.

(a)            Each of the Purchaser Parties, as applicable, has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is, or is specified to be or will be, a party, to perform its obligations hereunder and thereunder, as applicable, and to consummate the Acquisition and the other transactions contemplated hereby and thereby.

(b)            The execution, delivery and performance by each of the Purchaser Parties, as applicable, of this Agreement and the Ancillary Agreements to which it is, or is specified to be or will be, a party and the consummation by the Purchaser Parties, as applicable, of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser Parties, as applicable, and no other action on the part of the Purchaser Parties, as applicable, is necessary to authorize this Agreement and the Ancillary Agreements or the performance and consummation of the Acquisition and the other transactions contemplated hereby and thereby.

(c)            The Purchaser has duly executed and delivered this Agreement and, prior to the Closing, each of the Purchaser Parties, as applicable, will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be or will be, a party, and, assuming the due execution and delivery by the Seller Parties, this Agreement constitutes the Purchaser’s, and each Ancillary Agreement will, after execution and delivery by each of the Purchaser Parties, as applicable, assuming the due execution and delivery by the Seller Parties, constitute each Purchaser Party’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally.

Section 5.03 No Conflict; Consents and Approvals. Assuming the truth and accuracy of Section 3.03(ii) of the Seller Disclosure Letter, except for Consents listed in Section 3.03(ii) of the Seller Disclosure Letter and filings under the Securities Exchange Act of 1934 and as contemplated by the rules of the New York Stock Exchange, none of: (a) the execution, delivery and performance by the Purchaser Parties, as applicable, of this Agreement and each Ancillary Agreement to which it is, or is specified to be or will be, a party; (b) the consummation by the Purchaser and Purchaser Parties, as applicable, of the transactions contemplated hereby and thereby; or (c) the compliance by the Purchaser and Purchaser Parties, as applicable, with any of the provisions hereof or thereof, as the case may be, will, in each case of the foregoing (a), (b) and (c):

(i)            conflict with, violate or result in the breach of any provision of the Governing Documents of the Purchaser or Purchaser Parties, as applicable;

(ii)           require the Purchaser or any of its Affiliates to make any registration or filing with, or obtain any Consent from, any Governmental Authority;

(iii)          conflict with, violate, or result in the breach (with or without notice or lapse of time or both) by the Purchaser or any of its Affiliates of any Law applicable to the Purchaser or any of its Affiliates or by which any properties or assets owned or used by the Purchaser or any of its Affiliates is bound; or

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(iv)          conflict with, violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default under, require the Purchaser or any of its Affiliates to obtain any Consent, approval or action of, make any filing with or give any notice to, any Person under, give rise to any right of termination or acceleration or right to increase the obligations or otherwise adversely modify the terms under any material Contract to which the Purchaser or any of its Affiliates is a party or by which any of their respective assets or properties is bound;

except, in the case of each of clauses (ii), (iii), and (iv), as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay any of the Purchaser Parties, as applicable, from performing its obligations under this Agreement and the other Ancillary Agreements or from consummating the transactions contemplated hereby or thereby.

Section 5.04 Absence of Actions. As of the date hereof, there are no Actions pending, threatened in writing or, to the knowledge of the Purchaser, otherwise threatened, against any of the Purchaser Parties, or any of their respective Affiliates, against any of the Purchaser Parties relating to this Agreement or the transactions contemplated hereby, or seeking to prevent, hinder, modify or delay the transactions contemplated hereby or by the Ancillary Agreements. As of the date hereof, there are no Governmental Orders (or arbitral awards or orders) to which any of the Purchaser Parties is subject to or threatened to be subject to, in each case, relating to this Agreement or the transactions contemplated hereby, or that would prevent, hinder, modify or delay the transactions contemplated hereby or by the Ancillary Agreements.

Section 5.05 Brokers. No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Seller or its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements as a result of any arrangements entered into by the Purchaser or its Affiliates.

Section 5.06 R&W Insurance Policy. The Purchaser has provided to the Seller a true, correct and complete copy of the binder agreements for the representations and warranties insurance policy (the representations and warranties insurance policy, together with, if any, all excess representations and warranties insurance policies obtained in connection therewith, dated as of May 23, 2023, between the Purchaser and DUAL Transactional Risk, a division of DUAL Commercial LLC (collectively, the “R&W Insurance Policy”)).

Section 5.07 Sufficiency of Funds. The Purchaser has, and at the Closing shall have, access to sufficient cash, financial resources and credit to pay the Purchase Price and to make any other necessary payment contemplated hereunder, including fees and expenses in connection with the consummation of the Acquisition and the other transactions contemplated hereby. The Purchaser acknowledges that its obligation to consummate the Acquisition and the other transactions contemplated hereby is not and will not be subject to the receipt by the Purchaser of any equity or debt financing.

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Section 5.08 Solvency. Immediately after giving effect to the Acquisition, except as a result of any breach of this Agreement by the Seller, the Purchaser will (a) be able to pay its debts as they come due, (b) own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of all contingent Liabilities) and (c) have adequate capital to carry on its business. No transfer of property is being made by the Purchaser and no obligation has been incurred by the Purchaser in connection with the Acquisition with the intent to hinder, delay or defraud either present or future creditors of the Purchaser. There are no winding up, bankruptcy or insolvency Actions concerning the Purchaser pending.

Section 5.09 Investment Purpose. The Purchaser is acquiring the Purchased Shares for its own account for investment only and not with a view to (or for) resale in connection with any public sale or distribution thereof in violation of the registration provisions of the Securities Act or any other applicable securities Laws. The Purchaser acknowledges that the Purchased Shares are not registered under the Securities Act or any other applicable securities Laws, and the Purchaser shall not offer to sell or otherwise dispose of the Purchased Shares in violation of the registration provisions of the Securities Act or any other applicable securities Laws.

Section 5.10 Independent Investigation; No Other Representations or Warranties.

(a)            The Purchaser has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Holding Companies, the Company Subsidiaries, the Business and the operations, assets, condition (financial or otherwise) and prospects of the Holding Companies, the Company Subsidiaries and the Business. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the representations and warranties expressly set forth in Article III and Article IV and in the certificates to be delivered at Closing by Seller pursuant to Article IX (and, in each case, subject to any limitations included in this Agreement).

(b)            Except for the representations and warranties contained in Article III and Article IV and in the certificates to be delivered at Closing by Seller pursuant to Article IX, (i) the Purchaser acknowledges that none of the Seller nor any Person on behalf of the Seller or any other Person on its behalf has made or makes any representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Holding Companies, the Company Subsidiaries or the Business, including any representation or warranty as to (A) merchantability or fitness for a particular use or purpose; (B) the operation or probable success or profitability of the Business following the Closing; and (C) the accuracy or completeness of any information regarding the Holding Companies, the Company Subsidiaries or the Business made available to the Purchaser and its Representatives in connection with this Agreement or their investigation of the Holding Companies, the Company Subsidiaries or the Business; and (ii) Purchaser expressly disclaims any reliance upon, any other representation, warranty or statement made by, on behalf of or relating to the Seller, any of the Seller’s Affiliates (including the Holding Companies and the Company Subsidiaries) or the Business, including in any materials, documentation or other information regarding the Holding Companies, the Company Subsidiaries or the Business made available to the Purchaser or any of its Representatives in connection with this Agreement or their investigation of the Holding Companies, the Company Subsidiaries or the Business (including information memoranda, VDR materials, legal fact book, projections, estimates, management presentations, budgets and financial data and reports), or any errors therein or omissions therefrom, other than, in each case, the representations and warranties expressly set forth in Article III or Article IV and in the certificates to be delivered at Closing by Seller pursuant to Article IX.

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(c)            Notwithstanding the foregoing, nothing in this Section 5.10 shall in any way limit the Seller’s rights or remedies in respect of any Fraud by the Purchaser.

Article VI
Covenants

Section 6.01 Conduct of Business Prior to the Closing.

(a)            During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (the “Pre-Closing Period”), except (i) as expressly contemplated or required by this Agreement, (ii) as required to be taken by any Law or Governmental Order, (iii) as set forth in the applicable Section of Section 6.01(a) of the Seller Disclosure Letter, (iv) as required to be taken, or omitted to be taken, pursuant to any COVID-19 Measures, or (v) as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall (in respect of the Business, Holding Companies and Company Subsidiaries), and shall cause the Business, the Holding Companies and the Company Subsidiaries to use commercially reasonable efforts to (A) conduct the Business and the operations of the Holding Companies and Company Subsidiaries in the Ordinary Course of Business, (B) maintain and preserve all Permits, Assets, the Business and the other businesses and operations of the Holding Companies and the Company Subsidiaries intact in all material respects and (C) maintain and preserve intact in all material respects the Business’, Holding Companies’ and the Company Subsidiaries’ relationships with employees, customers, suppliers, vendors, distributors and others having dealings with the Business; provided, however, that the failure of the Seller or any of the Holding Companies or Company Subsidiaries to take any action prohibited by Section 6.01(b) shall in no circumstances be deemed a breach of this Section 6.01(a).

(b)            Without limiting the generality of the foregoing Section 6.01(a), during the Pre-Closing Period, except (i) as expressly contemplated or required by this Agreement; (ii) as set forth in the applicable subsection of Section 6.01(b) of the Seller Disclosure Letter; (iii) as required by any Law or Governmental Order; or (iv) as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not (in respect of the Business), and shall cause the Business, Holding Companies and the Company Subsidiaries not to, take any of the following actions:

(i)            make any amendment or modification, or grant any waiver or variance from, the Governing Documents of any of the Holding Companies or Company Subsidiaries or amend or modify the terms of any of the Equity Interests of the Holding Companies or Company Subsidiaries;

(ii)           (A) issue, sell, grant, pledge, purchase, repurchase, split, combine, reclassify or otherwise dispose of or grant any Liens with respect to the Purchased Shares or the Equity Interests of any of the Holding Companies or Company Subsidiaries or (B) grant any options, warrants or other rights to acquire the Purchased Shares or any such Equity Interests or any instrument convertible into or exchangeable or exercisable for any Purchased Shares or the Equity Interests of any of the Holding Companies or Company Subsidiaries;

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(iii)          (A) adopt or effect any plan of merger, consolidation, reorganization, recapitalization, liquidation or dissolution, (B) effect the sale of all or substantially all assets of the Business, or enter into any partnership, joint venture or similar transaction of or affecting any of the Business, Holding Companies or Company Subsidiaries or (C) file, declare, initiate or effect any Insolvency Proceeding of any of the Holding Companies or Company Subsidiaries or consent to the filing or fail to use reasonable best efforts to challenge or defend any such Insolvency Proceedings;

(iv)         declare, accrue, set aside or pay any dividend or distribution, or make any contribution, on or in respect of the Purchased Shares or the Equity Interests of any of the Holding Companies or Company Subsidiaries, except as permitted under Section 6.01(c)(B);

(v)           enter into, amend, renew, extend or terminate any Material Contract, in each case other than in the Ordinary Course of Business and except for renewals or terminations in accordance with the terms of such Material Contract and in the Ordinary Course of Business; provided, however, that for purposes of this subclause (iv), a Material Contract shall not include (1) purchase orders that are (A) one-off purchase orders not subject to a blanket purchase order or a purchase order volume commitment and (B) for an amount less than $3,500,000, (2) renewals in the Ordinary Course of Business of any of the agreements set forth in Section 4.12(a)(iv) of the Seller’s Disclosure Schedules or (3) any new guarantee, surety, indemnification, or contribution agreement for an amount less than $1,000,000;

(vi)          sell, lease (as lessor), pledge, assign, grant or subject to a Lien (other than a Permitted Lien), allow to lapse or expire, or otherwise dispose of, any material Asset, except, in each case, (A) pursuant to Contracts in force on the date of this Agreement and made available to Purchaser, (B) sales of inventory and products in the Ordinary Course of Business or (C) dispositions of immaterial or obsolete physical assets in the Ordinary Course of Business;

(vii)         (A) sell, lease, pledge, assign, transfer or license any Listed Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business, (B) abandon, withdraw or otherwise dispose of any Listed Intellectual Property (except for the expiration of Patents and Copyrights in accordance with the applicable statutory term), except as pursuant to the Ordinary Course of Business, or (C) disclose any material Trade Secrets to any Person other than pursuant to a non-disclosure agreement restricting the disclosure of such Trade Secret, entered into in the Ordinary Course of Business;

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(viii)        (A) acquire, or enter into a Contract to acquire, any fee interest in any real property or (B) enter into any lease, sublease, license or other similar agreement relating to real property;

(ix)          amend (in a manner adverse to the Holding Companies or any Company Subsidiary), renew, extend, modify (in a manner adverse to the Holding Companies or any Company Subsidiary), terminate or provide notice of its intent to terminate any Real Property Lease (other than terminations or notices of termination due to the expiration of the stated term thereof or renewals or extensions that become automatically effective unless a party thereto provides prior notice of an intention not to renew or extend) or intentionally waive, release or assign any material right or claim under any Real Property Lease;

(x)           (A) make any loans, advances or capital contributions to, or investments in, any Person (other than, by the Seller to or in the Holding Companies or by any of the Holding Companies or any Company Subsidiaries to or in any Company Subsidiary, in each case that are fully paid and discharged prior to the Closing without further liability or obligation on any of the Holding Companies or any Company Subsidiaries) and other than advances of business expenses of employees in the Ordinary Course of Business, or (B) form, create or acquire any Equity Interests of any Person other than a Holding Company or a Company Subsidiary;

(xi)          incur, create, issue, assume or guarantee any Indebtedness in excess of $1,000,000 in the aggregate, except for (i) surety bonds, bank guarantees and currency hedges entered into in the Ordinary Course of Business and (ii) Indebtedness that will be discharged on or prior to the Closing;

(xii)          waive, release, amend or fail to enforce the restrictive covenant obligations of any Business Employee, Former Business Employee, independent contractor, officer or director of the Holding Companies or the Company Subsidiaries, provided, however, that the Holding Companies and Company Subsidiaries may, in the Ordinary Course of Business consistent with past practices, waive, release, amend or fail to enforce the restrictive covenant obligations of individuals whose position is non-sales-related and is below the level of Managing Director;

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(xiii)        except as required by any Benefit Plan or Collective Bargaining Agreement: (A) increase the level of compensation, incentive compensation or benefits of any Business Employee other than increases in base salaries (and corresponding increases in incentive compensation that are determined as percentages of base compensation) of Business Employees whose total annual base compensation is less than $200,000 in the Ordinary Course of Business; provided that in no case shall increases in compensation be made such that the total annual aggregate compensation of any recipient group or subgroup of similarly situated Business Employees is greater than 6.5% of the total annual aggregate compensation of such group or subgroup of Business Employees in the prior fiscal year (B) grant or amend any transaction or change in control bonuses, severance or termination pay or loan (other than an advance of business expenses in the Ordinary Course of Business) to any Business Employee; (C) grant any equity or equity-based compensation to any Business Employee; (D) adopt, materially modify or amend, accelerate the time of payment, vesting or funding of any compensation or benefits under, any material Assumed Benefit Plan (or any plan, policy, program, agreement or arrangement that would be an Assumed Benefit Plan if in effect on the date hereof); (E) unless required by Law, enter into, modify, negotiate, renew, extend or terminate any Collective Bargaining Agreement, or recognize or certify any Employee Representative as the bargaining representative for any Business Employees; (F) hire any employee or engage any independent contractor, other than (x) to fill vacancies arising due to resignations or terminations of employment of Business Employees with annual base compensation less than $200,000 or (y) as contemplated by the budget of the Holding Companies and Company Subsidiaries as set forth in Section 6.01(b)(xiii) of the Seller Disclosure Letter; (G) terminate the employment of any Business Employee or the engagement of any independent contractor with annual compensation greater than $200,000, other than terminations for “cause” as determined in accordance with applicable Law and the applicable employer’s past practice, provided, however, that, taken together, any not for “cause” terminations shall not affect more than two percent (2%) of the total number of Business Employees and individual independent contractors, as reflected on the Employee Census and Independent Contractor Census, respectively, as of the date of this Agreement; (H) transfer the employment of any employee of the Seller or any of its Affiliates (excluding the Holding Companies and the Company Subsidiaries) to any of the Holding Companies or Company Subsidiaries or alter the role and responsibilities of any such employee so that he or she is assigned for any purpose to the Business; or (I) transfer the employment of any Business Employee to the Seller or any of its Affiliates (excluding the Holding Companies and the Company Subsidiaries) or alter the role and responsibilities of any such employee so that he or she is assigned for any purpose to the business of the Seller or an Affiliate (excluding the Holding Companies and the Company Subsidiaries);

(xiv)        (A) make or change any material Tax election, (B) file any material amended Tax Return, (C) adopt or change any material accounting method for Taxes, (D) settle or compromise any material Tax claim (except in connection with a determination of R&E Credits allowable for the Pre-Closing Tax Period to which the Tax claim relates, provided that the Seller shall provide the Purchaser with written notice of such settlement or compromise at least 10 days before entering into such settlement or compromise), (E) surrender any material claim for a refund of Taxes, (F) enter into any closing agreement relating to Taxes (except in connection with a determination of R&E Credits allowable for the Pre-Closing Tax Period to which the closing agreement relates, provided that the Seller shall provide the Purchaser with written notice of such closing agreement at least 10 days before entering into such closing agreement) or (G) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xv)         change any accounting principles, procedures, practices, policies or methodologies of any of the Business, Holding Companies or Company Subsidiaries, except as required by a change in IFRS;

(xvi)        assign, transfer, cancel, let lapse or fail to renew any Company Insurance Policies, or fail to replace any Company Insurance Policy with a policy that provides reasonably equivalent coverage;

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(xvii)       settle or compromise any Action or threatened Action, or release, dismiss or otherwise dispose of any claim, other than settlements or compromises of Actions or releases, dismissals or dispositions of claims that (1) involve the payment of monetary damages in an amount not in excess of $500,000 individually or $1,500,000 in the aggregate and (2) do not impose restrictions on the Business or any of the Holding Companies or Company Subsidiaries; provided, that the Business, Holding Companies and Company Subsidiaries shall not (A) settle or compromise any Action brought by any Governmental Authority without Purchaser’s consent or (B) make any ransomware or similar payment in respect of, arising out of or relating to any Cybersecurity Incident;

(xviii)      make or authorize any capital expenditures in excess of the amount set forth in the budget of the Holding Companies and Company Subsidiaries, which budget is set forth on Section 6.01(b)(xviii) of the Seller Disclosure Letter; or

(xix)         authorize, agree, commit, resolve or Contract to do any of the foregoing.

(c)            Notwithstanding anything in this Section 6.01 to the contrary, nothing in this Section 6.01 shall prohibit the Seller or any of its Affiliates (including the Holding Companies and the Company Subsidiaries) during the Pre-Closing Period, in each case to the extent not prohibited by Law or Governmental Order, from (i) sweeping Cash from the accounts of the Holding Companies and the Company Subsidiaries (including the Identified Bank Account); (ii) causing the Holding Companies or any Company Subsidiary to (A) take any action permitted by Section 2.08 or (B) declare, accrue, set aside or pay any dividend in the form of Cash or make any other contribution or distribution consisting of Cash on or in respect of the Purchased Shares or any Company Subsidiary’s Equity Interests in each case that are actually paid prior to the Closing; or (iii) taking actions or refraining from taking actions with respect to any business (other than the Business) of the Seller and its Subsidiaries (other than the Holding Companies and the Company Subsidiaries), to the extent unrelated to, and not affecting, directly or indirectly, the Business, the Holding Companies, the Company Subsidiaries or this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

(d)            Except as specifically set forth herein, nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the Holding Companies, the Company Subsidiaries or the Business prior to the Closing. Prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement and the Ancillary Agreements, complete control and supervision over the Holding Companies, Company Subsidiaries and the Business.

Section 6.02 Access to Information.

(a)            During the Pre-Closing Period, the Seller shall, and shall cause its Affiliates (in respect of the Business), the Business, the Holding Companies and the Company Subsidiaries and its and their Representatives to, (i) give the Purchaser and its Representatives (and any Debt Financing Sources and their Representatives), upon reasonable advance written notice, reasonable access to (and copies of) the books and records (including work papers, schedules memoranda and other documents) and reasonable access to the personnel, Assets and other facilities and properties of or relating to the Business, Holding Companies or Company Subsidiaries as reasonably necessary for the transition of the Business to the Purchaser or the consummation of the transactions contemplated hereby or by the Ancillary Agreements (including the Debt Financing and Estimated Closing Statement); provided that the Purchaser shall not be permitted to (A) access any IT and Data, IT Equipment or any data stored thereon nor (B) conduct any environmental sampling or physical analysis without the advance written consent of the Seller, which consent may be withheld, conditioned or delayed in the Seller’s sole discretion, and without executing a customary access agreement in respect thereto; and (ii) provide to the Purchaser copies of the monthly financial reporting package of the Business, Holding Companies and Company Subsidiaries that is provided to the Seller and its lenders in the Ordinary Course of Business as promptly as practicable, and in any event within 20 days of the end of a calendar month; provided that such monthly financial reporting packages shall be “Confidential Information” as such term is defined under the Confidentiality Agreement. Any such access shall be conducted (i) in a manner that complies with Section 6.03 and any applicable COVID-19 Measures and applicable Law, and (ii) during normal business hours in a manner that does not unreasonably interfere with the normal operations of the businesses of the Seller, the Holding Companies or the Company Subsidiaries.

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(b)            Notwithstanding the foregoing, neither the Seller nor any of its Subsidiaries shall have any obligation to make available to the Purchaser or its Representatives, or provide the Purchaser or its Representatives with, (i) any consolidated, combined or unitary Tax Return filed by the Seller or any of its Affiliates (other than Tax Returns that include only the Holding Companies and Company Subsidiaries) or predecessors or any related material, or (ii) any information if making such information available would (A) jeopardize any attorney-client or other legal privilege, (B) contravene any applicable Law or legal obligation (including any confidentiality agreement to which the Seller or any of its Affiliates is a party) or (C) cause significant competitive harm to the Seller or its Affiliates if the transactions contemplated by this Agreement are not consummated; provided that, to the extent such information is not available to the Purchaser for a reason described in the foregoing clauses (ii)(A)-(ii)(C), the Seller shall reasonably cooperate with the Purchaser to find alternative methods to provide the Purchaser with such information in a manner that would not result in any of the outcomes described in the foregoing clauses (ii)(A)-(ii)(C).

(c)            During the Pre-Closing Period, without the prior written consent of the Seller (such consent not to be unreasonably withheld), Purchaser shall not, and shall cause its Affiliates and its Representatives not to, contact any known vendor, supplier, landlord or customer of the Business, Holding Companies or Company Subsidiaries concerning this Agreement and the Ancillary Agreements or the transactions contemplated hereby or thereby; provided this subclause (c) shall not prohibit contacts in the Purchaser’s and its Affiliates’ Ordinary Course of Business.

(d)            No investigation or access to information by Purchaser of the Seller, Business, Holding Companies, Company Subsidiaries or otherwise, pursuant to this Section 6.02 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant, agreement, obligation or condition in this Agreement or any Ancillary Agreement.

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Section 6.03 Confidentiality; Publicity.

(a)            The Purchaser hereby agrees to be bound by the terms and conditions of the confidentiality agreement, dated July 19, 2021, by and between the Platin 1424. GmbH (now Schenck Process Group GmbH) and Purchaser Parent, as amended by that certain Amendment to Confidentiality Agreement, dated June 21, 2022, and that certain Amendment Agreement to Project Merlot Confidentiality Agreement, dated December 30, 2022 (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated herein by reference and the Confidentiality Agreement shall continue in full force and effect and survive the Closing in accordance with its terms, except that the Confidentiality Agreement shall terminate as of the Closing in respect of any information to the extent relating to (i) the Holding Companies, the Company Subsidiaries or the Business (to the extent not relating to the Seller or its Affiliates from and after the Closing) or (ii) any of the transactions contemplated by this Agreement (except as set forth in Section 6.03(c)). Further, the Confidentiality Agreement is hereby amended such that, so long as this Agreement remains in effect, Purchaser will be permitted to disclose Confidential Information (as defined in the Confidentiality Agreement) to any of Purchaser’s debt financing sources so long as each such Person is subject to reasonable confidentiality undertakings customary for the syndicated loan market. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects in accordance with the terms of the Confidentiality Agreement.

(b)            From and after the Closing, the Seller shall not, and shall cause its Affiliates and Representatives not to, except as expressly permitted by this Agreement, without the prior written consent of Purchaser, which may be withheld in Purchaser’s sole and absolute discretion, disclose (other than to officers, directors and employees of Purchaser or the Holding Companies or the Company Subsidiaries) or use for any purpose, any Business Confidential Information. Seller and its Affiliates shall not have any obligation to keep confidential (or cause any other Person to keep confidential) any Business Confidential Information to the extent disclosure thereof is (A) required by applicable Law (in which case the Seller shall, to the extent legally permissible, promptly notify the Purchaser of such requirement, consult with the Purchaser as to the advisability of taking steps to resist or narrow the scope of the required disclosure, and if disclosure is required, reasonably cooperate with the Purchaser in any reasonable efforts it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to the information required to be disclosed), (B) necessary in connection with Seller’s Tax filings or (C) in connection with enforcement of Seller’s rights under this Agreement. “Business Confidential Information” means any non-public, confidential or proprietary information concerning the Business, the Holding Companies or the Company Subsidiaries; provided that the term “Business Confidential Information” shall not include information that (1) is generally available to the public on the date of this Agreement or (2) becomes generally available to the public other than as a result of disclosure, or any other act or omission, that is prohibited hereunder, (3) is or becomes available to BCP, Seller or any of their respective Affiliates or Representatives after the Closing on a non-confidential basis from a source other than the Holding Companies, the Company Subsidiaries or their respective Representatives, provided that such source is not known by the Seller, after reasonable inquiry, to be subject to a legal, fiduciary, confidentiality, contractual or other obligation to the Purchaser or its Affiliates or (4) is independently developed by BCP, the Seller, any of their respective Affiliates, or any Representative of such Person(s) without use of or reference to Business Confidential Information.

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(c)            No Party shall, and each Party shall cause its Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, nothing herein shall prohibit any Party from issuing or causing publication of any such press release, public announcement or securities law filing to the extent that (1) such disclosure is required by applicable Law or the securities exchange upon which such Party’s or its applicable Affiliate’s Equity Interests are traded, in which case the Party making such determination shall, to the extent practicable in the circumstances, use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release, announcement or filing in advance of its issuance or (2) the contents of such press release, public announcement or securities law filing are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 6.03(c).

Section 6.04 Efforts and Actions to Cause the Closing to Occur.

(a)            Subject to the other terms and conditions of this Section 6.04, during the Pre-Closing Period, each of the Purchaser and the Seller shall, and shall cause each of its respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable Law and this Agreement to consummate the Closing as promptly as reasonably practicable after the date hereof, and in any event, prior to the Outside Date, including (i) obtaining, or causing to be obtained, all Consents that are or become necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement; (ii) responding as promptly as reasonably practicable to any requests for information made by any Governmental Authority, including any request from the Federal Trade Commission or the Department of Justice for additional information or documentary materials; (iii) cooperating fully with the other Party in promptly seeking to obtain all such Consents; and (iv) defending any lawsuits or other proceedings, whether judicial or administrative, challenging this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby. The Purchaser and the Seller shall prepare and file the required Notification and Report Forms under the HSR Act with the FTC and the DOJ, and the required notifications, filings, registrations, submissions and other materials required or necessary under any other applicable Antitrust Law and any applicable Law with respect to foreign investment, as promptly as reasonably practicable after the date of this Agreement and in any event, with respect to the required Notification and Report Forms under the HSR Act with the FTC and the DOJ, no later than fifteen (15) Business Days after the date of this Agreement. All filings made in connection with the foregoing sentence shall be made in compliance with the requirements of applicable Law, including Antitrust Laws and Laws with respect to foreign investment. All filing fees to Governmental Authorities payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 6.04(a) shall be paid promptly when due by the Purchaser.

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(b)            In connection with the actions referenced in Section 6.04(a) to obtain Consents of Governmental Authorities and in respect of Antitrust Laws, to the extent not prohibited by applicable Law, each of the Purchaser and the Seller shall (i) promptly notify and furnish the other Party’s legal counsel copies of any correspondence or communication (including, in the case of any oral correspondence or communication, a summary thereof) between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any Governmental Authority, on the other hand, or any filing such Party submits to any Governmental Authority; (ii) consult with and permit the other Party’s legal counsel to review in advance any proposed filing and any written or oral communication or correspondence by such Party to any Governmental Authority; and (iii) consider in good faith the views of such other Party in connection with any proposed filing, submission, responses to a request for further information prior or after making the relevant notification and any written or oral communication or correspondence to any Governmental Authority, in each case, to the extent relating to the subject matter of this Section 6.04 or the transactions contemplated by this Agreement or the Ancillary Agreements. Neither the Purchaser nor the Seller shall agree to, or permit any of its Affiliates or Representatives to, participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 6.04 or any transaction contemplated by this Agreement unless it notifies the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting or discussion. For the avoidance of doubt, any materials exchanged in connection with this Section 6.04 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove other competitively sensitive material, and the Parties hereto may, as they deem advisable and necessary, designate any materials provided to the other under this Section 6.04 as “outside counsel only”. Notwithstanding anything in this Agreement to the contrary, Purchaser shall, after consulting with and considering the positions of the Seller in good faith, control the strategy for obtaining any necessary approval, consent or expiration of any applicable waiting period under the HSR Act or other applicable Antitrust Laws or responding to any investigation by any Governmental Authority or Action initiated under Antitrust Laws relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(c)            Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require, directly or indirectly, Purchaser or any of its Affiliates (i) to offer, negotiate, commit to, suffer, permit or effect, by consent decree, hold separate order or otherwise (A) the sale, divestiture, license or other disposition of any and all of the Equity Interests, assets, rights, products, product lines, businesses or business lines of any of the Purchaser or any of its Affiliates, (B) any behavioral limitations or requirements, conduct restrictions or requirements or other restrictions, requirements, conditions, limitations or commitments on or with respect to the activities, businesses, business lines, services, products, product lines or assets of any of the Purchaser or any of its Affiliates, (C) any action that would, or would reasonably be expected to, have a material adverse effect on the Business, or (ii) agree to or otherwise implement any modification or waiver of the terms and conditions of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby. Without Purchaser’s prior written consent, the Seller shall not (and shall not permit any of its Affiliates to) offer, negotiate, commit to, suffer or effect any of the foregoing actions in connection with any Consent of any Governmental Authorities or any Actions in respect of or relating to Antitrust Laws. Notwithstanding anything in this Agreement to the contrary, in no event shall the Purchaser, the Seller, the Holding Companies, the Company Subsidiaries or any of their respective Affiliates be obligated to commit to take any action pursuant to this Section 6.04, the consummation of which is not conditioned on the consummation of the Closing.

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(d)            Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall require either Party or any of its Affiliates to pay any consideration to any other Person from whom any Consents are requested.

(e)            The Purchaser shall not, and shall cause its Affiliates not, to make any material acquisition of a Person or enter into a binding agreement for any material acquisition with a Person that would reasonably be expected to increase the time required or reduce the Purchaser’s abilities to obtain any approval under Antitrust Laws or any applicable Law with respect to foreign investment necessary to consummate the Acquisition.

(f)            Prior to the Closing, with respect to any of the Contracts that require Consent of the counterparty thereto for the change of control of the applicable Holding Company or Company Subsidiary party thereto, each Party agrees to cooperate and use commercially reasonable efforts to obtain such Consents(collectively, the “Third-Party Contract Consents”). In connection with obtaining any such Third-Party Contract Consents neither Party nor any of its Affiliates shall be required to make any payment or other concession to any third Person. In furtherance of the foregoing, for each Third-Party Contract Consent, Seller or one of its Affiliates shall send a notice, in a form to be mutually agreed upon by Seller and Purchaser, to each counterparty to the applicable Contract that requires such Third-Party Contract Consent prior to the Closing. Notwithstanding the foregoing, receipt of any Third-Party Contract Consent is not, and shall not be deemed to be, in and of itself, a condition to the obligation of the Purchaser to consummate the Acquisition and effect the Closing pursuant to the terms of this Agreement, and the failure to obtain any such Third-Party Contract Consent, in and of itself, shall not cause any of the conditions set forth in Section 9.02 to fail to be satisfied.

Section 6.05 Insurance. With respect to events or circumstances relating to the Business, Holding Companies and the Company Subsidiaries that occurred or existed prior to the Closing Date that are covered by insurance policies of the Seller or any of its Affiliates (other than the Holding Companies or the Company Subsidiaries) that provide occurrence-based coverage (the “Occurrence-Based Policies”), the Seller shall, and shall cause its applicable Affiliates to, upon the written request of the Purchaser following Closing, make claims under such policies subject to the terms and conditions thereof, and the Seller shall, and shall cause its applicable Affiliates to, take or cause to be taken all such further actions as may reasonably be requested by the Purchaser, at the Purchaser’s cost and expense, in connection with the making and tendering of such claims to the applicable insurers under such Occurrence-Based Policies and shall remit to the Purchaser the net proceeds that the Seller and its Affiliates realize with respect to such claims; provided, that each Party (and its Affiliates) shall bear a proportionate amount of any “deductibles” associated with the claims it or its Affiliates makes under such Occurrence-Based Policies; provided, further, that the Purchaser agrees to reimburse the Seller for any increased insurance fees incurred by the Seller or any of its Affiliates as a result of such claims, including any premium adjustments associated with such Occurrence-Based Policies. In no event shall the Purchaser be entitled to make claims on any of the Seller’s or any of the Seller’s Affiliates’ self-insurance programs.

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Section 6.06 Seller Credit Support. During the Pre-Closing Period, each of the Seller and the Purchaser shall cooperate and use commercially reasonable efforts to, with effect from the Closing, terminate or cause to be terminated, or cause Purchaser or one of its Affiliates (including the Holding Companies or the Company Subsidiaries) to be substituted for the Seller or any of its Affiliates (other than the Holding Companies or any Company Subsidiary) with respect to the Holding Companies and the Company Subsidiaries (including any guarantee or credit support provided by, or any letter of credit, performance bond or surety posted by, the Seller or any of its Affiliates or any third-party on behalf thereof), including those set forth in Section 6.06 of the Seller Disclosure Letter (collectively, the “Seller Credit Support”), including by Purchaser providing, with effect from the Closing, substitute guarantees, furnishing letters of credit, instituting escrow arrangements or posting surety or performance bonds with terms that are at least as favorable to the counterparty as the terms of the applicable Seller Credit Support. In the case of the failure to do so by the Closing Date, then each of Seller and Purchaser shall continue to cooperate and use commercially reasonable efforts as described in the preceding sentence, and from and after the Closing the Purchaser shall indemnify, defend and hold harmless each of the Seller and its applicable Affiliates from and against, and shall pay and reimburse each of the Seller and its applicable Affiliates for, any and all Liabilities incurred or sustained by, or imposed upon, the Seller and its applicable Affiliates to the extent arising out of any failure of the Purchaser to obtain any return or unconditional release with respect to any Seller Credit Support. From and after the Closing, the Purchaser shall not, and shall not permit any of its Affiliates to, extend or renew any Contract containing or underlying any Seller Credit Support unless, prior to or concurrently with such extension or renewal, the Purchaser, the Holding Companies or any Company Subsidiary is substituted in all respects for the Seller and any of its Affiliates, and the Seller and its Affiliates are released from any Liability under such Seller Credit Support.

Section 6.07 Certain Services and Benefits Provided by Affiliates. The Purchaser and Seller acknowledge and agree that, effective as of the Closing, except as otherwise expressly provided in the Ancillary Agreements or for the Related Person Arrangements listed in Section 6.07 of the Seller Disclosure Letter, all Related Person Arrangements (including, for purposes of this Section 6.07, Overhead and Shared Services) shall cease and be terminated, and all of the Holding Companies’ and Company Subsidiaries’ obligations thereunder shall be discharged and released, without further payment, performance or other obligation by any of the Holding Companies or Company Subsidiaries such that the Holding Companies and Company Subsidiaries (and Purchaser) shall not have any further obligations or Liabilities therefor or thereunder and the Seller and its Affiliates shall have no further obligation to provide any such Related Person Arrangements (including, for purposes of this Section 6.07, Overhead and Shared Services) to the Holding Companies or the Company Subsidiaries.

Section 6.08 Further Assurances. From and after the Closing, each of the Parties shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby, including the execution and delivery of such assignments, deeds and other documents as may be necessary to transfer the Purchased Shares as provided in this Agreement; provided, however, in no event shall compliance with the foregoing increase the Liabilities of either Party or their respective Affiliates.

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Section 6.09 R&W Insurance Policy. The Purchaser shall pay the premiums, commissions, fees, Taxes and other costs and expenses of procuring and maintaining the R&W Insurance Policy promptly when due and shall use reasonable best efforts to cause the R&W Insurance Policy to be issued at Closing. The Purchaser shall not, and shall cause the insureds not to, waive, amend, modify or otherwise revise the provisions in the R&W Insurance Policy providing that, except in the case of Fraud, no insurer thereunder has any rights against, and each insurer thereunder has expressly waived and has agreed not to pursue, directly or indirectly, any claims by way of subrogation, contribution or otherwise against the Seller or any of its former, current or future Related Persons or Representatives, or Representatives of any of the foregoing, or any heir executor, administrator, successor or assign of any of the foregoing, including with respect to any claim made by any insured thereunder (the “R&W Waiver”), and the Purchaser shall use its reasonable best efforts to enforce the R&W Waiver, including after the Closing. The Purchaser acknowledges and agrees that the effectiveness of the R&W Insurance Policy is not a condition to the Closing.

Section 6.10 Rights to the Carl Schenck Marks and Schenck Process Europe Marks. From and after the Closing (except for the provisions of Section 6.10(b)(iii) which shall take effect on the date hereof):

(a)            The Purchaser acknowledges and agrees that (i) any and all rights in the Carl Schenck Marks, including, but not limited to, the name “SCHENCK” and the “CSD” logo are owned by Carl Schenck AG; (ii) use of the Carl Schenck Marks by the Holding Companies and Company Subsidiaries shall be governed by the Carl Schenck License, notwithstanding any transfer of inventory, equipment or other tangible embodiments thereof, no rights in and to the Carl Schenck Marks are granted to the Purchaser or its Affiliates, whether by implication, estoppel or otherwise, other than pursuant to the Carl Schenck License; and (iii) the Holding Companies’ and Company Subsidiaries’ use of the Carl Schenck Marks immediately after Closing shall be governed by the Carl Schenck License and no rights to the Carl Schenck Marks are granted by the Seller (or its Affiliates) hereunder.

(b)            With respect to the Schenck Process Europe Marks:

(i)            Effective as of the Closing Date and continuing for a period of eighteen (18) months thereafter, the Seller, on behalf of itself and its Affiliates, hereby grants the Purchaser, the Holding Companies and Company Subsidiaries a non-exclusive, non-transferable, non-sublicensable (except to customers, manufacturers, suppliers, agents, representatives, contractors and distributors of the Business in the ordinary course, consistent with Business past practices prior to the Closing Date), royalty-free, fully paid-up, worldwide, limited license to use the Schenck Process Europe Marks in the Business substantially in the same manner and with substantially the same scope as the Schenck Process Europe Marks have been used in the Business prior to the Closing Date and, in each case, in accordance with any applicable branding guidelines provided by the Seller to the Holding Companies and the Company Subsidiaries in writing from time to time (the “Schenck Process Europe License”).

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(ii)           The Seller and its Affiliates shall have the sole right to maintain any trademark registrations relating to the Schenck Process Europe Marks and to control the prosecution, defense and enforcement of the Schenck Process Europe Marks at their own cost, benefit and risk, and, for a period of twelve (12) months commencing from the date hereof, in reasonable consultation and cooperation with the Purchaser and its Affiliates as it concerns defense and enforcement in connection with the Business. The Purchaser shall promptly inform the Seller of any infringement or threatened infringement of the Schenck Process Europe Marks to which they are aware. The Parties acknowledge and agree that all goodwill associated with the Holding Companies’ or Company Subsidiaries’ use of the Schenck Process Europe Marks shall inure to the Seller.

(iii)          Neither the Purchaser nor any of its Affiliates shall, nor any of them attempt to, or authorize, enable or request any other Person to, in any jurisdiction throughout the world: (A) use any Schenck Process Europe Marks or any mark confusingly similar thereto in any manner, or engage in any other act, that would reasonably be expected to tarnish, degrade, disparage or reflect adversely on the Seller, its Affiliates or its licensors, their respective business or reputation, or any Schenck Process Europe Marks, or invalidate or cause the cancellation or abandonment of any Schenck Process Europe Marks in; (B) adopt, use, file, register, acquire or otherwise obtain registration for or application to any confusingly similar variation, derivation or acronym of any Schenck Process Europe Marks or any word, symbol or trademark confusingly similar to or dilutive of any Schenck Process Europe Marks; (C) use any Schenck Process Europe Marks with any other word, symbol or trademark so as to form a composite trademark; or (D) grant or attempt to grant a Lien on, record any Lien against or otherwise encumber (other than Permitted Liens) any Schenck Process Europe Marks or any equipment, materials or products bearing the Schenck Process Europe Marks.

(iv)          The foregoing Schenk Process Europe License shall be subject to Holding Companies and Company Subsidiaries maintaining a level of quality consistent with the standards of quality associated with the Schenck Process Europe Marks prior to the Closing Date, and in compliance with applicable Laws in all material respects.

(c)            Upon termination or expiration of the Schenck Process Europe License or the Carl Schenck License (whichever occurs earlier), the Purchaser shall, and shall ensure that the Holding Companies and the Company Subsidiaries shall, discontinue all uses of the Carl Schenck Marks and Schenck Process Europe Marks and shall use commercially reasonable efforts to ensure that its manufacturers, suppliers, customers, agents and distributors similarly discontinue any use of the Carl Schenck Marks and Schenck Process Europe Marks. The Seller shall use commercially reasonable efforts to maintain the Schenck Process Europe License in full force for the duration of the eighteen (18) month period following the Closing Date.

(d)            Nothing in this Section 6.10 shall prevent Purchaser or its Affiliates from using any Trademark (including Schenck Process Europe Marks and Carl Schenck Marks) (i) in a manner that is not prohibited by Law or the Carl Schenck License (including, for the avoidance of doubt, historical references and other permissible fair use), (ii) to the extent such Trademarks are included in any tooling or equipment of any of the Holding Companies or Company Subsidiaries as of the Closing (subject to removal of such Trademarks upon replacement of such tooling or equipment), and (iii) to the extent already installed or in use by customers of the Seller or its Affiliates or required or permitted under Contracts of the Seller or its Affiliates as of the Closing or required or permitted under Contracts of the Purchaser or its Affiliates (including, for clarity, any of the Holding Companies or Company Subsidiaries) during the eighteen (18) month term set forth herein.

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Section 6.11 Ancillary Agreements.

(a)            The Purchaser and the Seller shall, between the date of this Agreement and Closing, negotiate in good faith the Global Forward License Long-Term Agreement based substantially on the terms set forth in Exhibit B-1, the Global Reverse License Long-Term Agreement based substantially on the terms set forth in Exhibit B-2, the Supply Long-Term Agreement based substantially on the terms set forth in Exhibit F, the Controller Purchase and Development Agreement based substantially on the terms set forth in Exhibit D-1, and the Analyze Purchase and Development Agreement based substantially on the terms set forth in Exhibit D-2. At the Closing, each of the Purchaser and the Seller shall (and, if applicable, each shall cause its applicable Affiliates to) execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been previously executed.

(b)            With respect to the Transition Services Agreement, during the Pre-Closing Period, Seller shall use commercially reasonable efforts to implement and shall reasonably cooperate with Purchaser in connection with the IT Separation Plan (as defined in the Transitional Services Agreement), including with respect to those items identified therein to be completed by or before Closing.

Section 6.12 Maintenance of Books and Records.

(a)            After the Closing, each of the Parties shall preserve, and shall cause its Affiliates to preserve, until at least the second (2nd) anniversary of the Closing Date or, in respect of Tax, the seventh (7th) anniversary of the Closing Date, all books and records relating to the period pre-Closing possessed or to be possessed by such Party or its Affiliates to the extent relating to the Business or any of the Holding Companies or Company Subsidiaries or the Business. After the Closing Date, until at least the second (2nd) anniversary of the Closing Date or, in respect of Tax, the seventh (7th) anniversary of the Closing Date, upon any reasonable request from a Party or its Representatives, the Party holding such books and records shall:

(i)            provide to the requesting Party or its Representatives reasonable access (on reasonable prior written notice) to such books and records during normal business hours;

(ii)           provide to the requesting Party or its Representatives reasonable access (on reasonable prior written notice) to persons responsible for the management of the Tax affairs of the Holding Companies and the Company Subsidiaries during normal business hours; and

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(iii)          permit the requesting Party or its Representatives to make copies of such books and records, in each case at no cost to the requesting Party or its Representatives (other than for reasonable out-of-pocket expenses); provided, however, that:

(A)            nothing herein shall require the Seller or any of its Subsidiaries to make available to the Purchaser or its Representatives, or provide the Purchaser or its Representatives with, any consolidated, combined or unitary Tax Return filed by the Seller or any of its Affiliates or predecessors or any related material;

(B)            nothing herein shall require either Party to disclose any information to the other if such disclosure would jeopardize any attorney client or other legal privilege or contravene any applicable Law (it being understood that each Party shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the other Party to occur without so jeopardizing such privilege or contravening such Law); and

(C)            any disclosure permitted under this Section 6.12 will be subject to the respective Party’s confidentiality obligations hereunder. Such books and records may be sought under this Section 6.12 for any reasonable business purpose, including to the extent reasonably required in connection with the audit, accounting, Tax, litigation, federal securities disclosure or other similar needs of the Party seeking such records (or of its direct or indirect equity holders).

(b)            Notwithstanding the foregoing, after the second (2nd) anniversary of the Closing Date or, in respect of Tax, the seventh (7th) anniversary of the Closing Date, any and all books and records may be destroyed by a Party if such destroying Party sends to the other Party written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the other Party notifies the destroying Party that such other Party desires to obtain possession of such records, in which event the destroying Party shall transfer the records to such requesting Party and such requesting Party shall pay all reasonable expenses of the destroying Party in connection therewith.

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Section 6.13 Financing Cooperation.

(a)            Prior to the Closing, the Seller shall, and shall use its reasonable best efforts to cause its Representatives to, use its and their reasonable best efforts to provide such cooperation as is reasonable and customary for the Debt Financing as may be reasonably requested in writing by the Purchaser and at Purchaser’s sole cost and expense, in connection with any customary bank debt financing to be obtained by Purchaser to finance the Acquisition (a “Debt Financing”), including using reasonable best efforts to: (i) cause the senior management of the Seller, the Holding Companies and the Company Subsidiaries to participate in a customary and reasonable number of due diligence meetings, drafting sessions, rating agency presentations and meetings with Debt Financing Sources, in each case, at reasonable times and upon reasonable prior notice to the Seller (but limited to one meeting with Debt Financing Sources); (ii) provide to Purchaser and its Debt Financing Sources such customary historical financial and other customary operating information as may be reasonably requested in writing by Purchaser in connection with the Debt Financing and solely to the extent such information is of the type customarily provided by a borrower in connection with debt financings similar to the Debt Financing and can be prepared by the Seller, the Holding Companies or the Company Subsidiaries without unreasonable effort or undue burden (it being understood and agreed that, notwithstanding anything to the contrary contained herein, none of the Seller, the Holding Companies or the Company Subsidiaries shall be required to provide any Excluded Information); (iii) provide information regarding the Business, Holding Companies and the Company Subsidiaries reasonably necessary to assist the Purchaser in preparing pro forma financial statements if the Purchaser determines such pro forma financial statements are legally required or customary in connection with the Debt Financing, it being understood that the Seller need only assist in the preparation thereof, but shall not be required to independently prepare any separate pro forma financial statements; (iv) provide reasonable assistance in connection with the preparation by the Purchaser of (x) customary confidential information memoranda and other customary marketing materials for the Debt Financing and rating agency presentations and (y) the definitive documentation for the Debt Financing, including schedules, providing customary certificates, corporate authorizations and other customary closing documents and definitive agreements, and in the case of secured Debt Financing, facilitating the pledging of collateral for any Debt Financing, in each case, solely to the extent such materials relate to information concerning the Business, Holding Companies and Company Subsidiaries; (v) furnish no later than four (4) Business Days prior to the closing of the Debt Financing all documentation and other information about the Holding Companies and the Company Subsidiaries required by the Debt Financing Sources to comply with their obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been reasonably requested by Purchaser at least nine (9) Business Days prior to the closing of the Debt Financing. Nothing contained in this Section 6.13 or otherwise shall require any of the Holding Companies or the Company Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or other financing prior to the Closing. To the extent the Purchaser undertakes equity financing to finance the Acquisition, the Seller shall provide reasonable and customary cooperation, provided that nothing herein shall require the Seller or any of its Representatives to prepare or deliver any Excluded Information.

(b)            The Seller, on behalf of itself, the Holding Companies and the Company Subsidiaries, hereby consents to the use of logos of the Holding Companies and Company Subsidiaries in connection with the arrangement of the Debt Financing in connection with the Acquisition; provided that such logos shall be used solely in a manner that is customary for financing transactions of the type contemplated by the Debt Financing and such logos will not be used in a manner that is intended to or reasonably likely to harm or disparage the Seller, any of its Affiliates, Holding Companies and Company Subsidiaries.

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(c)            Notwithstanding the foregoing, nothing herein shall require such cooperation to the extent it would (i) require the Seller or its Affiliates (including, prior to the Closing, any Holding Company or Company Subsidiary) (collectively, the “Company Cooperation Parties”) to: (A) agree to pay any commitment or other similar fee, incur any actual or potential, cost. expense, fee or liability, make any payment or give any indemnities, guarantees or pledges prior to the closing of the Debt Financing unless Purchaser agrees to indemnify the applicable Company Cooperation Party or otherwise reimburses Seller at Closing or (B) enter into or approve any Debt Financing that is not conditioned on the occurrence of the Closing or have any obligation of any Company Cooperation Party under any agreement, certificate, document or instrument be effective until the Closing, (ii) require any Company Cooperation Party to enter into any contract or encumber any asset that is effective prior to the Closing Date, (iii) require any Company Cooperation Party to take any action that would reasonably be expected, in their reasonable judgment after consultation with its legal counsel, to conflict with, or result in any violation or breach of, any applicable (A) Laws or (B) obligations of confidentiality (not created in contemplation hereof) binding on such Company Cooperation Party (provided that in the event that any Company Cooperation Party does not provide information in reliance on the exclusion in this clause (B), the Seller shall provide notice to the Purchaser promptly that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)), (iv) interfere unreasonably with the business or operations of Seller or its Affiliates or any other Company Cooperation Party, (v) conflict with or violate the organizational documents of the Company Cooperation Parties or any applicable Laws or any applicable Judgment or result in the disclosure of trade secrets or competitively sensitive information to third parties or jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (vi) conflict or be reasonably expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which any of the Company Cooperation Parties is a party, (vii) require any of the Company Cooperation Parties to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, (viii) provide or deliver any internal or external legal opinions by the Company Cooperation Parties, (ix) require any of the Company Cooperation Parties to consent to a pre-filing of UCC-1s or any other grant of Liens or that result in any Company Cooperation Party being responsible to any third parties for any representations or warranties prior to the Closing or (x) require any of the Company Cooperation Parties to prepare or deliver any Excluded Information. The Representatives of the Company Cooperation Parties shall not be required to execute any documents or certificates, or modify any existing documents, prior to the Closing Date.

(d)            The Purchaser shall reimburse the Seller for all reasonable and documented out-of-pocket costs, fees and expenses of its outside attorneys and accountants, to the extent such costs, fees and expenses are incurred by the Seller and any other Company Cooperation Parties in connection with it complying with the obligations under this Section 6.13. Buyer shall indemnify and hold harmless Seller and the other Company Cooperation Parties from and against any and all losses suffered or incurred by any of them as a result of the arrangement of any Debt Financing or their cooperation and assistance obligations and any information used therein.

(e)            The parties hereto acknowledge and agree that the provisions contained in this Section 6.13 represent the sole obligations of the Company Cooperation Parties with respect to cooperation in connection with the arrangement of any Debt Financing or other financing to be obtained by Purchaser in connection with the Acquisition, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing by Purchaser or any other financing or other transactions be a condition to any of Purchaser’s obligations under this Agreement.

(f)            Notwithstanding anything to the contrary in this Agreement, the failure of the Seller to comply with this Section 6.13 shall not, in and of itself, give rise to the failure of a condition precedent set forth in Section 9.01 or a right terminate this Agreement pursuant to Section 11.01 unless such failure is the result of a Willful Breach by the Seller of any provision of this Section 6.13.

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Section 6.14 Release Documentation. The Seller shall deliver to Purchaser at least five (5) Business Days prior to the Closing Date drafts of each Release Document, it being understood that the Seller shall, or shall cause the applicable Holding Company or Company Subsidiary to, propose any reasonable and customary comments from Purchaser to the draft Release Documents to the holder or beneficiary (or agent thereof) of the applicable obligations being released pursuant thereto.

Section 6.15 Directors and Officers.

(a)            For a period of six (6) years following the Closing Date, and in all cases solely to the extent required in (and subject to the limitations in) the applicable Governing Documents of the applicable Holding Companies and Company Subsidiaries as in effect on the date of this Agreement and made available by the Seller (the “D&O Governing Documents”), the Purchaser shall cause the applicable Holding Companies and Company Subsidiaries to indemnify and advance/reimburse expenses to the current and former pre-Closing directors and officers of each such applicable Holding Company and Company Subsidiary (collectively, the “D&O Indemnitees”) for actions or omissions prior to the Closing that are covered by the applicable D&O Governing Documents, and the Purchaser shall not, and for a period of six (6) years following the Closing Date shall not permit any Holding Company or any Company Subsidiary to, amend, repeal or modify any provision of such Governing Documents relating to indemnification, expense, advancement or reimbursement, exculpation and all other limitations or Liability currently existing in the D&O Governing Documents in favor of the D&O Indemnitees with regard to actions or omissions occurring prior to Closing.

(b)            At or prior to the Closing, for and on behalf of the Holding Companies and the Company Subsidiaries, the Purchaser shall purchase a directors’ and officers’ liability insurance policy that shall provide for a period of at least six (6) years following the Closing Date “tail” coverage for the D&O Indemnitees that will cover the pre-Closing period (the “D&O Tail Policy”), and the premiums, Taxes, commissions, insurer diligence fees and underwriting fees shall be paid by the Purchaser at the Closing; provided the Seller shall bear 50% of such premiums, Taxes, commissions, insurer diligence fees and underwriting fees as a Transaction Expense. The Purchaser shall cause the Holding Companies and the Company Subsidiaries to maintain such D&O Tail Policy in full force and effect and continue to honor the obligations thereunder.

Section 6.16 Exclusivity.

(a)            During the Pre-Closing Period, the Seller shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, (i) solicit, seek, initiate, encourage, support or facilitate any inquiries, expressions of interest, proposals, offers or the making of any proposals or offers from any Person or group concerning any merger, sale (including structured as an asset sale (but for the avoidance of doubt, does not include permitted dispositions of Assets as provided in Section 6.01(b)(vi)), consolidation, business combination, joint venture, recapitalization, liquidation, dissolution, change of control or other similar transaction involving or concerning any of the Business, Holding Companies or Company Subsidiaries or any of their respective Equity Interests, the Business or the Assets (any such inquiry, proposal or offer, a “Competing Transaction”), (ii) have or participate in any discussions with or provide any information or data to any Person or group relating to, engage in any negotiations concerning, or facilitate any effort or attempt to make or implement, any Competing Transaction or (iii) accept, execute or enter into any letter of intent, term sheet, agreement in principle, acquisition agreement or other similar binding or nonbinding agreement, arrangement or understanding (whether written or oral) related to any Competing Transaction.

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(b)            Immediately after the execution and delivery of this Agreement, the Seller shall, and shall cause its Affiliates and Representatives to, immediately cease and terminate (and during the Pre-Closing Period will not, directly or indirectly, resume or otherwise continue) any current discussions or negotiations with any Person or its Representatives (other than Purchaser and its Affiliates and its and their Representatives) concerning any Competing Transaction. During the Pre-Closing Period, the Seller will notify Purchaser of any Competing Transaction which the Seller or any of its Affiliates or Representatives may receive or become aware of within twenty-four (24) hours of receipt thereof. Such notice will indicate the identity of the Person(s) making the Competing Transaction and describe in reasonable detail the terms and conditions of such Competing Transaction and, if in written form, copies thereof.

Section 6.17 Notice of Changes. During the Pre-Closing Period, each Party shall promptly (and in any event prior to the Closing) provide written notice to the other Party of any event, change, occurrence, circumstance, development or effect that is or was, or would reasonably be expected to cause or constitute, (a) a breach, nonfulfillment or failure to perform any of such Party’s representations, warranties, obligations, covenants or agreements contained in this Agreement or (b) a failure of the other Party’s conditions to Closing as provided in Article IX; provided, however, that the delivery (or failure of delivery) of any notice pursuant to this Section 6.17 shall not cure any breach of, or non-compliance with, or failure of, any condition or other provision of this Agreement or limit the remedies available to the Party receiving such notice; and provided, further, that such failure to deliver notice pursuant to this Section 6.17 shall not, in and of itself, give rise to a failure of the condition set forth in Section 9.01(b) (in respect of notice by the Purchaser) or Section 9.02(b) (in respect of notice by the Seller).

Section 6.18 Preparation of Company Financial Statements. The Seller shall and shall cause its Affiliates to, at its and their sole cost and expense and, to the extent an expense of the Holding Companies or Company Subsidiaries, as Transaction Expenses, deliver to the Purchaser by no later than eight (8) Business Days prior to the Closing Date, for purposes of the Purchaser and its Affiliates (including, for clarity, the Holding Companies and Company Subsidiaries) to satisfy post-closing reporting obligations under Form 8-K and Rule 3-05 of Regulation S-X of the Securities Act, in each case prepared in accordance with GAAP: (a) the audited combined statements of income and cash flows of the Business for the most recent fiscal year ended at least ninety (90) days prior to the Closing Date, (b) the audited combined balance sheet of the Business as of the most recent fiscal year ended at least ninety (90) days prior to the Closing Date, (c) the unaudited combined statements of income and cash flows of the Business for the most recent fiscal quarter ended at least forty (40) days prior to the Closing Date, if applicable, and (d) the unaudited combined balance sheet of the Business as of the most recent fiscal quarter ended at least forty (40) days prior to the Closing Date, if applicable, in each case with applicable footnotes, and in the case of clauses (a) and (b) together with an unqualified audit report of the auditor of the Seller and its Affiliates (with respect to the Business) related thereto, providing that such financial statements have been prepared in accordance with GAAP, audited in accordance with AICPA standards (for the avoidance of doubt, not PCAOB standards, subject to the limitations set forth in Section 6.18 of the Seller Disclosure Letter) and present fairly in all material respects the financial position of the Business, and the results of operations of the Business, in each case, as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of the financial statements referred to in clauses (c) and (d) above, to normal year-end audit adjustments) (the financial statements delivered pursuant to this Section 6.18, the “GAAP Financial Statements”). Seller shall also obtain and provide to Purchaser the consent of such auditor as is necessary in connection with any filings with the SEC that are to include the GAAP Financial Statements.

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Section 6.19 Mining SAPA and I&E Asset Purchase Agreement. From and after the date of this Agreement, the Seller shall not, and shall cause its Affiliates not to, amend, restate, vary, terminate, waive, modify or fail to enforce the Mining SAPA or the I&E Asset Purchase Agreement or any terms or provisions thereunder in any way that adversely affects the Business or the Purchaser or any of its Affiliates (including, for this purpose, the Holding Companies and the Company Subsidiaries), in each case without the Purchaser’s written consent which may be withheld or conditioned in the Purchaser’s sole and absolute discretion.

Section 6.20 Cash. To the extent not prohibited by Law or Governmental Order, the Seller shall, and shall cause the Holding Companies and Company Subsidiaries to, use reasonable efforts to minimize the amount of Cash of the Holding Companies and the Company Subsidiaries as of immediately prior to the Closing. With respect to the Specified Type of Cash, to the extent not prohibited by Law or Governmental Order, the Seller shall, and shall cause the Holding Companies to, use reasonable efforts to minimize the amount of Specified Type of Cash of the Holding Companies and the Company Subsidiaries as of immediately prior to the Closing, including to zero to the extent reasonably practicable at the time. The Parties acknowledge and agree that (i) for purposes of this Section 6.20, “reasonable efforts” shall not include any obligation on the part of the Seller to incur any Liabilities and (ii) notwithstanding anything to the contrary in this Agreement, the failure of the Seller to comply with this Section 6.20 shall not, in and of itself, give rise to the failure of a condition precedent set forth in Section 9.01 or a right terminate this Agreement pursuant to Section 11.01 unless such failure is the result of a Willful Breach by the Seller of any provision of this Section 6.20.

Article VII
Employee Matters

Section 7.01 No Separation, Termination or Severance of Employment Intended. Each of the Seller and the Purchaser intends and agrees that the transactions contemplated by this Agreement shall not constitute a separation, termination or severance of employment of any Business Employee prior to or upon the occurrence of the Closing Date, including for purposes of any Assumed Benefit Plan that provides for separation, termination or severance benefits, and that all Business Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing, and the Seller and the Purchaser shall, and shall cause their respective Affiliates to, comply with any requirements under applicable Law to ensure the same.

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Section 7.02 Benefit Plans.

(a)            Effective as of 12:01 a.m. on the Closing Date, and provided that the Closing occurs, each Company Continuing Employee shall cease all active participation in and accrual of benefits under the Benefit Plans that are not Assumed Benefit Plans (the “Retained Benefit Plans”). The Seller shall retain sponsorship of, shall make all required payments to any Company Continuing Employee under, and shall retain and indemnify and hold harmless the Purchaser and its Affiliates (including, for clarity, the Holding Companies and Company Subsidiaries) against, all Losses under the Retained Benefit Plans, whether arising before, on or after the Closing, and the Purchaser and its Affiliates (including, for clarity, the Holding Companies and Company Subsidiaries) shall not assume sponsorship of, contribute to or maintain, or have any Liability with respect to, the Retained Benefit Plans. For further clarity, on or following the Closing Date, no amounts whether in cash or in equity relating to a Retained Benefit Plan shall be paid through the payroll system of the Holding Companies or any Company Subsidiary; provided that if the Purchaser consents, in its sole discretion, that any such payments may be paid through such payroll systems, the applicable employer portion of payroll, social security, unemployment or similar Taxes payable in connection with such amounts or related thereto shall be borne and paid by the Seller.

(b)            Effective as of 12:01 a.m. on the Closing Date, and provided that the Closing occurs, the Purchaser shall assume and honor in accordance with their terms the Assumed Benefit Plans, and the Seller shall not sponsor, contribute to or maintain, or have any Liability with respect to, the Assumed Benefit Plans; provided that, this Section 7.02(b) shall in no way limit or affect any of the Purchaser’s rights, or limit or affect any of the Seller’s obligations, under this Agreement.

(c)            No amounts payable under the MEP (as defined in Section 4.11(a) of the Seller Disclosure Letter) shall be paid through the payroll system, or otherwise become a Liability, of the Purchaser or its Affiliates (including, for clarity, the Holding Companies and the Company Subsidiaries).

Section 7.03 Comparability. For the period set forth on Section 7.03 of the Seller Disclosure Letter, and except as required by any Collective Bargaining Agreement or applicable Law, the Purchaser shall, or shall cause its applicable Affiliates (including the Holding Companies and Company Subsidiaries) to, provide each Company Continuing Employee during his or her employment with Purchaser or its Affiliates (and, with respect to any compensation or benefits that apply following a termination of employment, the applicable period thereafter) with: (a) annual base salary or wages that are no less than the annual base salary or wages provided to such Company Continuing Employee immediately prior to the Closing; (b) incentive compensation opportunities in the aggregate that are substantially comparable in value to the incentive compensation opportunities provided to such Company Continuing Employee immediately prior to the Closing, and (c) employee benefits that are substantially comparable in the aggregate to those employee benefits provided to such Company Continuing Employee immediately prior to the Closing Date (excluding for purposes of clauses (a) and (b) above, any equity or equity-based compensation, long-term incentive compensation and retention, change in control or other transaction-related or one-time benefits).

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Section 7.04 Severance. The Purchaser shall be solely responsible for, and shall indemnify and hold harmless the Seller from, all Losses that may result in respect of claims for statutory, contractual or common law severance or other separation benefits or other legally mandated payment obligations (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice), together with the employer-paid portion of any employment or payroll Taxes related thereto, arising out of, relating to or in connection the termination of employment of any Company Continuing Employee after 12.01 a.m. on the Closing Date. Without limiting the generality of Section 7.03, with respect to any Company Continuing Employee whose employment is terminated by the Purchaser during the period from the Closing Date and for one year thereafter, the Purchaser shall provide such Company Continuing Employee with severance benefits (including cash and welfare benefits) that are no less favorable than the severance benefits (including cash and welfare benefits) that such Company Continuing Employee would have received if he or she separated from the Holding Companies and Company Subsidiaries immediately prior to the Closing; provided, however, that (x) for purposes of this covenant, such Company Continuing Employee shall be credited for service with the Seller and its Affiliates as described in Section 7.05 and for service with the Purchaser and its Affiliates following the Closing Date, (y) the Purchaser shall not be obligated to pay such severance pay if such Company Continuing Employee’s employment has been terminated for cause, as determined by the Purchaser in its reasonable discretion, and (z) as a condition to such Company Continuing Employee’s receipt of such severance pay in excess of the requirements under applicable Law, the Purchaser may require such Company Continuing Employee to execute an irrevocable waiver and general release of claims in favor of the Seller and its predecessors, successors, parents and Affiliates, and all their respective present and former officers, directors, employees, agents and representatives, pursuant to which the Seller shall be a third-party beneficiary, which release must become effective and irrevocable in accordance with its terms prior to the payment of such severance pay.

Section 7.05 Service Credit. From and after the Closing, the Purchaser shall, or shall cause its applicable Affiliates (including the Holding Companies and Company Subsidiaries) to, provide each Company Continuing Employee with full credit for purposes of vesting, eligibility to participate and level of benefits (but not for the purposes of benefit accrual under any defined benefit pension plan, or retirement subsidies or for any purposes under any equity or equity-based plan, in each case, except as required by applicable Law) under each employee benefit plan, program or arrangement established or maintained by the Purchaser Parties under which Company Continuing Employees are eligible to participate after the Closing (collectively, the “Purchaser Benefit Plans”) for service accrued or deemed accrued on or prior to the Closing Date with the Seller or any predecessor thereof to the same extent that such credit was recognized by the Seller under analogous Benefit Plans immediately prior to the Closing; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits for the same period of service, or with respect to any Purchaser Benefit Plans that do not provide credit for past service to similarly situated employees of Purchaser and its Affiliates.

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Section 7.06 Pre-Existing Conditions/Copayment Credit. With respect to each welfare benefit plan, program or arrangement maintained, sponsored or contributed to by the Purchaser after the Closing (collectively, the “Purchaser Welfare Benefit Plans”) in which any Company Continuing Employee or spouse or dependent thereof may be eligible to participate on or after the Closing, from and after the Closing the Purchaser shall use commercially reasonable efforts to (a) waive, or cause its Affiliates or insurance carrier to waive, all limitations as to pre-existing conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Company Continuing Employee or spouse or dependent thereof, and any other restrictions that would prevent immediate or full participation by such Company Continuing Employee or spouse or dependent thereof, under such Purchaser Welfare Benefit Plan, to the same extent satisfied or waived under a comparable Benefit Plan, and (b) provide or cause its Affiliates to provide full credit to each Company Continuing Employee or spouse or dependent thereof for any co-payments, deductibles, out-of-pocket expenses and for any lifetime maximums paid by such Company Continuing Employee or spouse or dependent thereof under the comparable Benefit Plan during the relevant plan year up to and including the Closing as if such amounts had been paid under such Purchaser Welfare Benefit Plan.

Section 7.07 Cash Incentives and Other Assumed Liabilities. From and after the Closing and if, and then solely to the extent, reflected on the Closing Statement as Indebtedness, Transaction Expenses or Working Capital, the Purchaser shall, or shall cause one of its Affiliates to, assume unpaid Liabilities to Company Continuing Employees (including the employer portion of any Taxes payable with respect thereto) related to cash payments under any sales commission, annual bonus or other cash incentive programs or arrangements disclosed in Section 7.07 of the Seller Disclosure Letter, in each case in respect of any period that includes the Closing, based on actual performance (but in no event less than the amount reflected on the Closing Statement as Indebtedness, Transaction Expenses or Working Capital in respect of such cash payments) (the “Closing Year Cash Incentive”); and the Purchaser shall, or shall cause one of its Affiliates to, make such cash payments to the Company Continuing Employees who remain employed with the Purchaser or one of its Affiliates through the end of the applicable period of the applicable Closing Year Cash Incentives. Such Closing Year Cash Incentives shall be paid to such Company Continuing Employees as soon as practicable after the end of the applicable period that includes the Closing.

Section 7.08 Vacation. For purposes of determining the number of vacation or annual leave days to which each Company Continuing Employee shall be entitled following the Closing, the Purchaser shall, or shall cause its applicable Affiliates (including the Holding Companies and Company Subsidiaries) to honor all vacation or annual leave days accrued or earned but not yet taken by such Company Continuing Employee as of the Closing Date to the extent reflected on the Closing Statement and not paid to such Company Continuing Employee by the applicable Holding Company or Company Subsidiary as required by applicable Law or any policy applicable to such Company Continuing Employee.

Section 7.09 WARN Act and Other Notices. From and after the Closing, the Purchaser shall cause the applicable Holding Companies or Company Subsidiaries during the ninety (90)-day period following the Closing to provide, any required notice under the WARN Act and to otherwise comply with the WARN Act and such other Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Company Continuing Employees and occurring on or after the Closing Date.

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Section 7.10 Communications. From and after the date of this Agreement, any written employee notices or communication materials for distribution to a group of employees or broad-based oral communications to be provided or communicated by either Party or their respective Affiliates to any Business Employees with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or any of the Ancillary Agreements, shall be subject to the prior review and approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 7.11 Collective Bargaining Agreements. To the extent required by applicable Law or the applicable Collective Bargaining Agreement, the Purchaser agrees that, from and after the Closing, the Purchaser shall, or shall cause its applicable Affiliate (including the applicable Holding Company or Company Subsidiary) to, recognize the Employee Representatives that are representing the Business Employees as of immediately prior to the Closing as the representatives of the Continuing Company Employees and shall cause its applicable Affiliate (including the applicable Holding Company or Company Subsidiary) to honor the Collective Bargaining Agreements applicable to the Company Continuing Employees, in each case, to the same extent that such Holding Company or Company Subsidiary recognized such Employee Representatives and applied such Collective Bargaining Agreements as of immediately prior to the Closing.

Section 7.12 Employee Matters Cooperation. The Parties shall, prior to and after Closing, cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take (or cause to be taken) those actions to be taken by them in order to obtain any governmental approvals required hereunder or to fulfill any obligations to inform and consult the Employee Representatives, in each case with respect to the transactions contemplated by this Agreement.

Section 7.13 No Third-Party Beneficiaries; No Guarantee of Employment. Notwithstanding anything in this Article VII to the contrary, nothing contained herein, whether express or implied, shall be treated as an establishment, amendment or other modification of any Benefit Plan or any employee benefit plan of the Purchaser or any of its Affiliates, or shall limit the right of the Purchaser or any of its Affiliates to amend, terminate or otherwise modify any Assumed Benefit Plan or other employee benefit plan following the Closing. The Seller and the Purchaser acknowledge and agree that all provisions contained in this Article VII are included for their sole benefit, and that nothing in this Article VII, whether express or implied, shall create any third-party beneficiary or other rights: (a) in any other Person, including any Business Employee, Former Business Employee, any participant in any Benefit Plan or employee benefit plan of the Purchaser or any of its Affiliates, or any dependent or beneficiary thereof, or (b) to continued employment with the Purchaser or any of its Affiliates or to any particular term or condition of employment.

Section 7.14 Employee Census and Independent Contractor Census. No more than five (5) and no less than two (2) Business Days prior to the Closing Date, the Seller shall prepare and deliver a new Employee Census and a new Independent Contractor Census reflecting any new hires, terminations of employment (including resignations) or other personnel changes occurring between the date of this Agreement and the date of such new Employee Census and new Independent Contractor Census, in each case as permitted pursuant to Section 6.01(b)(xiii) which new Employee Census and new Independent Contractor Census shall include the names of the individuals listed to the extent permitted under applicable Law. After the delivery of the new Employee Census and new Independent Contractor census, the Seller shall not, and shall cause its Affiliates (other than any of the Holding Companies or Company Subsidiaries) not to, make any employee transfers between the Seller and such Affiliates, on the one hand, and any of the Holding Companies or Company Subsidiaries, on the other hand.

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Section 7.15 Section 280G Matters. Prior to the Closing Date, but in no event later than (i) five (5) Business Days prior to the Closing Date, the Seller will use commercially reasonable efforts to obtain a written waiver from each individual who is a “disqualified individual” (as defined in Section 280G(c) of the Code) of the portion of any and all payments and benefits that could reasonably be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code) and would result in the imposition of an excise tax on such individual pursuant to Section 4999 of the Code (the “Waived Payments”) unless such Waived Payments are approved by the shareholders of the Seller (or the applicable direct or indirect parent or subsidiary entity of Seller) in accordance with the provisions of Section 280G of the Code and the regulations thereunder, and (ii) three (3) Business Days prior to the Closing Date, the Seller will submit to its shareholders (or the shareholders of its applicable direct or indirect parent entity of Seller) for a shareholder vote (in a manner reasonably designed to comply with Section 280G(b)(5)(B) of the Code and the regulations thereunder) the right of any such disqualified individual to receive his or her respective Waived Payments in a manner reasonably designed to cause the Waived Payments to be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(B) of the Code. Prior to delivery to the shareholders and disqualified individuals of documents in connection with the shareholder approval contemplated under this paragraph, the Seller will provide the Purchaser and its counsel (i) its Section 280G of the Code calculations along with the assumptions used to make the calculations, and (ii) a reasonable opportunity to review such information and comment on all documents to be delivered to the shareholders and disqualified individuals in connection with the vote, and the Seller agrees to consider, in good faith, all such reasonable comments from the Purchaser.

Article VIII
Tax Matters

Section 8.01 Transfer Taxes. Subject to the provisions of Section 2.10, all Transfer Taxes imposed by any Tax Authority, regardless of the Person on whom such Taxes are imposed, resulting from this Agreement and the transactions contemplated hereby, including the acquisition of the Purchased Shares hereunder, shall be borne and paid as follows: (a) to the extent that any such Transfer Taxes are imposed in connection with any of the Excluded Business, Acquired Mining Business or Acquired Food Business, including, for the avoidance of doubt and without limitation of the generality of the foregoing, any such Transfer Taxes in connection with the purchase or sale or other acquisition or disposition (by Contract or otherwise) by any of the Holding Companies or Company Subsidiaries of any entities or assets related to any of the Excluded Business, Acquired Mining Business or Acquired Food Business or any sale, purchase, disposition, acquisition, distribution, merger, restructuring or other similar transaction by or involving any of the Holding Companies or Company Subsidiaries related to any of the Excluded Business, Acquired Mining Business or Acquired Food Business, one hundred percent (100%) by the Seller; and (b) with respect to all other such Transfer Taxes, fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller (except to the extent any such Transfer Taxes described in clauses (a) or (b) were treated as Transaction Expenses for purposes of the final determination of the Closing Statement as provided in Section 2.04). The party responsible for the filing of any Tax Return relating to Transfer Taxes under applicable Law shall be responsible for the timely filing of any such Tax Return. The Seller and the Purchaser shall reasonably cooperate with the other party in relation to any such Tax Returns and, subject to the other terms of this Agreement, shall take any action reasonably requested by such other party that does not cause it to incur any cost or material inconvenience in order to minimize Transfer Taxes.

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Section 8.02 VAT.

(a)            All sums payable under or pursuant to this Agreement are (unless expressly stated otherwise) exclusive of any applicable VAT. No Party shall, and each Party shall cause it respective Affiliates not to, (i) waive any exemption from VAT with respect to any of the transactions contemplated by this Agreement or (ii) opt for a VAT-able treatment of any of the transactions contemplated in this Agreement. Where, under or pursuant to this Agreement, any party (the supplier party) makes a supply to any other party (the recipient party) for VAT purposes and such supplier party or an Affiliate thereof is required to account for VAT in respect of that supply, such recipient party shall, subject to the receipt of a valid VAT invoice, pay to such supplier party an amount equal to such VAT in addition to any other consideration for that supply, unless such VAT results from the respective other Party (or Affiliate of such other Party) having waived a VAT exemption or opted for a VAT-able treatment. Such payment shall be made within ten (10) Business Days of demand or, if later, at the same time as any such consideration is payable.

(b)            If any party (the paying party) is required by this Agreement to reimburse another party (the payee party) for any cost, such paying party shall also reimburse such payee party for any VAT incurred by such payee party (or any of its Affiliates) in respect of that cost, except to the extent that such payee party (or its Affiliate) is entitled to relief in respect of that VAT.

Section 8.03 Tax Characterization of Adjustments. The Seller and the Purchaser agree to treat all payments made either to or for the benefit of the other following the Closing (including any payments made under any indemnity provisions of this Agreement) as adjustments to the Purchase Price for all Tax purposes, and that such treatment shall govern for purposes hereof, except as otherwise required by applicable Law.

Section 8.04 Tax Returns.

(a)            After the Closing Date, the Purchaser shall ensure that the Holding Companies and the Company Subsidiaries prepare and file all Tax Returns which relate to a Pre-Closing Tax Period or Straddle Period when due, and prepare and file all claims, elections, surrenders, disclaimers, notices, consents and other relevant filings for the purposes of Tax (“Tax Documents”) which relate to a Pre-Closing Tax Period or Straddle Period, provided, in both cases, that the Purchaser shall procure that such Tax Returns and Tax Documents shall be prepared consistent with Section 8.08(b) and on a basis consistent with the manner in which the Holding Companies and any Company Subsidiary’s Tax Returns and Tax Documents have previously been prepared, unless (and then only to the extent) prohibited by Law.

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(b)            Any Income Tax Return relating to a Pre-Closing Tax Period or Straddle Period (a “Seller Tax Return”) shall be subject to the review of the Seller. The Purchaser shall ensure that any Seller Tax Return to be reviewed by the Seller will be sent to the Seller no later than fifteen (15) Business Days prior to the applicable filing deadline (including any applicable extensions) of the relevant Seller Tax Return. The Purchaser shall consider in good faith any reasonable comments received from the Seller with respect to such Seller Tax Return at least five (5) Business Days prior to such filing deadline. To the extent that the amount shown as due on a Seller Tax Return (as adjusted to exclude any R&E Credits otherwise reflected on such Seller Tax Return) exceeds the amount with respect to such Seller Tax Return that was calculated for purposes of determining the Pre-Closing Tax Amount in Indebtedness in connection with the final determination of the Closing Statement as provided in Section 2.04 (or the Estimated Closing Statement if there has not yet been a final determination of the Closing Statement as provided in Section 2.04), (i) if the Final Determination Date has not occurred, the Closing Statement shall be adjusted to reflect such amount shown as due on such Seller Tax Return (as adjusted to exclude any R&E Credits otherwise reflected on such Seller Tax Return) and such difference shall be credited to Purchaser as part of the Closing Statement and adjustment to the Estimated Purchase Price as provided in Section 2.04(d) and (ii) if the Final Determination Date has occurred, Seller shall pay such difference to the Purchaser within ten (10) Business Days of filing such Seller Tax Return. To the extent that the amount shown as due on a Seller Tax Return (as adjusted to exclude any R&E Credits otherwise reflected on such Seller Tax Return) is less than the amount with respect to such Seller Tax Return that was calculated for purposes of determining the Pre-Closing Tax Amount in Indebtedness in connection with the final determination of the Closing Statement as provided in Section 2.04 (or the Estimated Closing Statement if there has not yet been a final determination of the Closing Statement as provided in Section 2.04), (i) if the Final Determination Date has not occurred, the Closing Statement shall be adjusted to reflect such amount shown as due on such Seller Tax Return (as adjusted to exclude any R&E Credits otherwise reflected on such Seller Tax Return) and such difference shall be credited to Seller as part of the Closing Statement and adjustment to the Estimated Purchase Price as provided in Section 2.04(d) and (ii) if the Final Determination Date has occurred, Purchaser shall pay such difference to the Seller within ten (10) Business Days of the filing such Seller Tax Return.

Section 8.05 Tax Proceedings. In the event of any proposed Tax Proceeding relating to the Holding Companies or any Company Subsidiary for a Pre-Closing Tax Period or Straddle Period (other than with respect to Tax Consolidation or consolidated, combined or unitary Tax Returns), each Party will, within fifteen (15) days of becoming aware of such Tax Proceeding, notify the other Party of such Tax Proceeding. Such notice will contain any notice or other documents received from any Governmental Authority with respect to such Tax Proceeding. The Purchaser will have the option to control, at its expense, the contest or resolution of any such Tax Proceeding. The Seller will have the right to participate, at its own expense, in the contest or resolution of any such Tax Proceeding.

Section 8.06 Tax Information and Cooperation. Until the expiration of any applicable statute of limitations related to Tax matters of the Holding Companies or Company Subsidiaries, the Seller and the Purchaser shall provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return (including, for the avoidance of doubt, the preparation of any Tax Return of the Holding Companies or Company Subsidiaries relating to a Pre-Closing Tax Period or Straddle Period), Tax Document, amended return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes or participating in or conducting any Tax Proceeding in relation to the Holding Companies or the Company Subsidiaries or its and their sale to the Purchaser under this Agreement. Such cooperation shall include the retention and (upon the other party’s request and at such party’s expense) the provision of records and information reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, as well as the furnishing of all Tax Returns of the Holding Companies and Company Subsidiaries to the Purchaser; provided, however, that neither the Seller nor the Purchaser shall be under any obligation to disclose any consolidated, combined or unitary Tax Return filed by the Seller, the Purchaser or any of their respective Affiliates or predecessors or any related material. Any information obtained under this Section 8.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

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Section 8.07 Close of Taxable Year. The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Holding Companies and the Company Subsidiaries for all Tax purposes, including by making any applicable election under Treasury Regulation Section 1.245A-5(e)(3)(i) (or any comparable provision of state or local Tax law).

Section 8.08 Seller Tax Matters.

(a)            To the extent not determined (within the meaning of Section 1313(a) of the Code) prior to the Closing Date, the Purchaser shall endeavor in good faith, at Seller’s expense, to (i) contest the proposed disallowance of R&E Credits for the U.S. federal income Tax Return of Schenck U.S. and its Subsidiaries of the Pre-Closing Tax Period ended December 31, 2018 and shall engage Deloitte Touche Tohmatsu Limited to assist in providing advisory support and analysis in furtherance of such Tax Proceeding and (ii) substantiate the R&E Credits and shall engage Deloitte Touche Tohmatsu Limited to assist in providing advisory support and analysis in furtherance of such substantiation.

(b)            Except as required by Law, with the Seller’s written consent (not to be unreasonably withheld, conditioned or delayed) or in accordance with Section 8.05, the Purchaser shall not, and shall not allow the Holding Companies or the Company Subsidiaries (or their respective agents) to prepare or submit any Seller Tax Return or any other Tax Return or Tax Document (or other similar document) or amend or withdraw any such item to the extent that the Purchaser is or should be aware that such Tax Return, Tax Document (or other similar document), amendment or withdrawal (as the case may be) would adversely affect the entitlement of any Holding Company or Company Subsidiary to R&E Credits in any Pre-Closing Tax Period.

Section 8.09 Withholding. Notwithstanding any other provision of this Agreement, the Purchaser shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement the amounts required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law; provided, however, that prior to making any such deduction or withholding (other than with regards to compensatory payments), the Purchaser shall notify the Seller of such withholding and provide a reasonable opportunity for the Seller to provide such forms or other evidence that would eliminate or reduce any such deduction or withholding. Any amounts so deducted and withheld shall be timely paid over to the appropriate Tax Authority as required by applicable Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Article IX
Conditions to Closing

Section 9.01 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Acquisition and effect the Closing shall be subject to the satisfaction or, in the sole and absolute discretion of the Seller, waiver by the Seller, at or prior to the Closing, of each of the following conditions:

(a)            (i) The Purchaser’s Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than those Purchaser’s Fundamental Representations that are made as of a specified date, in which case, such representations and warranties shall be so true and correct in all material respects as of such date), (ii) the representations and warranties of the Purchaser in Article V (other than the Purchaser’s Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that are made as of a specified date, in which case, such representations and warranties shall be true and correct as of such date), in each case, disregarding all qualifications or limitations as to “materiality” or any similar qualifications therein, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to prevent or materially impair or delay the Purchaser from performing its obligations under this Agreement or from consummating the transactions contemplated hereby and (iii) the Seller shall have received a certificate signed by a senior officer of the Purchaser to such effect.

(b)            The covenants, obligations and agreements contained in this Agreement to be performed and complied with by the Purchaser at or before the Closing shall have been performed and complied with in all material respects, and the Seller shall have received a certificate signed by a senior officer of the Purchaser to such effect.

(c)            The waiting periods or clearances required under the Antitrust Laws in the jurisdictions set forth on Section 9.01(c) of the Seller Disclosure Letter shall have expired or been terminated or otherwise obtained.

(d)            No Law shall have been enacted, entered or promulgated, and no Governmental Order shall have been issued by any court or other Governmental Authority, that remains in effect and that (i) enjoins or otherwise prohibits the consummation of the Closing or the consummation of the other transactions contemplated by this Agreement or (ii) (A) enjoins or otherwise prohibits the consummation of the transactions contemplated by the Ancillary Agreements and (B) such injunction or prohibition would materially and adversely impact the Purchaser’s ability to operate the Business following the Closing.

(e)            The Purchaser shall have delivered, or caused to be delivered, all documents, instruments and certificates required to be delivered to the Seller set forth in Section 2.07(b).

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Section 9.02 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Acquisition and effect the Closing shall be subject to the satisfaction or, in the sole and absolute discretion of the Purchaser, waiver by the Purchaser, at or prior to the Closing, of each of the following conditions:

(a)            (i) The Seller’s representations and warranties in Section 4.04(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; (ii) the Seller’s representations and warranties in Section 3.04 shall be true and correct in all respects (except for de minimis exceptions) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; (iii) the Seller’s Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than those Seller’s Fundamental Representations that are made as of a specified date, in which case, such representations and warranties shall be so true and correct in all material respects as of such date), in each case, disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” or any similar qualifications therein; (iv) the representations and warranties of the Seller in Article III and Article IV (other than the Seller’s Fundamental Representations and the Seller’s representations and warranties in Section 4.04(b) and Section 3.04) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that are made as of a specified date, in which case, such representations and warranties shall be true and correct as of such date), in each case, disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” or any similar qualifications therein, except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iv) the Purchaser shall have received a certificate signed by a senior officer of the Seller to such effect.

(b)            The covenants, obligations and agreements contained in this Agreement to be performed and complied with by the Seller at or before the Closing shall have been performed and complied with in all material respects, and the Purchaser shall have received a certificate signed by a senior officer of the Seller to such effect.

(c)            The waiting periods or clearances required under the Antitrust Laws in the jurisdictions set forth on Section 9.01(c) of the Seller Disclosure Letter shall have expired or been terminated or otherwise obtained.

(d)            No Law shall have been enacted, entered or promulgated, and no Governmental Order shall have been issued by any court or other Governmental Authority, that remains in effect and that (i) enjoins or otherwise prohibits the consummation of the Closing or the consummation of the other transactions contemplated by this Agreement or (ii)(A) enjoins or otherwise prohibits the consummation of the transactions contemplated by the Ancillary Agreements and (B) such injunction or prohibition would materially and adversely impact the Purchaser’s ability to operate the Business following the Closing.

(e)            Since the date of this Agreement, there shall not have occurred a Material Adverse Effect, and the Purchaser shall have received a certificate signed by a senior officer of the Seller to such effect.

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(f)            The Seller shall have delivered, or caused to be delivered, the GAAP Financial Statements in accordance with Section 6.18.

(g)            The Seller shall have delivered, or caused to be delivered, all documents, instruments and certificates required to be delivered to the Purchaser set forth in Section 2.07(a).

Article X
Survival

Section 10.01 Non-Survival of Representations, Warranties and Certain Covenants. The representations, warranties, covenants and agreements of the Parties set forth in this Agreement and in any certificate delivered pursuant to this Agreement shall terminate and expire as of, and shall not survive, the Closing, except that the covenants and agreements of the Parties set forth in this Agreement that are to be performed or complied with or contemplate performance or compliance in whole or in part at or after the Closing shall not terminate and expire as of the Closing and shall survive the consummation of the Closing (i) with respect to performance, for the term set forth in such covenant or agreement (or, if no term is set forth therein, until fully performed) and (ii) with respect to payment, until fully paid. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, nothing in this Article X shall affect, preclude or limit (i) the ability of Purchaser to recover under the R&W Insurance Policy or (ii) a claim by any Person for Fraud.

Article XI
Termination, Amendment and Waiver

Section 11.01 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)            by the mutual written consent of the Seller and the Purchaser;

(b)            by either the Seller or the Purchaser, upon prior written notice to the other Party, if the Closing shall not have occurred prior to February 23, 2024 (the “Outside Date”); provided that if on the Outside Date any of the conditions set forth in Section 9.01(c) and Section 9.02(c) or Section 9.01(d) and Section 9.02(d) (to the extent relating to the matters set forth in Section 9.01(c) and Section 9.02(c)) shall not have been satisfied but all other conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended to May 23, 2024 and such date shall become the Outside Date for purposes of this Agreement; provided further that the right to terminate this Agreement pursuant to this Section 11.01(b) shall not be available to any Party whose breach of this Agreement was the proximate cause for the Closing not to occur on or prior to the Outside Date;

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(c)            by either Party, upon prior written notice to the other Party, if any applicable Governmental Authority shall have issued any Law or Governmental Order which (i) permanently enjoins or otherwise prohibits the Closing or the consummation of the other transactions contemplated by this Agreement and such Law or Governmental Order shall have become final and non-appealable or (ii)(A) permanently enjoins or otherwise prohibits the consummation of the transactions contemplated by the Ancillary Agreements, (B) such injunction or prohibition would materially and adversely impact the Purchaser’s ability to operate the Business following the Closing and (C) such Law or Governmental Order shall have become final and non-appealable;

(d)            by the Purchaser, if the Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.02(a) or Section 9.02(b); and (ii) if capable of being cured, is not cured by the earlier of (A) one (1) Business Day prior to the Outside Date; and (B) twenty (20) days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and the Purchaser’s intention to terminate this Agreement if such breach or failure is not cured) from the Purchaser of such breach or failure; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(e)            by the Seller, if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.01(a) or Section 9.01(b); and (ii) if capable of being cured, is not cured by the earlier of (A) one (1) Business Day prior to the Outside Date; and (B) twenty (20) days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and the Seller’s intention to terminate this Agreement if such breach or failure is not cured) from the Seller of such breach or failure; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 11.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement.

Section 11.02 Effect of Termination. In the event of termination of this Agreement in accordance with Section 11.01, (i) this Agreement shall be null and void and of no further force and effect, except that this Section 11.02, Section 6.03(a), Article XII and the Confidentiality Agreement shall survive any such termination and (ii) such termination shall relieve each Party from Liability for all violations of this Agreement that occurred prior to such termination other than Liability for Fraud or any Willful Breach that occurred prior to such termination.

Article XII
General Provisions

Section 12.01 Waiver. Either Party may, in its sole and absolute discretion, (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement; or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any failure to assert, or delay in the assertion of, rights under this Agreement, or to require the performance of any provision under this Agreement, shall not constitute a waiver of those rights, and no single or partial exercise of any rights under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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Section 12.02 Expenses.

(a)            Except as otherwise provided in this Agreement or the Ancillary Agreements, the Parties shall bear their respective direct and indirect fees, costs and expenses incurred in connection with the negotiation, preparation, execution, performance and consummation of this Agreement and the transactions contemplated hereby, whether or not the Closing occurs. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Purchaser shall have no obligation for any Seller Group Post-Closing Reorganization Costs and the Seller Group Post-Closing Reorganization Contribution resulting therefrom if the Closing does not occur.

(b)            Unless otherwise indicated herein, all currency amounts stated in this Agreement are stated in U.S. dollars and all payments required under this Agreement shall be paid in U.S. dollars by wire transfer of immediately available funds to one account of the receiving party designated by the receiving party in writing to the paying party at least two (2) Business Days prior to the date of payment.

Section 12.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed effectively given or made (a) upon personal delivery to the party to be notified, (b) one (1) day after deposit with an internationally recognized by overnight courier service (freight prepaid, specifying next-day delivery, with written verification of receipt) or (c) when sent by email transmission (so long as the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient) if sent during normal business hours of the recipient; if not, then on the next Business Day to the respective Persons at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.03):

(a)            if to the Seller:

Schenck Process Holding GmbH
Pallaswiesenstr. 100
64293 Darmstadt, Germany
Attention: Keith Cochrane, Chief Executive
Email: [REDACTED]

with a copy, which shall not constitute notice, to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022

Attention:	Paul K. Humphreys
Email:	[REDACTED]

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(b)            if to the Purchaser, or, after the Closing, any of the Holding Companies or any Company Subsidiaries:

c/o Hillenbrand, Inc.
One Batesville Boulevard
Batesville, Indiana 47006
Attention: Nicholas R. Farrell, Senior Vice President, General Counsel and Secretary

Email: [REDACTED]

with a copy, which shall not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention:	Richard C. Witzel, Jr.

David R. Clark

Email:	[REDACTED]

[REDACTED]

Section 12.04 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the substance of the transactions contemplated hereby is not fundamentally changed. If a final judgment of any court of competent jurisdiction declares any term or provision of this Agreement to be invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.06 Entire Agreement. This Agreement (including the Seller Disclosure Letter), together with the Ancillary Agreements and Confidentiality Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof.

Section 12.07 Assignment. Neither Party may transfer any of its rights or obligations hereunder, without the prior written consent of the other Party; provided that (a) without the prior written consent of the Seller, the Purchaser may assign any of its rights or delegate any of its obligations under this Agreement to one or more of its Affiliates (whether or not existing as of the date hereof); and (b) after the Closing, the Seller shall be entitled to transfer this Agreement, and any of its rights or obligations hereunder, prior to or upon the consummation of the Seller Group Post-Closing Reorganization to BCP or any Person who, directly or indirectly, Controls BCP, without the prior written consent of the Purchaser; provided that in each of the foregoing cases such assigning Party shall remain liable to perform, pay and discharge its obligations hereunder. Any assignment or transfer in violation of this Section 12.07 shall be null and void.

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Section 12.08 No Third-Party Beneficiaries. Except for the Seller Counsel under Section 12.14, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.09 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties.

Section 12.10 Governing Law; Submission to Jurisdiction.

(a)            This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(b)            To the fullest extent permitted by applicable Law, each Party (i) agrees that any Action by such Party seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement (including the Acquisition) or the transactions contemplated hereby shall be brought only in the Court of Chancery of the State of Delaware, and only if such court lacks subject matter jurisdiction, any other state or federal court sitting in the city of Wilmington, Delaware, and any appellate court therefrom; (ii) agrees to submit to the exclusive jurisdiction of such courts for purposes of all legal proceedings arising out of, or in connection with, this Agreement, the Acquisition or the transactions contemplated hereby or thereby; (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum; (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 12.03 or any other manner as may be permitted by Law shall be valid and sufficient service thereof; and (v) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The preceding sentence shall not limit the jurisdiction of the Accounting Firm set forth in Section 2.04(c), although claims may be asserted in such courts described in the preceding sentence for purposes of enforcing the jurisdiction and judgments of the Accounting Firm.

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(c)            Seller hereby irrevocably designates Corporation Service Company (in such capacity the “Process Agent”), with an office at 251 Little Falls Drive, Wilmington, DE 19808, as its designee, appointee and agent to receive, for and on its behalf, service of process in the State of Delaware (as described in this Section 12.10) in any Action by a party hereto seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement, the Acquisition or the transactions contemplated hereby or thereby, and such service shall be deemed completed upon delivery thereof to the Process Agent. Seller shall take all such action as may be sufficient to continue said appointment in full force and effect or to appoint another agent so that Seller will at all times have an agent for service of process for the above purposes in the State of Delaware for so long as Seller has any continuing rights or obligations under this Agreement. In the event of the transfer of all or substantially all of the assets and business of the Process Agent to any other Person by consolidation, merger, sale of assets or otherwise, such other Person shall be substituted hereunder for the Process Agent with the same effect as if named herein in place of such Process Agent. Nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable Law or this Agreement. Seller expressly acknowledges that the foregoing is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America.

Section 12.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email or other electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 12.12 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING THE ACQUISITION AND ANY FINANCING) OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) MAKES THIS WAIVER UNCONDITIONALLY; AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

Section 12.13 Enforcement.

(a)            Each Party acknowledges and agrees that, in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, (i) the other Party will be irreparably damaged and (ii) such Party would not have any adequate remedy at law and would not be adequately compensated by monetary damages. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, such Party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to compel specific performance of the terms and provisions of this Agreement (including to require the other Party to consummate the Closing as contemplated hereby) without the requirement of securing or posting any bond or other security or indemnity. Furthermore, each Party irrevocably waives and agrees not to raise any objections or defenses that the equitable remedy of specific performance is (A) unavailable to prevent or restrain breaches of this Agreement or to specifically enforce the terms of this Agreement (including to require the other Party to consummate the Closing as contemplated hereby), (B) invalid, (C) unenforceable, (D) contrary to law or (E) inequitable for any reason, or that a remedy of monetary damages would provide an adequate remedy.

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Section 12.14 Retention of Counsel.

(a)            From and after the Closing, in any dispute or Action arising under or in connection with this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby, the Seller, together with all of its Affiliates and the respective successors and assigns of the Seller and such Affiliates (collectively, solely as used in this Section 12.14, “Post-Closing Seller Parties”), shall have the right, at their election, to retain the firm of Freshfields Bruckhaus Deringer LLP and Freshfields Bruckhaus Deringer US LLP (collectively, the “Seller Counsel”) to represent it in such matter, and the Purchaser hereby irrevocably waives any objection and consents, and shall cause the Holding Companies and the Company Subsidiaries to irrevocably waive any objection and consent, on its own behalf and on behalf of its successors and assigns, to any such representation by Seller Counsel in any such matter and the communication by any Seller Counsel to the Post-Closing Seller Parties in connection with any such representation of any fact known to any Seller Counsel arising by reason of such counsel’s prior representation of the Post-Closing Seller Parties or, prior to the Closing, the Holding Companies and Company Subsidiaries.

(b)            From and after the Closing, the Purchaser hereby irrevocably acknowledges and agrees, and shall cause the Holding Companies and the Company Subsidiaries to irrevocably acknowledge and agree, on its own behalf and on behalf of its and their successors and assigns, that all communications between the Holding Companies and the Company Subsidiaries and their respective Representatives, on the one hand, and Seller Counsel, on the other hand, to the extent made in connection with the negotiation, preparation, execution, delivery and closing under or any dispute or Action arising under or in connection with, this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, which, immediately prior to the Closing, would be deemed to be privileged communications between the Holding Companies, the Company Subsidiaries and Seller Counsel and would not be subject to disclosure to the Purchaser in connection with any process relating to a dispute arising under or in connection with this Agreement, any Ancillary Agreement, any of the transactions contemplated hereby or thereby, or otherwise, shall, from and after the Closing, be deemed to be privileged communications between the Post-Closing Seller Parties and the Seller Counsel and neither the Purchaser, the Holding Companies, the Company Subsidiaries nor any of their respective Representatives acting or purporting to act on behalf of or through any of them shall, from and after the Closing, attempt to access, or possess (including by virtue of the transactions contemplated by this Agreement or any of the Ancillary Agreements) any right of access to, any work product of the Seller Counsel or any other information, materials or documents in the possession of the Seller Counsel, or any communications between the Seller Counsel and any of the Holding Companies, the Company Subsidiaries and their respective Representatives or otherwise seek to obtain the same by any process, including in each case on the grounds that the privilege attaching to such work product, information, materials, documents or communications belongs to any Person other than the Post-Closing Seller Parties.

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(c)            Other than as explicitly set forth in this Section 12.14, the Parties acknowledge that any attorney-client, attorney work product, common interest, joint defense and any other available privilege attaching as a result of legal counsel representing the Holding Companies or any Company Subsidiary prior to the Closing shall survive the Closing and continue to be a privilege of the Holding Companies or any Company Subsidiary, as applicable, and not the Post-Closing Seller Parties, after the Closing.

(d)            Notwithstanding anything to the contrary in this Section 12.14, in the event that a dispute arises following the Closing between the Purchaser and any of its Affiliates, on the one hand, and any third-party who is not a Party and not affiliated with, employed by or otherwise a Representative of the Seller or its Subsidiaries, on the other hand: (i) the Holding Companies and the Company Subsidiaries may assert the attorney-client privilege to prevent disclosure of their communications with the Seller Counsel to such third party; and (ii) the Seller shall not, and shall cause its Affiliates not to, waive its privilege retained hereunder in connection with such dispute with such third-party without the prior written consent of the Purchaser.

Section 12.15 No Presumption. The Parties agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a Party or Parties on the grounds that the Party or Parties drafted or was more responsible for drafting the provisions.

Section 12.16 Interpretation.

(a)            The table of contents, articles, titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Exhibits to this Agreement. The Seller Disclosure Letter and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein if and where such Seller Disclosure Letter and Exhibits are referenced herein. Any capitalized terms used in the Seller Disclosure Letter, any Exhibit or any Ancillary Agreement but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires. Notwithstanding any other provision in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control (unless the Ancillary Agreement expressly provides otherwise).

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(b)            For purposes of this Agreement: (i) “include”, “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof”, “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “dollars” and “$” shall mean United States Dollars; (v) [RESERVED]; (vi) the singular includes the plural and vice versa; (vii) reference to a gender includes any other gender; (viii) “any” shall mean “any and all”; (xi) “or” is used in the inclusive sense of “and/or”; (x) reference to any Contract (including this Agreement) or other agreement, document or instrument means such Contract, agreement, document or instrument as amended, supplemented, modified and in effect from time to time in accordance with its terms; (xi) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (xii) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided that nothing contained in this Section 12.16, is intended to authorize any assignment or transfer not otherwise permitted by Section 12.07; (xiii) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xiv) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and (xv) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of the date of the execution and delivery of this Agreement”.

(c)            Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement.

(d)            References to any document or information having been “made available” by the Seller to the Purchaser shall include the Seller or its Representatives having posted such document or information to the VDR prior to 4:00 P.M. ET on the date of this Agreement.

(e)            Each Section of the Seller Disclosure Letter qualifies, and constitutes disclosure for purposes of, (i) the correspondingly numbered Section of this Agreement; and (ii) with respect to each Section of the Seller Disclosure Letter that corresponds to a Section of Article III or Article IV, to the other Sections of Article III or Article IV to the extent it is reasonably apparent upon reading the disclosure contained in such Section of the Seller Disclosure Letter that such disclosure is applicable, relevant or responsive to such other Sections of Article III or Article IV.

(f)            The inclusion of any information, matter or document disclosed or referenced in, or attached to, the Seller Disclosure Letter shall not (A) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality; (B) be deemed or interpreted to expand the scope of the Seller’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein; or (C) constitute, or be deemed to constitute, an admission of Liability to a third-party regarding such matter.

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Section 12.17 Releases. From and after the Closing, (a) the Purchaser, on behalf of itself and its Affiliates (including, for clarity, the Holding Companies and the Company Subsidiaries from and after the Closing) (each, a “Releasing Purchaser Person”), hereby releases and forever discharges the Seller and each of its Affiliates, successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, directors, officers, employees, incorporators, managers, members, trustees or general or limited partners (in each case, solely in their capacities as such) (each, a “Released Seller Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Seller Person, that any Releasing Purchaser Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing in respect of matters relating to the Holding Companies, the Company Subsidiaries or the Business, and (b) the Seller, on behalf of itself and its Affiliates (each, a “Releasing Seller Person”), hereby releases and forever discharges the Purchaser and each of its Affiliates (including, for clarity, the Holding Companies and the Company Subsidiaries from and after the Closing), successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, directors, officers, employees, incorporators, managers, members, trustees or general or limited partners (in each case, solely in their capacities as such) (each, a “Released Purchaser Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Purchaser Person, that any Releasing Seller Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing in respect of matters relating to the Holding Companies, the Company Subsidiaries or the Business; except that neither clause (a) nor clause (b) of this Section 12.17 applies to or shall constitute a release of (i) any rights or obligations arising under this Agreement, any Ancillary Agreement or any certificate or other instrument delivered by or on behalf of either Party pursuant to this Agreement, (ii) in the case of clause (a) only, claims against any director, officer, employee, manager or member of any of the Holding Companies or Company Subsidiaries in their capacity as such (other than those individuals set forth on Section 12.17-1 of the Seller Disclosure Letter, for which the exception in this (ii) shall not apply), (iii) any under Contracts set forth on Section 12.17-2 of the Seller Disclosure Letter or (iv) claims for Fraud.

[SIGNATURE PAGE FOLLOWS]

104

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

PURCHASER:

MILACRON LLC
By:	K-TRON INVESTMENT CO.
Title:	Managing Member

By:	/s/ Kimberly K. Ryan
Name:	Kimberly K. Ryan
Title:	President

SELLER:

SCHENCK PROCESS HOLDING GMBH

By:	/s/ Keith Cochrane
Name:	Keith Cochrane
Title:	Managing Director

[Share Purchase Agreement Signature Page]

The following list identifies contents of schedules and similar attachments omitted from Exhibit 2.1 to this Current Report on Form 8-K pursuant to Item 601(a)(5) of Regulation S-K, other than those schedules and similar attachments as to which such information is otherwise included within such Exhibit 2.1 in a manner that conveys the subject matter thereof (capitalized terms in this list have the respective meanings ascribed to them in the Securities Purchase Agreement, as defined in Item 1.01 of this Current Report on Form 8-K):

Schedules 1.01(a), (b), (c), (d), (e) and (f) of the Seller Disclosure Letter	Certain Defined Terms
Schedule 2.03(d) of the Seller Disclosure Letter	Estimated Purchase Price and Estimated Closing Statement
Schedule 2.07(a)(v) of the Seller Disclosure Letter	Actions and Deliveries at the Closing
Schedule 2.08(b) of the Seller Disclosure Letter	Settlement of Intra-Group Balances
Schedule 3.03 of the Seller Disclosure Letter	No Conflicts; Consents and Approvals
Schedule 3.04 of the Seller Disclosure Letter	Title; Ownership of the Purchased Shares
Schedule 3.07 of the Seller Disclosure Letter	Unpaid Distributions, Dividends and Liabilities
Schedule 4.02(b) of the Seller Disclosure Letter	Capitalization; Subsidiaries
Schedules 4.03(a), (b), (c), (d), (e) of the Seller Disclosure Letter	Financial Information; No Undisclosed Liabilities
Schedule 4.04 of the Seller Disclosure Letter	Absence of Certain Changes or Events
Schedule 4.05 of the Seller Disclosure Letter	Absence of Actions
Schedules 4.06(b), (c), (d), (e), (f) and (j) of the Seller Disclosure Letter	Compliance with Laws; Certain Business Practices
Schedule 4.08 of the Seller Disclosure Letter	Title, Sufficiency and Condition of Assets; Excluded Liabilities
Schedules 4.09(a), (b) and (c) of the Seller Disclosure Letter	Real Property
Schedules 4.10(a), (c), (d) and (e) of the Seller Disclosure Letter	Employment Matters
Schedules 4.11(a), (b), (d), (e), (f) and (k) of the Seller Disclosure Letter	Employee Benefits
Schedule 4.12(a) of the Seller Disclosure Letter	Material Contracts
Schedules 4.13(a), (e) and (i) of the Seller Disclosure Letter	Intellectual Property and Information Technology
Schedule 4.14 of the Seller Disclosure Letter	Taxes
Schedule 4.15 of the Seller Disclosure Letter	Affiliate Transactions
Schedule 4.16 of the Seller Disclosure Letter	Privacy and Security
Schedule 4.18 of the Seller Disclosure Letter	Customer Relationships
Schedule 4.19 of the Seller Disclosure Letter	Supplier Relationships
Schedule 4.20 of the Seller Disclosure Letter	Accounts Receivable; Accounts Payable
Schedule 4.22 of the Seller Disclosure Letter	Insurance Policies
Schedule 6.01(b) of the Seller Disclosure Letter	Conduct of Business Prior to the Closing
Schedule 6.06 of the Seller Disclosure Letter	Seller Credit Support
Schedule 6.18 of the Seller Disclosure Letter	Preparation of Company Financial Statements
Schedule 7.03 of the Seller Disclosure Letter	Comparability
Schedule 7.07 of the Seller Disclosure Letter	Cash Incentives and Other Assumed Liabilities
Schedule 9.01(c) of the Seller Disclosure Letter	Conditions to Obligations of the Seller
Schedule 12.17 of the Seller Disclosure Letter	Releases